Exhibit 1

ASX Release 04 November 2024 Pillar 3 Report as at 30 September 2024 Westpac Banking Corporation (“Westpac”) today provides the attached Pillar 3 Report (September 2024). For further information: Hayden Cooper Justin McCarthy Group Head of Media Relations General Manager, Investor Relations 0402 393 619 0422 800 321 This document has been authorised for release by Tim Hartin, Company Secretary. Level 18, 275 Kent Street Sydney, NSW, 2000

PILLAR 3 REPORT SEPTEMBER 2024 INCORPORATING THE REQUIREMENTS OF APS330 WESTPAC BANKING CORPORATION ABN 33 007 457 141

Acknowledgement of Indigenous Peoples Westpac acknowledges the First Peoples of Australia. We recognise their ongoing role as Traditional Owners of the land and waters of this country and pay our respects to Elders, past and present. We extend our respect to Westpac’s Aboriginal and Torres Strait Islander employees, partners, and stakeholders, and to the Indigenous Peoples in the other locations where we operate. In Aotearoa (New Zealand) we also acknowledge tāngata whenua and the unique relationship that Indigenous Peoples share with all New Zealanders under Te Tiriti o Waitangi. 2 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT Structure of Pillar 3 Report PILLAR 3 REPORT 3 Executive Summary 4 Introduction 7 Risk Appetite and Risk Types 8 Controlling and Managing Risk 9 Group Structure 14 Capital Overview 16 Leverage Ratio 20 Credit Risk Management 21 Credit Risk Exposure 31 Credit Risk Mitigation 59 Counterparty Credit Risk 61 Securitisation 64 Market Risk 74 Interest Rate Risk in the Bank Book (IRRBB) 79 Operational Risk 81 Equity Risk 83 Funding and Liquidity Risk Management 84 Liquidity Coverage Ratio 85 Net Stable Funding Ratio 86 Remuneration 88 APPENDICES 94 Appendix I – Regulatory capital reconciliation 95 Appendix II – Entities included in regulatory Consolidation 102 Appendix III – Level 3 entities’ assets and liabilities 104 Appendix IV – Regulatory expected loss 105 Appendix V – APS 330 quantitative requirements 106 Appendix VI – Exchange rates 109 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS 110 GLOSSARY 112 In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise). In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars. References to ‘US$’, ‘USD’ or ‘US dollars’ are to United States dollars, references to ‘NZ$’, ‘NZD’ or ‘NZ dollars’ are to New Zealand dollars, references to 'GBP' are to British Pound Sterling and references to 'EUR' are to European Euro. Refer to Appendix VI for information regarding the rates of exchange between the Australian dollar and other currencies applied by the Group as part of its operating activities as at 30 September 2024, 31 March 2024 and 30 September 2023. Any discrepancies between totals and sums of components in tables contained in this report are due to rounding. In this report, unless otherwise stated, disclosures reflect the Australian Prudential Regulation Authority’s (APRA) implementation of Basel III. Information contained in or accessible through the websites mentioned in this report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report. Information on those websites owned by Westpac is current as at the date of this report. Except as required by law, we assume no obligation to revise or update those websites after the date of this report. We are not in a position to verify information on websites owned and/or operated by third parties. Westpac Banking Corporation ABN 33 007 457 141

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 3 PILLAR 3 REPORT EXECUTIVE SUMMARY INTRODUCTION RISK APPETITE AND RISK TYPES CONTROLLING AND MANAGING RISK GROUP STRUCTURE CAPITAL OVERVIEW LEVERAGE RATIO CREDIT RISK MANAGEMENT CREDIT RISK EXPOSURE CREDIT RISK MITIGATION COUNTERPARTY CREDIT RISK SECURITISATION MARKET RISK INTEREST RATE RISK IN THE BANK BOOK (IRRBB) OPERATIONAL RISK EQUITY RISK FUNDING AND LIQUIDITY RISK MANAGEMENT LIQUIDITY COVERAGE RATIO NET STABLE FUNDING RATIO REMUNERATION

4 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

EXECUTIVE SUMMARY

Key capital ratios

	30 September 2024	31 March 2024	30 September 2023
Level 2 regulatory capital structure			
Common equity Tier 1 (CET1) capital after deductions ($m)	54,648	55,764	55,885
Risk weighted assets (RWA) ($m)	437,430	444,417	451,418
CET1 capital ratio	**12.49%**	**12.55%**	**12.38%**
Additional Tier 1 capital ratio	2.33%	2.46%	2.21%
Tier 1 capital ratio	**14.82%**	**15.01%**	**14.59%**
Tier 2 capital ratio	6.56%	6.42%	5.86%
Total regulatory capital ratio	**21.38%**	**21.43%**	**20.45%**
APRA leverage ratio	**5.30%**	**5.49%**	**5.50%**
Level 1 regulatory capital structure			
CET1 capital after deductions ($m)	50,454	51,999	52,273
Risk weighted assets ($m)	397,719	406,397	414,293
Level 1 CET1 capital ratio	12.69%	12.80%	12.62%

CET1 CAPITAL RATIO MOVEMENT FOR SECOND HALF 2024


12.55%
83bps
(60bps)
19bps
(12bps)
(2bps)
(34bps)
12.49%
Mar-24
Net profit
Ordinary dividend
RWA movement
Capital deductions and other items
FX translation impacts
Capital return
Sep-24

The Level 2 CET1 capital ratio was 12.49% at 30 September 2024, 6 basis points lower than 31 March 2024. Key movements included:

- Second Half 2024 net profit: 83 basis points increase;
- Payment of the 2024 interim ordinary dividend: 60 basis points reduction;
- RWA movement: 19 basis points increase due to non-credit RWA decrease of 38 basis points partly offset by credit RWA increase of 19 basis points;
- Capital deductions and other items: 12 basis points decrease mainly due to other reserve movements and a higher deduction for deferred tax assets;
- Foreign currency translation impacts: 2 basis points reduction mainly from the appreciation of the A$ against the US$; and
- Capital return: 34 basis points reduction comprising a $0.5 billion special dividend and approximately $1.0 billion of on market share buybacks.

The Level 1 CET1 capital ratio was 12.69% at 30 September 2024, 11 basis points lower than 31 March 2024 with movements in line with Level 2.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 5

Risk Weighted Assets (RWA)

$m	30 September 2024	31 March 2024	30 September 2023
Risk weighted assets at Level 2			
Credit risk	345,964	339,741	339,758
Market risk	9,555	11,251	11,538
Operational risk	48,196	54,934	55,175
Interest rate risk in the banking book (IRRBB)	27,955	33,599	40,138
Other	5,760	4,892	4,809
Total RWA	**437,430**	**444,417**	**451,418**
Total Exposure at Default	**1,182,086**	**1,177,971**	**1,173,867**

Total RWA decreased by 1.6% to $437.4 billion over the half largely due to the decrease in non-credit RWA.

Credit RWA increased by 1.8% or $6.2 billion. Key movements included:

- A $4.8 billion increase from higher lending primarily in Large Corporate, Property Finance and Business Lending;
- A $5.1 billion increase due to deterioration in credit metrics mainly from an increase in delinquencies in Residential Mortgages and New Zealand exposures;
- A $3.2 billion decrease from data refinements mainly related to Residential Mortgages, Large Corporate and Corporate exposures; and
- A $0.5 billion decrease from foreign currency translation impacts, predominantly the appreciation of the A$ against the US$.

Non-credit RWA were $13.2 billion lower. Key movements included:

- IRRBB RWA: $5.6 billion decrease mainly due to:
  - A decrease of $8.8 billion due to lower interest rates and a revised IRRBB model, resulting in an embedded gain of $1.3 billion for 30 September 2024 compared to a $7.5 billion loss in 31 March 2024; and
  - A $3.2 billion increase in repricing and yield curve, basis and optionality risk in line with underlying banking book positions.
- Operational RWA: $6.7 billion decrease mainly driven by a reduction in the APRA capital overlay; and
- Market RWA: $1.7 billion decrease due to reduced market volatility in the one-year historical VaR window as market events rolled out of the observation period, a decrease in Stressed Value at Risk (SVaR) from lower market risk exposures and a reduction in the Risks not in VaR (RNIV) add-on.

6 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT EXECUTIVE SUMMARY Exposure at Default Exposure at Default (EAD) increased by $4.1 billion over the half. Key movements included: • A $21.6 billion increase from higher lending, mainly in Residential Mortgages, Large Corporate and Property Finance; • A $16.1 billion decrease in Sovereign exposures, mainly driven by a reduction in funds placed with central banks as Term Funding Facility (TFF) drawdowns matured, partly offset by higher government bond holdings; and • A $2.3 billion decrease from foreign currency translation impacts, predominantly the appreciation of the A$ against the US$. Additional Tier 1 (AT1) and Tier 2 capital movement for Second Half 2024 During the half, Westpac redeemed $0.6 billion of Additional Tier 1 capital instruments. The impact of these transactions was a decrease in the Tier 1 capital ratio of approximately 14 basis points. There were no Tier 1 capital instruments issued. Westpac issued $2.75 billion of Tier 2 capital instruments and redeemed $1.35 billion over the half. The net impact of these transactions was an increase in the total regulatory capital ratio of approximately 32 basis points. Domestic systemically important banks (D-SIBs), including Westpac, have a total capital requirement of 18.25% from 1 January 2026. Westpac's total regulatory capital ratio was 21.38% at 30 September 2024. Leverage ratio The leverage ratio represents the amount of Tier 1 capital relative to exposure1 .. At 30 September 2024, the leverage ratio was 5.30%, down 19 basis point from 31 March 2024, and above APRA's regulatory minimum requirement of 3.5%. The decrease in the leverage ratio is mainly due to lower Tier 1 regulatory capital as a result of the on market share buybacks completed during the year. Liquidity Coverage Ratio (LCR) Westpac’s average LCR for the quarter ended 30 September 2024 was 133% (30 June 2024: 130%), well above the regulatory minimum of 100%. The increase in the ratio was mainly due to lower average Net Cash Outflows (NCO). Net Stable Funding Ratio (NSFR) Westpac had an NSFR of 112% as of 30 September 2024 (30 June 2024: 113%) and continues to be above the regulatory minimum of 100%. The slight decrease in the ratio was mainly due to an increase in required stable funding. 1. As defined under Attachment D of APS 110: Capital Adequacy.

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 7 INTRODUCTION Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by APRA. APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Standardised Measurement Approach (SMA) for operational risk. In accordance with APS 330 Public Disclosure, financial institutions that have received the Advanced IRB accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly. This report describes Westpac’s risk management practices and presents the prudential assessment of Westpac’s capital adequacy as at 30 September 2024. In addition to this report, the regulatory disclosures section of the Westpac website1 contains the reporting requirements for: • Capital instruments under Attachment B of APS 330; and • The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS 330 (disclosed annually). Capital instruments disclosures are updated when: • A new capital instrument is issued that will form part of regulatory capital; or • A capital instrument is redeemed, converted into CET1 capital, written off, or its terms and conditions are changed. 1. http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

8 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT RISK APPETITE AND RISK TYPES Westpac’s appetite for risk is informed by our strategic objectives and business plans, regulatory rules and ratios, and the potential for adverse outcomes that may result in material impacts on our customers, our people, our reputation, our regulatory relationships and/or our financial position including the potential for capital and liquidity ratios to fall below target levels in stressed scenarios. Westpac distinguishes between different types of risk and takes an integrated approach toward identifying, assessing, and managing risks. The Risk Management Framework, which includes the Risk Management Strategy and Board Risk Appetite Statement, together with monitoring and controls are key to identifying and managing risk. Overview of key risk types: • risk culture – the risk that our culture does not promote and reinforce behavioural expectations and structures to identify, understand, discuss and act on risks; • strategic risk – the risk that Westpac makes inappropriate strategic choices, does not implement its strategies successfully, or does not respond effectively to changes in the environment; • capital adequacy risk – the risk that Westpac has an inadequate level or composition of capital to support its normal business activities and to meet its regulatory capital requirements under both normal or stressed operating environments; • funding and liquidity risk – the risk that Westpac cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support its assets; • credit risk – the risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac; • market risk – the risk of an adverse impact on Westpac’s financial performance or financial position resulting from changes in market factors, such as foreign exchange rates, commodity prices, equity prices, credit spreads and interest rates. This includes interest rate risk in the banking book, which is the risk of loss in earnings or economic value in the banking book as a consequence of movements in interest rates; • operational risk – the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events; • cyber risk – the risk that Westpac or its third parties’ data or technology are inappropriately accessed, manipulated, or damaged from cyber threats or vulnerabilities; • compliance and conduct risk – the risk of failing to abide by compliance obligations required of us or otherwise failing to have behaviours and practices that deliver suitable, fair, and clear outcomes for our customers and that support market integrity; • reputational and sustainability risk − the risk of failing to recognise or address environmental, social or governance issues and the risk that an action, inaction, transaction, investment, or event will reduce trust in Westpac’s integrity and competence by clients, counterparties, investors, regulators, employees, or the public; and • financial crime risk – the risk that Westpac fails to prevent financial crime and comply with applicable global financial crime regulatory obligations. We have put in place a risk management framework that seeks to: • achieve Westpac’s purpose of creating better futures together; • deliver fair outcomes for our customers and counterparties that support market integrity; • protect Westpac’s depositors and investors by maintaining a balance sheet with sound credit quality and buffers over regulatory minimums; • manage risk within risk appetite; • make Westpac resilient to operational risks and disruptions, and manage the risks arising from service providers; • ensure appropriate reward for risk we take aligned to our purpose, values and behaviours; and • meet our regulatory and statutory obligations. The Board Risk Appetite Statement, Risk Management Framework, and Risk Management Strategy are reviewed annually by the Board Risk Committee. This review includes consideration of whether the framework continues to be sound, and that Westpac is operating with due regard to risk appetite. The Board Risk Appetite Statement, Risk Management Framework, and Risk Management Strategy were approved by the Board during the 12 months to 30 September 2024.

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 9 CONTROLLING AND MANAGING RISK Roles and responsibilities We have adopted and continue to embed a Three Lines of Defence model which is designed to enable all our people to understand their own role and responsibilities in the active management of risk. First Line First Line under the Three Lines of Defence Model refers to all Divisions and Functions excluding the Risk and Audit functions. The First Line proactively identifies, evaluates, owns, monitors, manages and controls the existing and emerging risks in their business. It manages business activities within approved risk appetite and policies. In managing its risk, the First Line establishes and maintains appropriate governance structures, controls, resources and self-assessment processes, including issue identification, recording and escalation procedures. Second Line Second Line under the Three Lines of Defence Model refers to the Risk Function. It is an independent function that develops risk management frameworks, defines guardrails, provides objective review and challenge regarding the effectiveness of risk management within the First Line business, and executes specific risk management activities where functional independence and/or specific risk capability is required. Its approach is risk-based and proportionate to First Line activities. Third Line Group Audit is the Third Line assurance function that provides the Board and Senior Executive with independent and objective evaluation of the adequacy and effectiveness of the Group’s governance, risk management and internal controls. Risk management governance structure as at 30 September 2024 Board • approves the overall risk management framework for managing financial and non-financial risks, as well as Westpac’s Risk Management Framework, Risk Management Strategy and Board Risk Appetite Statement, and monitors the effectiveness of risk management by Westpac; • forms a view of Westpac’s risk culture and oversees the identification of, and steps taken to address, any changes to risk culture; • approves the Internal Capital Adequacy Assessment Process (ICAAP), including reviewing Group stress testing scenarios/outcomes, and approves recovery and exit plans and resolution plans; and • makes its annual declaration to APRA on risk management in accordance with APRA prudential standard CPS 220 Risk Management.

10 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT CONTROLLING AND MANAGING RISK Risk management governance structure as at 30 September 2024 Board Risk Committee (BRiskC) From the perspective of specific types of risk, the BRiskC’s role includes reviewing and approving risk management frameworks and material supporting policies and limits as required, and in addition: • credit risk – reviewing and approving Westpac’s Credit Risk Management Strategy and Credit Risk Appetite Statement, noting credit provisioning levels, and monitoring the risk profile, performance, and management of our credit portfolio; • funding and liquidity risk – reviewing and approving Westpac’s annual funding strategy and liquidity targets and limits, reviewing and recommending recovery and exit plans and resolution plans to the Board for approval, and monitoring the liquidity position and requirements; • capital adequacy risk – reviewing and recommending the ICAAP to the Board for approval including target capital ranges (where appropriate) and reviewing and monitoring capital levels for consistency with the Board Risk Appetite Statement; • market risk – reviewing Westpac’s trading and non-trading market risk profiles and their respective exposure against limits; • non-financial risks, including operational risk, compliance and conduct risk, cyber risk, financial crime risk, and reputational and sustainability risk, and monitoring the performance of risk class management and controls; and • risk culture – forming a view on Westpac’s risk culture and the extent to which it supports our ability to operate consistently within Westpac’s Risk Management Framework and Board Risk Appetite Statement, and overseeing the identification of, and steps taken to address, any desirable changes to risk culture. The Board Risk Committee also: • reviews the Westpac Group stress testing results, monitors management response and, together with the Board provides recommendations for future scenarios; • provides relevant periodic assurances and reports (as appropriate) to the Board Audit Committee; • refers or recommends to the Board and any other Board Committees (as appropriate) any matters that have come to the attention of the Board Risk Committee that are relevant for the Board or the respective Board Committee; and • in its capacity as the Westpac Group’s US Risk Committee, oversees the key risks, risk management framework and policies of Westpac’s US operations. Assists the Board to: • consider and approve Westpac’s overall risk management framework for managing financial and non-financial risks; • oversee risk culture across Westpac; • oversee Westpac’s risk profile and set risk appetite for material risks; • review and approve the Westpac Group Risk Management Framework, Risk Management Strategy and Board Risk Appetite Statement; • make its annual declaration to APRA on risk management under APRA prudential standard CPS 220 Risk Management; and • oversee compliance risk management within Westpac. The Committee is also responsible for: • reviewing and monitoring Westpac’s risk profile and controls for consistency with the Board Risk Appetite Statement; • reviewing and recommending recovery and exit plans and resolution plans to the Board for approval; • reviewing and approving the limits and conditions that apply to the delegated credit risk approval authorities; • monitoring changes anticipated for the economic and business environment including consideration of emerging risks and other factors considered relevant to risk profile and risk appetite; • reviewing and where appropriate approving risks beyond the approval discretion provided to management; and • overseeing material legal and regulatory change relevant to Westpac and the management of material litigation and regulatory investigations and associated remediation activities.

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 11 Risk management governance structure as at 30 September 2024 Board Committees with a Risk Focus Board Audit Committee (BAC) Assists the Board by overseeing the: • integrity of financial statements and financial reporting systems of Westpac and its related bodies corporate; • external audit engagement, including the external auditor’s qualifications, performance, independence and fees; • performance of the internal audit function; and • integrity of the Group’s corporate reporting including Westpac’s financial reporting and compliance with prudential regulatory reporting and professional accounting requirements. Board Remuneration Committee (BRemC) • the Board Remuneration Committee assists the Board to discharge its responsibility by overseeing the design, operation and monitoring of the remuneration framework. • the Board Remuneration Committee seeks feedback from and considers matters raised by other Board Committees (as appropriate) with respect to remuneration outcomes, adjustments to remuneration in light of relevant matters and alignment of remuneration with the risk management framework. • cross membership of the Board Remuneration Committee and the Board Risk Committee also supports alignment between risk management and remuneration. • independent input is received from the Chief Risk Officer on risk, compliance and conduct matters that may need to be considered in remuneration outcomes. Executive Team Westpac Executive Team • executes the Board-approved strategy; • delivers Westpac’s various strategic and performance goals within the approved risk appetite; and • endorse climate change and human rights position statements for approval by the Board. All other position statements on sustainability issues are approved by the CEO. Executive risk committees Westpac Group Executive Risk Committee (RISKCO) • informs the CEO, Chief Risk Officer and other accountable individuals in making risk-related decisions in respect of the Group; • informs attendees in making material decisions in their area of responsibility, with due consideration of Westpac’s risk profile and risk culture; • reviews and provides input on Westpac’s Risk Management Framework and Risk Management Strategy for approval by the Board; • oversees the implementation and performance of the Risk Management Framework and the Risk Management Strategy as well as required controls and actions; • reviews and provides input on risk management frameworks and material supporting policies, as required; • reviews and discusses the measures and thresholds in the Board Risk Appetite Statement for approval by the Board, and monitors Westpac’s risk profile against its risk appetite measures and thresholds; • monitors the Group’s risk culture, its alignment to risk appetite and related actions; • reviews and notes emerging risks and oversees the adequacy of Westpac’s response; and • reviews and discusses annual stress testing scenarios and outcomes, the ICAAP and the Group's Recovery and Exit Plan. Westpac Group Asset & Liability Committee (ALCO) • oversees the balance sheet risk profile, including funding and liquidity risk, capital adequacy risk and interest rate risk in the banking book; • reviews the level and quality of capital, liquidity and funding to ensure that it is commensurate with Westpac’s risk profile, business strategy and risk appetite; • facilitates the optimisation of funding allocation across Westpac; • oversees the Liquidity Risk Management Framework, Capital Adequacy Risk Management Framework and key supporting policies; and • identifies emerging funding, liquidity, and interest rate risk in the banking book risks and oversees actions to respond as appropriate.

12 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT CONTROLLING AND MANAGING RISK Risk management governance structure as at 30 September 2024 Executive risk committees (continued) Westpac Group Credit Risk Committee (CREDCO) • reviews and provides input on the Credit Risk Management Framework, Credit Risk Management Strategy, Credit Risk Appetite Statement, and key supporting policies and limits; • oversees Westpac’s credit risk profile against the Board Risk Appetite Statement and thresholds and reviews and monitors Westpac’s credit risks that are outside of risk appetite or approaching tolerance limits and monitors remediation plans and actions; • reviews reporting from the Climate Change Credit Risk Committee on the potential impact on credit exposures from climate-related transition and physical risks; and • analyses emerging credit risks and implications of changes in the regulatory and external environment on the Group credit risk exposures, and reviews business activity with material credit risk-related impacts. Westpac Group Market Risk Committee (MARCO) • reviews and provides input on the Market Risk Management Framework and key market risk management policies; • reviews and provides input on policies and limits for managing traded and non-traded market risk; and • monitors Westpac’s market risk profile, appetite and exposures. Westpac Group Operational Risk, Compliance and Resilience Committee • reviews and provides input on the Operational Risk Management Framework, the Cyber Risk Management Framework and the Compliance and Conduct Risk Management Framework, and key supporting policies; • oversees Westpac’s operational risk, cyber risk, and compliance and conduct risk profiles; • analyses emerging operational, cyber, compliance and conduct risks; • reviews the Group-wide operational risk scenarios for exposure to high-severity loss events; and • reviews and monitors the Group's artificial intelligence risks. Westpac Group Remuneration Oversight Committee • supports the BRemC and the Board in fulfilling their responsibility to oversee the design, operation and monitoring of the remuneration framework. Model Risk Committee • oversees the operational effectiveness of the Group Model Risk Policy and key supporting artefacts; • monitors the model risk profile and material model risk exposures, taking into account the regulatory and external environment; • oversees approvals for significant changes to Westpac’s material models; and • oversees material model risk matters raised by associated committees. Stress Testing Committee • reviews and provides input on the Westpac Group Stress Testing Policy, stress testing results and mitigating actions; • reviews and monitors the effectiveness of Westpac’s Group stress-testing framework; and • oversees the generation and selection of Group stress testing scenarios, with reference to emerging risks. Westpac Group Financial Crime Risk Committee • reviews and provides input on Westpac’s Financial Crime risk appetite measures for inclusion in the Board Risk Appetite Statement; • reviews and provides input on the Financial Crime Risk Management Framework, key supporting policies, programs and standards; • reviews regular reporting on Westpac’s aggregate Financial Crime risk exposures, regulatory matters and measures; and • analyses emerging financial crime risks developments and implications of changes in the regulatory and external environment.

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 13 Risk management governance structure as at 30 September 2024 Risk Function Risk Function • promotes a strong risk culture and the ‘Voice of Risk’ across the Three Lines of Defence; • owns the design and content of the Risk Management Framework; • defines the structure and coverage of risk appetite; • defines the annual Risk Management Strategy to execute the Risk Management Framework ensuring that the management of risks is in alignment with risk appetite and business strategy; • establishes risk policies, procedures and limits; • measures and reports on risk levels; and • provides oversight of and direction on the management of risks, including Compliance and Conduct and Financial Crime risks. Independent internal review Group Audit • provides the Board, relevant Board Committees and Senior Executive with independent and objective evaluation of the Group’s governance, risk management and internal controls. Divisional business units and functions Business units and functions • responsible for identifying, evaluating, owning, monitoring, managing and controlling the existing and emerging risks in their business, and managing business activities within approved risk appetite and policies; and • establish and maintain appropriate governance structures, controls, resources and self-assessment processes, including issue identification, recording and escalation procedures.

14 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT GROUP STRUCTURE APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels: • Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy; • Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and • Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities. Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2 .. Refer to Appendix II for a list of entities included in the regulatory consolidation for the purposes of measuring capital adequacy at Level 1 and Level 2. The Westpac Group The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation. Accounting consolidation3 The consolidated financial statements incorporate the assets and liabilities of all entities (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated on consolidation. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases. Group entities excluded from the regulatory consolidation at Level 2 Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities: • insurance; • acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management; • non-financial (commercial) operations; or • special purpose entities to which assets have been transferred in accordance with the requirements of APS 120 Securitisation. Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities. 1. APS 110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI. 2. Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report. 3. Refer to Note 29 of Westpac’s 2024 Annual Report for further details.

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 15 Subsidiary banking entities Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity, is a registered bank incorporated in New Zealand and regulated by, among others, the Reserve Bank of New Zealand (RBNZ) for prudential purposes. WNZL uses both the Advanced IRB and Standardised methodologies for credit risk, and the SMA for operational risk. Other subsidiary banking entities in the Group include Westpac Bank-PNG-Limited and Westpac Europe GMBH. For the purposes of determining Westpac’s capital adequacy, subsidiary banking entities are consolidated at Level 2. Branch operations Westpac is one of Australia's leading providers of banking and selected financial services, operating under multiple brands, and predominantly in Australia and New Zealand, with a small presence in Europe, North America and Asia. Westpac operates through a significant online capability supported by an extensive branch and ATM network, call centres and specialist relationship and product managers. Restrictions and major impediments on the transfer of funds or regulatory capital within the Group Certain subsidiary banking and trustee entities are subject to specific and local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. Dividends and capital are repatriated in line with the Group’s policy subject to subsidiary Board approval and local regulations. Minimum capital (‘thin capitalisation’) rules Tax legislation in most jurisdictions in which the Group operates prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital and/or retained earnings in these entities to comply with these rules. Tax costs associated with repatriation Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated. Intra-group exposure limits Exposures to related entities are managed within the prudential limits prescribed by APRA in APS 222 Associations with Related Entities1 .. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This limit structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk. RBNZ capital review2 The RBNZ capital adequacy framework became effective from 1 July 2022. The reforms commenced being phased in from 1 October 2021, with changes yet to be fully implemented including: • WNZL Tier 1 capital requirement will increase to 16% of RWA by 1 July 2028, of which 13.5% must be CET1 and up to 2.5% may be AT1; • WNZL’s total capital requirement will increase to 18% of RWA by 1 July 2028, of which up to 2% can be Tier 2 capital; and • Eligible Tier 1 capital will comprise common equity and redeemable perpetual preference shares. Existing AT1 capital instruments will be phased out by 1 July 2028. 1. For the purposes of APS 222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis. 2. WNZL’s references to CET1, AT1 and other capital measures may not align with the Australian definition in the Glossary as they are subject to RBNZ’s requirements.

16 **WESTPAC GROUP** SEPTEMBER 2024 PILLAR 3 REPORT

CAPITAL OVERVIEW

Capital structure

This table shows Westpac's capital resources on a Level 2 basis under APS 111 Capital Adequacy: Measurement of Capital.

$m	30 September 2024	31 March 2024	30 September 2023
Tier 1 capital			
CET1 capital			
Paid up ordinary capital	37,958	38,944	39,826
Treasury shares	(815)	(815)	(759)
Equity based remuneration	2,028	1,994	1,929
Foreign currency translation reserve	(471)	(332)	(171)
Accumulated other comprehensive income	(617)	(238)	(221)
Non-controlling interests - other	8	38	44
Retained earnings	32,773	32,179	31,436
Less retained earnings in life and general insurance, funds management and securitisation entities	(357)	(399)	(369)
Deferred fees	350	305	334
Total CET1 capital	**70,857**	**71,676**	**72,049**
Deductions from CET1 capital			
Goodwill (excluding funds management entities)	(7,922)	(7,901)	(7,940)
Deferred tax assets	(2,377)	(2,186)	(2,144)
Goodwill in life and general insurance, funds management and securitisation entities	(149)	(149)	(149)
Capitalised expenditure	(2,349)	(2,333)	(2,375)
Capitalised software	(2,668)	(2,658)	(2,797)
Investments in subsidiaries not consolidated for regulatory purposes	(154)	(136)	(76)
Securitisation	(9)	(16)	(16)
Defined benefit superannuation fund surplus	(215)	(146)	(217)
Equity investments	(235)	(234)	(228)
Regulatory adjustments to fair value positions	(131)	(153)	(222)
Total deductions from CET1 capital	**(16,209)**	**(15,912)**	**(16,164)**
Total CET1 capital after deductions	**54,648**	**55,764**	**55,885**
Additional Tier 1 capital			
Basel III complying instruments	10,225	10,956	10,037
Total Additional Tier 1 capital	**10,225**	**10,956**	**10,037**
Deductions from Additional Tier 1 capital			
Holdings of own and other financial institutions Additional Tier 1 capital instruments	(30)	(26)	(46)
Total deductions from Additional Tier 1 capital	**(30)**	**(26)**	**(46)**
Net Additional Tier 1 regulatory capital	**10,195**	**10,930**	**9,991**
Net Tier 1 regulatory capital	**64,843**	**66,694**	**65,876**
Tier 2 capital			
Basel III complying instruments	28,293	28,067	25,740
Eligible general reserve for credit loss	770	896	1,051
Total Tier 2 capital	**29,063**	**28,963**	**26,791**
Deductions from Tier 2 capital			
Holdings of own and other financial institutions Tier 2 capital instruments	(368)	(410)	(370)
Total deductions from Tier 2 capital	**(368)**	**(410)**	**(370)**
Net Tier 2 regulatory capital	**28,695**	**28,553**	**26,421**
Total regulatory capital	**93,538**	**95,247**	**92,297**

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 17

Capital management strategy

The capital management strategy is reviewed on an ongoing basis, including through an annual Internal Capital Adequacy Assessment Process. Key considerations include:

- Regulatory capital minimums together with the capital conservation buffer and countercyclical capital buffer comprise the Total CET1 Requirement. The Total CET1 Requirement for D-SIBs, including Westpac, is at least 10.25%[1];
- Strategy, business mix and operations and contingency plans;
- Perspectives of external stakeholders including rating agencies as well as equity and debt investors; and
- A stress testing framework that tests our resilience under a range of adverse economic scenarios.

The Board has determined a target CET1 capital operating range of between 11.0% and 11.5%, in normal operating conditions.

Westpac's capital adequacy ratios

%	30 September 2024	31 March 2024	30 September 2023
The Westpac Group at Level 2			
CET1 capital ratio	12.49	12.55	12.38
Additional Tier 1 capital ratio	2.33	2.46	2.21
Tier 1 capital ratio	**14.82**	**15.01**	**14.59**
Tier 2 capital ratio	6.56	6.42	5.86
Total regulatory capital ratio	**21.38**	**21.43**	**20.45**
The Westpac Group at Level 1			
CET1 capital ratio	12.69	12.80	12.62
Additional Tier 1 capital ratio	2.56	2.68	2.42
Tier 1 capital ratio	**15.25**	**15.48**	**15.04**
Tier 2 capital ratio	7.28	7.11	6.44
Total regulatory capital ratio	**22.53**	**22.59**	**21.48**

Westpac New Zealand Limited's capital adequacy ratios

%	30 September 2024	31 March 2024	30 September 2023
Westpac New Zealand Limited			
CET1 capital ratio	11.77	11.37	11.10
Additional Tier 1 capital ratio	2.67	2.14	1.62
Tier 1 capital ratio	**14.44**	**13.51**	**12.72**
Tier 2 capital ratio	1.71	1.72	1.73
Total regulatory capital ratio	**16.15**	**15.23**	**14.45**

Westpac New Zealand capital ratios are reported in accordance with RBNZ requirements.

1. Noting that APRA may apply higher CET1 requirements for an individual ADI.

18 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

CAPITAL OVERVIEW

This table shows risk weighted assets for each risk type included in the regulatory assessment of Westpac's capital adequacy. Westpac's approach to managing each risk type, and more detailed disclosures on the prudential assessment of capital requirements, are presented in the following sections of this report.

$m	IRB Approach[a]	FIRB Approach[b]	Standardised Approach[c]	Total Risk Weighted Assets
30 September 2024				
Credit risk				
Corporate	25,976	-	1,205	27,181
Business Lending	25,033	-	239	25,272
Property Finance	32,196	-	-	32,196
Large Corporate	-	21,035	-	21,035
Sovereign	-	2,047	1,346	3,393
Financial Institutions	-	13,694	82	13,776
Residential Mortgages	116,228	-	15,762	131,990
Australian Credit Cards	3,565	-	-	3,565
Other Retail	3,995	-	400	4,395
Small Business	17,123	-	120	17,243
Specialised Lending	3,695	-	465	4,160
Securitisation	7,821	-	-	7,821
New Zealand	45,803	-	2,339	48,142
Credit valuation adjustment	-	-	5,795	5,795
Total Credit risk	**281,435**	**36,776**	**27,753**	**345,964**
Market risk				9,555
Operational risk				48,196
Interest rate risk in the banking book				27,955
Other[d]				5,760
Total				**437,430**

a. IRB approaches excluding Foundation IRB (FIRB). Refer page 23 for a summary of approach by asset class.

b. Under FIRB, an ADI must provide its own estimates of probability of default (PD) and maturity and rely on supervisory estimates of loss given default (LGD) and EAD.

c. Westpac's standardised risk weighted assets are categorised based on their equivalent IRB categories.

d. Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 19

$m	IRB Approach[a]	FIRB Approach[b]	Standardised Approach[c]	Total Risk Weighted Assets
31 March 2024				
Credit risk				
Corporate	25,269	-	1,230	26,499
Business Lending	23,426	-	229	23,655
Property Finance	30,386	-	-	30,386
Large Corporate	-	20,558	-	20,558
Sovereign	-	1,919	1,604	3,523
Financial Institutions	-	13,088	73	13,161
Residential Mortgages	115,918	-	16,786	132,704
Australian Credit Cards	3,789	-	-	3,789
Other Retail	4,259	-	424	4,683
Small Business	17,378	-	118	17,496
Specialised Lending	3,276	-	457	3,733
Securitisation	7,317	-	-	7,317
New Zealand	44,184	-	2,306	46,490
Credit valuation adjustment	-	-	5,747	5,747
Total Credit risk	**275,202**	**35,565**	**28,974**	**339,741**
Market risk				11,251
Operational risk				54,934
Interest rate risk in the banking book				33,599
Other[d]				4,892
Total				**444,417**
30 September 2023				
Credit risk				
Corporate	24,818	-	656	25,474
Business Lending	23,860	-	223	24,083
Property Finance	30,416	-	-	30,416
Large Corporate	-	20,570	-	20,570
Sovereign	-	2,143	1,805	3,948
Financial Institutions	-	13,457	71	13,528
Residential Mortgages	112,948	-	19,290	132,238
Australian Credit Cards	3,712	-	-	3,712
Other Retail	4,607	-	425	5,032
Small Business	17,040	-	125	17,165
Specialised Lending	3,065	-	466	3,531
Securitisation	7,661	-	-	7,661
New Zealand	44,350	-	2,298	46,648
Credit valuation adjustment	-	-	5,752	5,752
Total Credit risk	**272,477**	**36,170**	**31,111**	**339,758**
Market risk				11,538
Operational risk				55,175
Interest rate risk in the banking book				40,138
Other[d]				4,809
Total				**451,418**

a. IRB approaches excluding Foundation IRB (FIRB). Refer page 23 for a summary of approach by asset class.
b. Under FIRB, an ADI must provide its own estimates of PD and maturity and rely on supervisory estimates of LGD and EAD.
c. Westpac's standardised risk weighted assets are categorised based on their equivalent IRB categories.
d. Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

20 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

LEVERAGE RATIO

Leverage Ratio

The following table summarises Westpac's leverage ratio.

$ billion	30 Sept 2024	30 June 2024	31 Mar 2024	31 Dec 2023
Net Tier 1 Regulatory Capital	64.8	64.9	66.7	65.3
Total Exposures	1,222.9	1,207.1	1,214.9	1,207.4
Leverage ratio	**5.30%**	**5.38%**	**5.49%**	**5.41%**

Leverage ratio disclosure

$m		30 September 2024
On-balance sheet exposures		
1	On-balance sheet items (excluding derivatives and securities financing transactions (SFTs), but including collateral)	1,058,409
2	Asset amounts deducted in determining Tier 1 capital	(16,209)
3	**Total on-balance sheet exposures (excluding derivatives and SFTs) (sum of rows 1 and 2)**	**1,042,200**
Derivative exposures		
4	Replacement cost associated with all derivatives transactions (i.e. net of eligible cash variation margin)	7,036
5	Add-on amounts for potential future credit exposure (PFCE) associated with all derivatives transactions	25,334
6	Gross-up for derivatives collateral provided where deducted from the balance sheet assets pursuant to the Australian Accounting Standards	3,227
7	Deductions of receivables assets for cash variation margin provided in derivatives transactions	(5,343)
8	Exempted central counterparty (CCP) leg of client-cleared trade exposures	-
9	Adjusted effective notional amount of written credit derivatives	4,021
10	Adjusted effective notional offsets and add-on deductions for written credit derivatives	(4,021)
11	**Total derivative exposures (sum of rows 4 to 10)**	**30,254**
SFT exposures		
12	Gross SFT assets (with no recognition of netting), after adjusting for sales accounting transactions	43,954
13	Netted amounts of cash payables and cash receivables of gross SFT assets	-
14	Counterparty credit risk exposure for SFT assets	1,484
15	Agent transaction exposures	-
16	**Total SFT exposures (sum of rows 12 to 15)**	**45,438**
Other off-balance sheet exposures		
17	Off-balance sheet exposure at gross notional amount	217,505
18	Adjustments for conversion to credit equivalent amounts	(112,447)
19	**Other off-balance sheet exposures (sum of rows 17 and 18)**	**105,058**
Capital and total exposures		
20	**Net Tier 1 Regulatory Capital**	**64,843**
21	**Total exposures (sum of rows 3, 11, 16 and 19)**	**1,222,950**
Leverage ratio %		
22	**Leverage ratio**	**5.30%**

Summary comparison of total consolidated assets to leverage ratio exposure measure

$m		30 September 2024
1	Total consolidated assets disclosed in 2024 Annual Financial Report	1,077,544
2	Adjustment for investments in banking, financial, insurance or commercial entities that are consolidated for accounting purposes but outside the scope of regulatory consolidation	(183)
3	Adjustment for assets held on the balance sheet in a fiduciary capacity pursuant to the Australian Accounting Standards but excluded from the leverage ratio exposure measure	-
4	Adjustments for derivative financial instruments	6,145
5	Adjustment for SFTs (i.e. repos and similar secured lending)	27,447
6	Adjustment for off-balance sheet exposures (i.e. conversion to credit equivalent amounts of off-balance sheet exposures)	105,058
7	Other adjustments	6,939
8	**Leverage ratio exposure**	**1,222,950**

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 21 CREDIT RISK MANAGEMENT Credit risk is the risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. Credit Risk Management Framework and policies Westpac maintains a credit risk management framework and supporting policies that clearly define roles and responsibilities, acceptable practices, limits and key controls. The Credit Risk Management Framework describes the principles, methodologies, systems, roles and responsibilities, reports and controls that exist for managing credit risk in Westpac. The Credit Risk Rating System policy describes the credit risk rating system philosophy, design, key features, roles and responsibilities and uses of rating outcomes. Concentration risk policies cover individual counterparties, specific industries (e.g. property) and individual countries. In addition, we have policies covering risk appetite statements, environmental, social and governance risk, credit risks and the delegation of credit approval authorities. At the divisional level, credit policies and standards embed the Group’s framework requirements. Policies and standards cover the origination, evaluation, approval, documentation, settlement and on-going management of credit risks, and sector policies to guide the extension of credit where industry-specific guidelines are considered necessary. Credit approval limits represent the formal delegation of credit approval authority to responsible individuals throughout the organisation. Structure and organisation The Chief Risk Officer is responsible for the effectiveness of overall risk management throughout Westpac, including credit risk. The Group Chief Credit Officer is responsible for the effectiveness of credit risk management, including credit approval decisioning beyond business authority level and appointing our most senior Authorised Credit Officers. Authorised Credit Officers have delegated authority to approve credit risk exposures, including customer risk grades, other credit parameters and their ongoing review. Our largest exposures are approved by our most experienced Authorised Credit Officers. Management is responsible for managing credit risks originated in their business and for managing risk adjusted returns from their business credit portfolios, within the approved risk appetite, risk management framework and policies. Approach Westpac adopts two approaches to managing credit risk depending upon the nature of the customer and the product. Transaction-managed approach For larger customers, Westpac evaluates credit requests by undertaking detailed individual customer and transaction risk analysis (the ‘transaction-managed’ approach). Such customers are assigned a customer risk grade (CRG) representing Westpac’s estimate of their probability of default (PD). Each facility is assigned a loss given default (LGD). The Westpac credit risk rating system has 20 risk grades for non-defaulted customers and 8 risk grades for defaulted customers. Non-defaulted CRGs down to the level of normally acceptable risk (i.e. D grade – see table below) are mapped to Moody’s external senior unsecured ratings. This mapping allows Westpac to integrate the rating agencies’ default history with internal historical data when calculating PDs. The final assignment of CRGs and LGDs is approved by authorised credit approvers with appropriate delegated approval authority. All material credit exposures are also approved by Authorised Credit Officers who are part of Risk management and operate independently of the areas originating the credit risk proposals. Authorised Credit Officer decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority. Separate teams are responsible for maintaining accurate and timely recording of all credit risk approvals and changes to customer and facility data. These teams also operate independently of both the areas originating the credit risk proposals and the credit risk approvers. Appropriate segregation of functions is one of the key requirements of our Credit Risk Management Framework.

22 **WESTPAC GROUP** SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK MANAGEMENT

Alignment of Westpac risk grades

The table below shows the current alignment between Westpac's internal CRGs and the corresponding external rating. Note that only high-level CRG groupings are shown.

Westpac customer risk grade	Moody's Rating	S&P Rating
A	Aaa - Aa3	AAA - AA-
B	A1 - A3	A+ - A-
C	Baa1 - Baa3	BBB+ - BBB-
D	Ba1 - B1	BB+ - B+
	Westpac Rating	
E	Watchlist	
F	Special mention	
G	Substandard/default	
H	Doubtful/default	

For Specialised Lending, Westpac aligns exposures to the appropriate supervisory slot based on an assessment that takes into account borrower strength and security quality, as required by APS 113 Capital Adequacy: Internal Ratings-BasedApproach to Credit Risk (APS 113).

Program-managed approach

High-volume retail customer credit portfolios with homogenous credit risk characteristics are managed on a statistical basis according to pre-determined objective criteria (the 'program-managed' approach). Program-managed exposure includes all consumer and some small business customers. Quantitative scorecards are used to assign application and behavioural scores to enable risk-based decision making within these portfolios. For capital estimation and other purposes, risk-based customer segments are created based upon modelled PD, LGD and, where applicable, exposure at default (EAD)[1]. Accounts are then assigned to respective segments based on customer and account characteristics. Each segment is assigned a quantified measure of its PD, LGD and EAD. For both transaction-managed and program-managed approaches, PD and LGD assignment is regularly monitored and validated against subsequent customer performance and models and credit processes are recalibrated when required. CRGs, PDs and LGDs are reviewed at least annually.

Alignment of Basel categories to Westpac portfolios

APRA's capital framework includes prudential standards for credit risk capital (APS 113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk). In line with the standard, an ADI must categorise banking book exposures into four broad IRB APS 113 asset classes (Corporate, Sovereign, Financial Institutions and Retail) and apply the prescribed treatment for those classes to each credit exposure within them for the purposes of deriving its regulatory capital requirement. APS 113 cascades these asset classes into further sub-asset classes as per below.

APRA's capital framework resulted in changes to previously reported credit asset classes from 1 January 2023. This included changes to credit RWA calculations from advanced Internal rating based approach (AIRB) to a foundation Internal rating based approach (FIRB) for some exposure classes. Under FIRB, an ADI must provide its own estimates of PD and maturity and rely on supervisory estimates of LGD and EAD.

1. Under APS 113 the credit conversion factors used to calculate EAD are prescribed for all portfolios other than revolving retail.

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 23 The below table sets out Westpac credit risk asset classes under APRA’s standards. Credit Asset Classes Asset Class definition Corporate The Corporate asset class covers exposures to corporate counterparties with consolidated annual revenue <$750 million, but greater than or equal to $75 million. Business Lending Business Lending asset class covers exposures to corporate counterparties with consolidated annual revenue <$75 million. Property Finance Property Finance asset class covers Income-producing Real Estate exposures risk-weighted according to the AIRB approach. Property finance represents exposures where repayments depend primarily on the cash flows generated by the asset or other real estate assets owned by the borrower. Large Corporate Large Corporate asset class covers exposures to corporate counterparties with consolidated annual revenue greater than $750 million. Credit RWA is measured under FIRB. Sovereign Sovereign asset class covers exposures to central and sub-national governments, central banks, and development banks or institutions eligible for zero risk weights. Credit RWA is measured under FIRB. Financial Institutions Financial Institutions asset class covers exposures to financial institution counterparties. Financial institutions include, but are not limited to, banks, securities firms, insurance companies and leveraged funds. Credit RWA is measured under FIRB. Residential Mortgages Residential Mortgages asset class covers exposures, to individuals and not for business purposes, fully or partially secured by residential property. Non-standard mortgagesa (as defined in APS 112) receive 100% standardised risk weight (rather than the internally-modelled Retail IRB approach). Australian Credit Cards Australian Credit Cards, otherwise known as Qualifying Revolving Retail, covers exposure to individuals and not for business purposes which are revolving, unsecured and unconditionally cancellable. Other Retail Other retail asset class covers retail exposures which do not meet the criteria of any other retail asset class. Small Business Small Business asset class covers exposures where the total exposures are <$1.5 million, the customer does not hold a complex product and consolidated annual revenues are <$75 million. Exposures are managed as part of a portfolio. Specialised Lending Specialised Lending asset class covers exposures subject to the supervisory slotting approach and includes Project and Object finance. Project finance is defined as exposures where revenues generated by a single project, are both the primary source of repayment and security for the loan. Object finance is defined as lending for the acquisition of equipment where the repayment of the loan is dependent on the cash flows generated by the specific assets that have been financed and pledged or assigned to the lender. Securitisation Securitised portfolios are treated separately under APS 120 Securitisation. New Zealand RBNZ regulated exposures are calculated using RBNZ rules and disclosed separately under a New Zealand class. a. Examples of Non-standard mortgages include long-term interest-only loans, reverse mortgages, loans to self-managed superannuation funds, and other loans that do not meet minimum criteria. Standardised and Securitised portfolios are separately treated under APS 112 Capital Adequacy: Standardised Approach to Credit Risk and APS 120 Securitisation respectively.

24 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK MANAGEMENT

Approach	APS asset class	Types of exposures
Transaction-Managed Portfolios	Corporate Sovereign Financial Institutions	Direct lending Contingent lending Derivative counterparty Asset warehousing Underwriting Secondary market trading Foreign exchange settlement Other intra-day settlement obligations
Program-Managed Portfolios	Residential Mortgages Qualifying revolving retail Other retail Small-and medium-sized enterprise retail	Mortgages Equity access loans Australian credit cards Personal loans Overdrafts Auto and equipment finance Business development loans Business overdrafts Other term products

Internal ratings process for transaction-managed portfolios

The process for assigning and approving individual customer PDs and facility LGDs involves:

- An expert judgement decisioning process is employed to evaluate customer CRG and facility LGD ratings;
- CRG and LGD ratings are recommended under the guidance of criteria set out in established credit policies and, where relevant, with use of internally developed risk grading models;
- Authorised Credit Officers evaluate the recommendations and approve the final CRG and facility LGD ratings. Authorised Credit Officers may override recommendations;
- Under certain circumstances model outcomes are approved by the business, where no adjustment or override has been applied to the input data or model produced result;
- Decisions are subject to hindsight reviews by credit officers to ensure consistency and confirm compliance with approval authority; and
- The approved CRG and LGD ratings are mapped to numerical PD and LGD estimates for use in the regulator capital calculations and internal risk management.

For ongoing exposures to transaction-managed customers, risk grades and facility LGDs are required to be reviewed at least annually, but also whenever material changes occur.

No material deviations from the reference definition of default are permitted.

Internal ratings process for program-managed portfolios

The process for assigning PDs, LGDs and, where applicable, EADs to the program-managed portfolio involves segmenting or categorising the portfolio into a number of pools per product. These pools are created by analysing risk characteristics that have historically predicted that an account is likely to go into default or loss.

No material deviations from the reference definition of default are permitted.

Internal credit risk ratings system

In addition to using the credit risk estimates as the basis for regulatory capital purposes, they are also used for the purposes described below:

Provisions - Credit provisions are held by Westpac to cover expected credit losses in the loan portfolio. Provisions include both individual and collective components, including overlays. Individual provisions are calculated on impaired loans taking into account management's best estimate of the present value of future cashflows.

Collective provisions are established on a portfolio basis using a framework that considers PD, LGD, EAD, total committed exposure, level of arrears, recent past experience and forward looking macro-economic forecasts. This also includes a consideration of overlays.

Risk-adjusted performance measurement - Business performance is measured using allocated capital, which incorporates charges for regulatory capital, including credit capital and capital for other risk types.

Pricing - Westpac prices loans with consideration of the return on the capital allocated to the loan. Returns include interest income and fees after expected credit losses and other costs.

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 25 Credit approval - For transaction-managed facilities, approval authorities are tiered based on the CRG, with lower limits applicable for customers with a higher PD. Program-managed facilities are approved on the basis of application scorecard outcomes and product based approval authorities. Control mechanisms for the credit risk rating system include: • Westpac’s credit risk rating system is reviewed by Risk and presented to BRiskC confirming that the rating criteria and policy are appropriate given the current portfolio, control framework and external conditions; • All models impacting the risk rating process are periodically reviewed by Model Owner in accordance with Westpac’s model risk policies; • Credit risk estimate models (including PD, LGD and EAD levels) are independently assessed annually by Model Risk and outcomes are noted at the Credit Risk Estimate Forum and the Model Risk Committee (a sub-committee of the Group Executive Risk Committee). All credit risk estimate models used for IRB purposes are approved by Head of Model Risk; • Group Audit undertakes an independent annual review of the credit risk rating system in accordance with APS 113; and • CREDCO, RISKCO and BRiskC monitor the risk profile, performance and management of Westpac’s credit portfolio and the development and review of key credit risk policies. Risk reporting A report on Westpac’s credit risk portfolio is provided to CREDCO, RISKCO and BRiskC quarterly. It includes monitoring of performance against risk appetite. Credit risk and asset quality are also reported to the Board, including details of impairment losses, stressed exposures, delinquency trends and key performance metrics.

26 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK MANAGEMENT

Summary credit risk disclosure

As outlined in the summary credit risk table below, regulatory expected loss and specific provision increases this year compared to September 2023 are mainly driven by increases from the defaulted population, which is mostly from mortgages and downgrades of single name exposures.

Actual losses increases are mainly driven by higher direct write offs from credit cards exposures, partly offset by lower write-offs from Individually Assessed Provisions (IAPs).

30 September 2024

$m	Exposure at Default	Risk Weighted Assets	Regulatory Expected Loss[a]	Regulatory expected loss for non-defaulted exposures	Specific Provision for Non-performing Exposures	Actual losses for the 12 months ended
Corporate	43,505	25,976	560	159	168	9
Business Lending	46,884	25,033	640	273	385	19
Property Finance	59,634	32,196	322	180	139	5
Large Corporate	42,937	21,035	113	111	1	-
Sovereign	151,430	2,047	2	2	-	-
Financial Institutions	41,112	13,694	59	30	12	2
Residential Mortgages	547,704	116,228	1,338	840	501	43
Australian Credit Cards	13,382	3,565	152	117	36	138
Other Retail	3,851	3,995	182	126	56	112
Small Business	28,069	17,123	504	329	186	65
Specialised Lending	4,862	3,695	28	28	-	-
Securitisation	39,545	7,821	-	-	-	-
Standardised[b]	25,710	25,414	-	-	103	8
New Zealand	133,461	48,142	586	394	142	29
Total	**1,182,086**	**345,964**	**4,486**	**2,589**	**1,729**	**430**

a. Includes regulatory expected losses for defaulted and non-defaulted exposures.
b. Includes credit valuation adjustment.

31 March 2024

$m	Exposure at Default	Risk Weighted Assets	Regulatory Expected Loss[a]	Regulatory expected loss for non-defaulted exposures	Specific Provision for Non-performing Exposures	Actual losses for the 6 months ended
Corporate	42,936	25,269	547	151	163	14
Business Lending	43,815	23,426	554	240	322	6
Property Finance	55,503	30,386	328	173	153	3
Large Corporate	40,205	20,558	85	85	-	-
Sovereign	168,637	1,919	2	2	-	-
Financial Institutions	38,428	13,088	60	28	17	-
Residential Mortgages	540,189	115,918	1,327	851	479	20
Australian Credit Cards	13,561	3,789	166	128	38	56
Other Retail	4,271	4,259	191	132	59	50
Small Business	28,002	17,378	510	341	183	26
Specialised Lending	4,116	3,276	30	30	-	-
Securitisation	38,009	7,317	-	-	-	-
Standardised[b]	27,411	26,668	-	-	125	2
New Zealand	132,888	46,490	583	374	157	10
Total	**1,177,971**	**339,741**	**4,383**	**2,535**	**1,696**	**187**

a. Includes regulatory expected losses for defaulted and non-defaulted exposures.
b. Includes credit valuation adjustment.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 27

30 September 2023

$m	Exposure at Default	Risk Weighted Assets	Regulatory Expected Loss[a]	Regulatory expected loss for non-defaulted exposures	Specific Provision for Non-performing Exposures	Actual losses for the 12 months ended
Corporate	40,545	24,818	477	151	93	16
Business Lending	42,327	23,860	529	244	296	39
Property Finance	54,736	30,416	320	162	157	4
Large Corporate	41,328	20,570	84	84	-	-
Sovereign	175,377	2,143	3	3	-	-
Financial Institutions	38,426	13,457	66	30	16	9
Residential Mortgages	529,740	112,948	1,166	788	382	32
Australian Credit Cards	13,590	3,712	155	124	31	99
Other Retail	4,848	4,607	193	133	59	122
Small Business	28,232	17,040	509	346	165	57
Specialised Lending	3,981	3,065	25	25	-	-
Securitisation	37,600	7,661	-	-	-	-
Standardised[b]	29,393	28,813	-	-	97	5
New Zealand	133,744	46,648	551	377	120	27
Total	**1,173,867**	**339,758**	**4,078**	**2,467**	**1,416**	**410**

a. Includes regulatory expected losses for defaulted and non-defaulted exposures.
b. Includes credit valuation adjustment.

Loan impairment provisions

Expected credit losses (ECL) are estimates of the cashflow shortfalls expected to result from defaulted exposures over the relevant timeframe. ECL is determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. Westpac calculates provisions for ECL based on a three-stage approach:

- **Stage 1: 12 months ECL (performing)** - For financial assets where there has been no significant increase in credit risk since origination, a provision for 12-month ECL is recognised.
- **Stage 2: Lifetime ECL (performing)** - For financial assets where there has been a significant increase in credit risk since origination and where the asset is still performing, a provision for lifetime ECL is recognised. Determining when a financial asset has experienced a significant increase in credit risk since origination is a critical accounting judgement. The determination of a significant increase in risk is driven by the change in the probability of default (PD) since origination. In determining whether a change in PD represents a significant increase in risk, relative changes in PD and absolute PD thresholds are both considered based on the portfolio of the exposure.
- **Stage 3: Lifetime ECL (non-performing)** - For financial assets that are non-performing a provision for lifetime ECL is recognised. Indicators include a breach of contract with Westpac such as a default on interest or principal payments or a borrower experiencing significant financial difficulties.

Collective and individual assessment – Financial assets that are in Stages 1 and 2 are assessed on a collective basis as are financial assets in Stage 3 below specified exposure thresholds. Those financial assets in Stage 3 above the specified exposure thresholds are assessed on an individual basis.

Overlays – Where appropriate, adjustments are made to modelled outcomes to reflect reasonable and supportable information about estimated cashflow shortfalls on defaulted exposures not already incorporated in the models.

Judgements can change with time as new information becomes available which could result in changes to the provision for ECL.

Expected life – Lifetime ECL represents the expected credit losses that result from default events over the expected life of a financial instrument. In considering lifetime ECL, the remaining contractual life is used for non-retail portfolios. For retail portfolios lifetime ECL is calibrated to historically observed portfolio behaviour.

28 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK MANAGEMENT

Forward looking information - The measurement of ECL for each stage and the assessment of significant increase in credit risk considers information about past events and current conditions as well as reasonable and supportable projections of future events and economic conditions. In order to capture the asymmetry of the losses expected over the range of plausible future events and economic conditions, Westpac considers three future macroeconomic scenarios: base, upside and downside scenarios.

The macroeconomic variables used in these scenarios, include (but are not limited to) employment to population ratio, real gross domestic product growth rates and residential and commercial property price indices.

The ECL is a weighted average of the credit losses expected under these three scenarios. The scenario weights are based on Westpac's assessment of upside and downside risks taking into account current trends, forward looking conditions and the degree of uncertainty attached to these projections.

Provision for expected credit losses

This table discloses the provision for expected credit losses. Stage 1 and Stage 2 expected credit losses are classified as provisions held against performing exposures. Stage 3 expected credit losses are classified as specific provisions.

The decrease in CAPs since 31 March 2024 was driven by portfolio run-off across Stage 2 housing and business portfolios, partly offset by portfolio growth in Stage 1 mortgage and business portfolios and a slight deterioration in forward-looking outlooks for commercial property prices and interest rates. The increase in IAPs was driven by higher mortgage 90+ day delinquencies and certain counterparties in the manufacturing, transport and storage industries.

	AAS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
30 September 2024			
Specific provisions			
for impaired loans	536	271	807
for defaulted but not impaired loans	-	922	922
Total specific provisions	**536**	**1,193**	**1,729**
Provisions held against performing exposures	-	3,367	3,367
Total provisions for ECL	**536**	**4,560**	**5,096**
31 March 2024			
Specific provisions			
for impaired loans	461	238	699
for defaulted but not impaired loans	-	997	997
Total specific provisions	**461**	**1,235**	**1,696**
Provisions held against performing exposures	-	3,439	3,439
Total provisions for ECL	**461**	**4,674**	**5,135**
30 September 2023			
Specific provisions			
for impaired loans	351	215	566
for defaulted but not impaired loans	-	850	850
Total specific provisions	**351**	**1,065**	**1,416**
Provisions held against performing exposures	-	3,525	3,525
Total provisions for ECL	**351**	**4,590**	**4,941**

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 29

Movement in provisions for impairment

For the 12 months ended 30 September 2024	Performing		Non-performing	
$m	Stage 1	Stage 2	Stage 3	Total
Balance as at 30 September 2023 for Loans and Credit Commitments	**706**	**2,808**	**1,416**	**4,930**
Transfers to Stage 1	1,222	(1,165)	(57)	-
Transfers to Stage 2	(315)	822	(507)	-
Transfers to Stage 3	(3)	(608)	611	-
Business activity during the period	303	(328)	(293)	(318)
Net remeasurement of provision for ECL	(1,149)	1,070	1,123	1,044
Write-offs	-	-	(620)	(620)
Exchange rate and other adjustments	(3)	(5)	56	48
Balance as at 30 September 2024 for Loans and Credit Commitments	**761**	**2,594**	**1,729**	**5,084**
Balance as at 30 September 2023 for debt securities	**5**	**6**	**-**	**11**
Provision for ECL on debt securities at amortised cost	-	-	-	-
Provision for ECL on debt securities at FVOCI[a]	1	-	-	1
Total provision as at 30 September 2024	**6**	**6**	**-**	**12**
Total provision for ECL as at 30 September 2024	**767**	**2,600**	**1,729**	**5,096**

a. Impairment of debt securities at Fair Value through Other Comprehensive Income (FVOCI) is recognised in the income statement with a corresponding amount in other comprehensive income. There is no reduction of the carrying value of the debt securities which remain at fair value.

For the 6 months ended 31 March 2024	Performing		Non-performing	
$m	Stage 1	Stage 2	Stage 3	Total
Balance as at 30 September 2023 for Loans and Credit Commitments	**706**	**2,808**	**1,416**	**4,930**
Transfers to Stage 1[a]	568	(530)	(38)	-
Transfers to Stage 2[a]	(172)	393	(221)	-
Transfers to Stage 3[a]	(2)	(312)	314	-
Business activity during the period[a]	140	(140)	(79)	(79)
Net remeasurement of provision for ECL[a]	(526)	498	557	529
Write-offs	-	-	(277)	(277)
Exchange rate and other adjustments	(2)	(4)	24	18
Balance as at 31 March 2024 for Loans and Credit Commitments	**712**	**2,713**	**1,696**	**5,121**
Balance as at 30 September 2023 for debt securities	**5**	**6**	**-**	**11**
Provision for ECL on debt securities at amortised cost	-	2	-	2
Provision for ECL on debt securities at FVOCI[b]	1	-	-	1
Total provision as at 31 March 2024	**6**	**8**	**-**	**14**
Total provision for ECL as at 31 March 2024	**718**	**2,721**	**1,696**	**5,135**

a. The attribution of amounts disclosed in the movement schedule has been revised to better reflect the nature of the changes in the provision for ECL. Comparatives have been revised to align with current period presentation.

b. Impairment of debt securities at Fair Value through Other Comprehensive Income (FVOCI) is recognised in the income statement with a corresponding amount in other comprehensive income. There is no reduction of the carrying value of the debt securities which remain at fair value.

30 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK MANAGEMENT

For the 12 months ended 30 September 2023	Performing		Non-performing	
$m	Stage 1	Stage 2	Stage 3	Total
Balance as at 30 September 2022 for Loans and Credit Commitments	**885**	**2,341**	**1,399**	**4,625**
Transfers to Stage 1[a]	1,252	(1,119)	(133)	-
Transfers to Stage 2[a]	(588)	1,069	(481)	-
Transfers to Stage 3[a]	(7)	(489)	496	-
Business activity during the period[a]	226	(243)	(141)	(158)
Net remeasurement of provision for ECL[a]	(1,066)	1,238	824	996
Write-offs	-	-	(601)	(601)
Exchange rate and other adjustments	4	11	53	68
Balance as at 30 September 2023 for Loans and Credit Commitments	**706**	**2,808**	**1,416**	**4,930**
Balance as at 30 September 2022 for debt securities	**4**	**6**	**-**	**10**
Provision for ECL on debt securities at amortised cost	-	-	-	-
Provision for ECL on debt securities at FVOCI[b]	1	-	-	1
Total provision as at 30 September 2023	**5**	**6**	**-**	**11**
Total provision for ECL as at 30 September 2023	**711**	**2,814**	**1,416**	**4,941**

a. The attribution of amounts disclosed in the movement schedule has been revised to better reflect the nature of the changes in the provision for ECL. Comparatives have been revised to align with current period presentation.

b. Impairment of debt securities at Fair Value through Other Comprehensive Income (FVOCI) is recognised in the income statement with a corresponding amount in other comprehensive income. There is no reduction of the carrying value of the debt securities which remain at fair value.

Overlays included in provisions for ECL on loans and credit commitments

$m	As at 30 Sept 2024	As at 31 March 2024	As at 30 Sept 2023
Modelled provision for ECL on loans and credit commitments	4,905	4,861	4,498
Overlays	179	260	432
Total provisions for ECL on loans and credit commitments	**5,084**	**5,121**	**4,930**

Refer to Note 10 to the 2024 Financial Statements for more information.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 31

CREDIT RISK EXPOSURE

Exposure at Default by major type[1]

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

$m	On balance sheet	Off-balance sheet Non-market related	Off-balance sheet Market related	Total Exposure at Default	Average 12 months ended
30 September 2024					
Corporate	29,904	10,463	3,138	43,505	42,214
Business Lending	40,292	6,457	135	46,884	44,436
Property Finance	52,698	6,618	318	59,634	56,276
Large Corporate	24,370	14,256	4,311	42,937	41,137
Sovereign	148,497	240	2,693	151,430	164,927
Financial Institutions	18,216	5,924	16,972	41,112	38,342
Residential Mortgages	484,834	62,870	-	547,704	540,884
Australian Credit Cards	6,104	7,278	-	13,382	13,519
Other Retail	3,003	848	-	3,851	4,322
Small Business	20,714	7,355	-	28,069	28,088
Specialised Lending	2,646	1,879	337	4,862	4,308
Securitisation	32,877	6,453	215	39,545	38,515
Standardised	18,147	4,787	2,776	25,710	27,956
New Zealand	111,180	20,566	1,715	133,461	133,115
Total	**993,482**	**155,994**	**32,610**	**1,182,086**	**1,178,039**

$m	On balance sheet	Off-balance sheet Non-market related	Off-balance sheet Market related	Total Exposure at Default	Average 6 months ended
31 March 2024					
Corporate	29,177	10,236	3,523	42,936	41,459
Business Lending	37,449	6,258	108	43,815	43,301
Property Finance	50,026	5,148	329	55,503	54,882
Large Corporate	21,256	14,620	4,329	40,205	40,416
Sovereign	152,731	222	15,684	168,637	175,399
Financial Institutions	16,877	5,644	15,907	38,428	37,023
Residential Mortgages	475,874	64,315	-	540,189	536,060
Australian Credit Cards	6,284	7,277	-	13,561	13,586
Other Retail	3,413	858	-	4,271	4,565
Small Business	20,768	7,234	-	28,002	28,116
Specialised Lending	2,264	1,660	192	4,116	4,035
Securitisation	30,971	6,907	131	38,009	38,065
Standardised	19,131	5,319	2,961	27,411	28,941
New Zealand	111,206	20,973	709	132,888	133,838
Total	**977,427**	**156,671**	**43,873**	**1,177,971**	**1,179,686**
30 September 2023					
Corporate	27,410	9,835	3,300	40,545	38,676
Business Lending	36,285	5,989	53	42,327	41,833
Property Finance	48,877	5,577	282	54,736	53,779
Large Corporate	22,845	13,686	4,797	41,328	40,356
Sovereign	148,767	297	26,313	175,377	198,239
Financial Institutions	17,001	4,545	16,880	38,426	38,031
Residential Mortgages	464,316	65,424	-	529,740	523,896
Australian Credit Cards	6,170	7,420	-	13,590	13,639
Other Retail	3,886	962	-	4,848	5,232
Small Business	21,200	7,032	-	28,232	29,059
Specialised Lending	2,079	1,803	99	3,981	3,897
Securitisation	29,823	7,723	54	37,600	35,485
Standardised	21,077	5,249	3,067	29,393	29,709
New Zealand	111,491	21,536	717	133,744	132,661
Total	**961,227**	**157,078**	**55,562**	**1,173,867**	**1,184,492**

1. APRA's capital framework effective 1 January 2023 introduced new credit risk asset classes. This resulted in exposures moving between asset classes. Given this, for 30 September 2023 the average EAD over 6-months has been shown rather than a 12-month average.

32 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK EXPOSURE

Exposure at Default by measurement method

$m	IRB Approach	FIRB Approach	Standardised Approach	Total Exposure at Default
30 September 2024				
Corporate	43,505	-	5,743	49,248
Business Lending	46,884	-	281	47,165
Property Finance	59,634	-	-	59,634
Large Corporate	-	42,937	-	42,937
Sovereign	-	151,430	1,346	152,776
Financial Institutions	-	41,112	82	41,194
Residential Mortgages	547,704	-	15,833	563,537
Australian Credit Cards	13,382	-	-	13,382
Other Retail	3,851	-	1,771	5,622
Small Business	28,069	-	158	28,227
Specialised Lending	4,862	-	496	5,358
Securitisation	39,545	-	-	39,545
New Zealand	115,262	-	18,199	133,461
Total	**902,698**	**235,479**	**43,909**	**1,182,086**
31 March 2024				
Corporate	42,936	-	6,144	49,080
Business Lending	43,815	-	268	44,083
Property Finance	55,503	-	-	55,503
Large Corporate	-	40,205	-	40,205
Sovereign	-	168,637	1,604	170,241
Financial Institutions	-	38,428	73	38,501
Residential Mortgages	540,189	-	16,843	557,032
Australian Credit Cards	13,561	-	-	13,561
Other Retail	4,271	-	1,839	6,110
Small Business	28,002	-	155	28,157
Specialised Lending	4,116	-	485	4,601
Securitisation	38,009	-	-	38,009
New Zealand	114,687	-	18,201	132,888
Total	**885,089**	**247,270**	**45,612**	**1,177,971**
30 September 2023				
Corporate	40,545	-	5,348	45,893
Business Lending	42,327	-	261	42,588
Property Finance	54,736	-	-	54,736
Large Corporate	-	41,328	-	41,328
Sovereign	-	175,377	1,805	177,182
Financial Institutions	-	38,426	71	38,497
Residential Mortgages	529,740	-	19,386	549,126
Australian Credit Cards	13,590	-	-	13,590
Other Retail	4,848	-	1,874	6,722
Small Business	28,232	-	157	28,389
Specialised Lending	3,981	-	491	4,472
Securitisation	37,600	-	-	37,600
New Zealand	115,430	-	18,314	133,744
Total	**871,029**	**255,131**	**47,707**	**1,173,867**

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY

33

Exposure at Default by industry classification

30 September 2024

$m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[a]	Trade[b]	Transport & storage	Utilities[c]	Retail lending	Other	Total exposure at default
Corporate	3,073	1,085	2,073	1,425	80	3,146	1,201	3,140	3,910	6,504	4,640	6,962	6,053	-	213	43,505
Business Lending	6,025	11,655	3,535	522	241	4,019	516	69	6,133	5,270	6,248	2,105	113	-	433	46,884
Property Finance	581	-	-	51	-	-	-	58,776	2	-	21	-	-	-	203	59,634
Large Corporate	143	596	1,116	441	-	7,598	2,935	5,098	4,042	3,625	7,929	3,573	5,820	-	21	42,937
Sovereign	-	-	-	57,293	93,907	-	18	-	-	3	-	209	-	-	-	151,430
Financial Institutions	345	96	61	37,899	126	263	10	52	1,287	332	385	188	65	-	3	41,112
Residential Mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	547,704	-	547,704
Australian Credit Cards	-	-	-	-	-	-	-	-	-	-	-	-	-	13,382	-	13,382
Other Retail	-	-	-	-	-	-	-	-	-	-	-	-	-	3,851	-	3,851
Small Business	737	1,910	4,218	1,334	300	1,741	726	3,022	4,281	2,961	3,092	1,603	339	-	1,805	28,069
Specialised Lending	-	-	-	227	-	358	81	-	78	157	-	1,020	2,941	-	-	4,862
Securitisation	-	-	-	38,537	-	-	-	-	519	-	489	-	-	-	-	39,545
Standardised	92	3	46	4,770	1,424	119	32	487	43	36	364	57	87	17,603	547	25,710
New Zealand	365	9,083	935	15,862	7,416	3,271	246	9,536	1,362	2,866	4,914	1,059	3,136	73,336	74	133,461
Total	**11,361**	**24,428**	**11,984**	**158,361**	**103,494**	**20,515**	**5,765**	**80,180**	**21,657**	**21,754**	**28,082**	**16,776**	**18,554**	**655,876**	**3,299**	**1,182,086**

a. Includes education, health & community services, cultural & recreational services and personal & other services.

b. Includes wholesale trade and retail trade.

c. Includes electricity, gas & water, and communication services.

34 **WESTPAC GROUP** SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK EXPOSURE

31 March 2024

$m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[a]	Trade[b]	Transport & storage	Utilities[c]	Retail lending	Other	Total exposure at default
Corporate	2,684	937	1,564	2,307	91	3,456	837	3,133	4,265	6,928	4,555	6,763	5,226	-	190	42,936
Business Lending	5,840	10,515	3,325	490	410	3,786	436	78	5,763	4,750	5,884	2,009	125	-	404	43,815
Property Finance	599	-	-	60	-	-	-	54,623	1	-	18	-	-	-	202	55,503
Large Corporate	153	520	1,251	557	2	6,827	3,161	4,947	4,111	3,555	6,913	3,124	5,060	-	24	40,205
Sovereign	1	-	-	97,696	70,726	-	22	-	-	-	-	192	-	-	-	168,637
Financial Institutions	347	75	61	36,924	-	352	-	-	215	158	165	115	12	-	4	38,428
Residential Mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	540,189	-	540,189
Australian Credit Cards	-	-	-	-	-	-	-	-	-	-	-	-	-	13,561	-	13,561
Other Retail	-	-	-	-	-	-	-	-	-	-	-	-	-	4,271	-	4,271
Small Business	718	1,901	4,032	1,416	382	1,713	691	2,983	4,304	3,105	3,039	1,567	332	-	1,819	28,002
Specialised Lending	-	-	-	295	-	334	111	-	82	155	-	1,015	2,124	-	-	4,116
Securitisation	-	-	-	37,064	-	-	-	-	419	-	526	-	-	-	-	38,009
Standardised	108	4	42	5,176	1,675	130	37	470	44	32	355	55	83	18,679	521	27,411
New Zealand	368	9,285	951	16,433	6,915	3,356	240	9,125	1,341	2,783	5,000	1,181	3,105	72,697	108	132,888
Total	**10,818**	**23,237**	**11,226**	**198,418**	**80,201**	**19,954**	**5,535**	**75,359**	**20,545**	**21,466**	**26,455**	**16,021**	**16,067**	**649,397**	**3,272**	**1,177,971**

a. Includes education, health & community services, cultural & recreational services and personal & other services.

b. Includes wholesale trade and retail trade.

c. Includes electricity, gas & water, and communication services.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 35

30 September 2023

$m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[a]	Trade[b]	Transport & storage	Utilities[c]	Retail lending	Other	Total exposure at default
Corporate	2,412	826	1,583	2,161	532	3,266	577	3,078	3,505	7,017	4,496	5,971	4,772	-	349	40,545
Business Lending	5,540	10,434	3,314	431	8	3,707	408	87	5,458	4,475	5,962	1,937	141	-	425	42,327
Property Finance	738	-	-	13	-	-	-	53,653	1	129	23	-	-	-	179	54,736
Large Corporate	101	273	1,269	295	2	7,170	3,830	4,375	4,247	4,173	7,775	2,589	5,206	-	23	41,328
Sovereign	-	-	-	115,517	59,620	-	-	-	-	-	-	240	-	-	-	175,377
Financial Institutions	344	74	64	36,839	1	339	-	-	241	180	126	195	14	-	9	38,426
Residential Mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	529,740	-	529,740
Australian Credit Cards	-	-	-	-	-	-	-	-	-	-	-	-	-	13,590	-	13,590
Other Retail	-	-	-	-	-	-	-	-	-	-	-	-	-	4,848	-	4,848
Small Business	741	1,898	3,866	1,461	478	1,719	656	2,957	4,393	3,302	2,972	1,548	328	-	1,913	28,232
Specialised Lending	-	-	-	295	-	334	192	-	83	200	-	1,092	1,785	-	-	3,981
Securitisation	-	-	-	36,619	-	-	-	-	559	-	422	-	-	-	-	37,600
Standardised	105	4	41	4,933	1,882	70	31	483	40	30	333	48	56	21,261	76	29,393
New Zealand	351	9,526	869	16,998	6,719	3,572	229	9,000	1,430	2,790	5,296	1,295	3,290	72,323	56	133,744
Total	**10,332**	**23,035**	**11,006**	**215,562**	**69,242**	**20,177**	**5,923**	**73,633**	**19,957**	**22,296**	**27,405**	**14,915**	**15,592**	**641,762**	**3,030**	**1,173,867**

a. Includes education, health & community services, cultural & recreational services and personal & other services.

b. Includes wholesale trade and retail trade.

c. Includes electricity, gas & water, and communication services.

36 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK EXPOSURE

Exposure at Default by geography[1]

$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	Total Exposure at Default
30 September 2024							
Corporate	41,941	738	200	94	532	-	43,505
Business Lending	46,821	63	-	-	-	-	46,884
Property Finance	59,619	15	-	-	-	-	59,634
Large Corporate	37,427	544	1,952	1,597	1,417	-	42,937
Sovereign	143,288	1,147	6,562	361	72	-	151,430
Financial Institutions	30,913	347	5,633	710	3,509	-	41,112
Residential Mortgages	547,643	-	-	61	-	-	547,704
Australian Credit Cards	13,382	-	-	-	-	-	13,382
Other Retail	3,851	-	-	-	-	-	3,851
Small Business	28,068	-	-	1	-	-	28,069
Specialised Lending	4,836	25	1	-	-	-	4,862
Securitisation	39,194	351	-	-	-	-	39,545
Standardised	22,458	-	-	1	-	3,251	25,710
New Zealand	-	133,461	-	-	-	-	133,461
Total	**1,019,441**	**136,691**	**14,348**	**2,825**	**5,530**	**3,251**	**1,182,086**
31 March 2024							
Corporate	41,192	362	232	600	550	-	42,936
Business Lending	43,777	38	-	-	-	-	43,815
Property Finance	55,501	2	-	-	-	-	55,503
Large Corporate	34,924	417	1,318	1,604	1,942	-	40,205
Sovereign	146,547	3,078	18,012	613	387	-	168,637
Financial Institutions	29,212	150	5,484	269	3,313	-	38,428
Residential Mortgages	540,109	-	-	80	-	-	540,189
Australian Credit Cards	13,561	-	-	-	-	-	13,561
Other Retail	4,271	-	-	-	-	-	4,271
Small Business	28,001	-	-	1	-	-	28,002
Specialised Lending	4,115	-	1	-	-	-	4,116
Securitisation	38,009	-	-	-	-	-	38,009
Standardised	23,904	-	-	3	-	3,504	27,411
New Zealand	-	132,888	-	-	-	-	132,888
Total	**1,003,123**	**136,935**	**25,047**	**3,170**	**6,192**	**3,504**	**1,177,971**
30 September 2023							
Corporate	38,864	254	266	462	699	-	40,545
Business Lending	42,327	-	-	-	-	-	42,327
Property Finance	54,735	1	-	-	-	-	54,736
Large Corporate	35,517	431	1,387	1,532	2,461	-	41,328
Sovereign	159,827	3,607	10,830	696	417	-	175,377
Financial Institutions	29,042	103	4,611	110	4,560	-	38,426
Residential Mortgages	529,640	-	-	100	-	-	529,740
Australian Credit Cards	13,590	-	-	-	-	-	13,590
Other Retail	4,848	-	-	-	-	-	4,848
Small Business	28,231	-	-	1	-	-	28,232
Specialised Lending	3,980	-	1	-	-	-	3,981
Securitisation	37,600	-	-	-	-	-	37,600
Standardised	25,788	-	-	4	-	3,601	29,393
New Zealand	-	133,744	-	-	-	-	133,744
Total	**1,003,989**	**138,140**	**17,095**	**2,905**	**8,137**	**3,601**	**1,173,867**

1. Geographic segmentation of exposures is based on the location of the office in which these items were booked.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 37

Exposure at Default by residual contractual maturity

$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	Total Exposure at Default
30 September 2024						
Corporate	2,843	6,254	18,880	10,004	5,524	43,505
Business Lending	2,833	11,838	20,921	4,237	7,055	46,884
Property Finance	163	19,781	26,949	4,990	7,751	59,634
Large Corporate	4,222	6,481	19,343	10,066	2,825	42,937
Sovereign	354	71,189	21,959	18,581	39,347	151,430
Financial Institutions	2,427	9,229	26,008	2,453	995	41,112
Residential Mortgages	22,474	1,473	3,208	779	519,770	547,704
Australian Credit Cards	13,380	-	-	-	2	13,382
Other Retail	183	143	830	798	1,897	3,851
Small Business	4,624	2,744	7,223	6,085	7,393	28,069
Specialised Lending	-	502	1,751	1,422	1,187	4,862
Securitisation	-	6,371	11,806	3,111	18,257	39,545
Standardised	781	2,029	6,407	437	16,056	25,710
New Zealand	4,978	20,563	25,448	6,667	75,805	133,461
Total	**59,262**	**158,597**	**190,733**	**69,630**	**703,864**	**1,182,086**
31 March 2024						
Corporate	2,922	7,633	17,421	9,617	5,343	42,936
Business Lending	2,788	11,158	18,829	4,187	6,853	43,815
Property Finance	183	19,435	23,750	5,013	7,122	55,503
Large Corporate	3,994	6,333	18,375	9,125	2,378	40,205
Sovereign	366	94,479	29,824	22,422	21,546	168,637
Financial Institutions	2,663	5,280	26,800	2,815	870	38,428
Residential Mortgages	23,670	1,315	3,092	765	511,347	540,189
Australian Credit Cards	13,559	-	-	-	2	13,561
Other Retail	172	166	1,084	926	1,923	4,271
Small Business	4,505	2,769	7,152	5,931	7,645	28,002
Specialised Lending	1	294	1,309	1,475	1,037	4,116
Securitisation	-	9,910	7,676	3,350	17,073	38,009
Standardised	1,090	4,510	5,104	467	16,240	27,411
New Zealand	5,219	23,280	23,249	6,600	74,540	132,888
Total	**61,132**	**186,562**	**183,665**	**72,693**	**673,919**	**1,177,971**
30 September 2023						
Corporate	3,087	6,217	16,937	9,204	5,100	40,545
Business Lending	2,527	9,391	18,459	4,487	7,463	42,327
Property Finance	193	16,254	25,349	5,527	7,413	54,736
Large Corporate	4,300	6,339	19,207	9,703	1,779	41,328
Sovereign	434	102,118	38,962	14,239	19,624	175,377
Financial Institutions	2,841	5,752	25,876	2,690	1,267	38,426
Residential Mortgages	24,522	1,255	3,138	768	500,057	529,740
Australian Credit Cards	13,588	-	-	-	2	13,590
Other Retail	175	177	1,235	1,165	2,096	4,848
Small Business	4,270	2,608	7,401	5,953	8,000	28,232
Specialised Lending	-	355	1,121	935	1,570	3,981
Securitisation	-	6,637	10,737	2,253	17,973	37,600
Standardised	1,397	2,676	6,813	405	18,102	29,393
New Zealand	5,354	26,258	20,144	8,147	73,841	133,744
Total	**62,688**	**186,037**	**195,379**	**65,476**	**664,287**	**1,173,867**

38 **WESTPAC GROUP** SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK EXPOSURE

Non-performing and past due loans by portfolio

The table below discloses non-performing credit exposures by credit asset class. Non-performing exposures are those captured by the definition of default contained in APS 220 Credit Risk Management, which occurs when either one, or both, of the following has happened:

- Westpac considers that the borrower is unlikely to pay its credit obligations to Westpac in full, without recourse to actions such as realising available security;
- the borrower is 90 days or more past-due on a credit obligation to Westpac.

Non-performing exposures can only be reclassified back to performing after the borrower demonstrates timely repayments over the relevant probationary period, which is 90 days for non-restructured exposures and six months for restructured exposures.

30 September 2024

$m	Non Performing Exposures - Not Impaired	Non Performing Exposures - Impaired	Total Non Performing Exposures	Specific provisions for Non Performing Exposures	Actual Losses for the 12 months ended
Corporate	237	123	360	168	9
Business Lending	769	292	1,061	385	19
Property Finance	652	41	693	139	5
Large Corporate	2	4	6	1	-
Sovereign	-	-	-	-	-
Financial Institutions	56	1	57	12	2
Residential Mortgages	5,358	450	5,808	501	43
Australian Credit Cards	-	92	92	36	138
Other Retail	-	112	112	56	112
Small Business	645	519	1,164	186	65
Specialised Lending	-	-	-	-	-
Securitisation	-	-	-	-	-
Standardised	346	109	455	103	8
New Zealand	735	212	947	142	29
Total	**8,800**	**1,955**	**10,755**	**1,729**	**430**

31 March 2024

$m	Non Performing Exposures - Not Impaired	Non Performing Exposures - Impaired	Total Non Performing Exposures	Specific provisions for Non Performing Exposures	Actual Losses for the 6 months ended
Corporate	89	163	252	163	14
Business Lending	904	161	1,065	322	6
Property Finance	694	13	707	153	3
Large Corporate	-	-	-	-	-
Sovereign	-	-	-	-	-
Financial Institutions	44	11	55	17	-
Residential Mortgages	5,123	298	5,421	479	20
Australian Credit Cards	-	92	92	38	56
Other Retail	-	118	118	59	50
Small Business	779	370	1,149	183	26
Specialised Lending	-	-	-	-	-
Securitisation	-	-	-	-	-
Standardised	365	118	483	125	2
New Zealand	719	156	875	157	10
Total	**8,717**	**1,500**	**10,217**	**1,696**	**187**

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 39

30 September 2023

$m	Non Performing Exposures - Not Impaired	Non Performing Exposures - Impaired	Total Non Performing Exposures	Specific provisions for Non Performing Exposures	Actual Losses for the 12 months ended
Corporate	27	100	127	93	16
Business Lending	823	190	1,013	296	39
Property Finance	716	36	752	157	4
Large Corporate	-	-	-	-	-
Sovereign	-	-	-	-	-
Financial Institutions	51	8	59	16	9
Residential Mortgages	4,117	238	4,355	382	32
Australian Credit Cards	-	84	84	31	99
Other Retail	-	123	123	59	122
Small Business	667	320	987	165	57
Specialised Lending	-	-	-	-	-
Securitisation	-	-	-	-	-
Standardised	345	124	469	97	5
New Zealand	661	79	740	120	27
Total	**7,407**	**1,302**	**8,709**	**1,416**	**410**

Non-performing and past due loans by industry classification

30 September 2024

$m	Non Performing Exposures - Not Impaired	Non Performing Exposures - Impaired	Total Non Performing Exposures	Specific provisions for Non Performing Exposures	Actual Losses for the 12 months ended
Accommodation, cafes & restaurants	112	27	139	32	10
Agriculture, forestry & fishing	343	122	465	81	(8)
Construction	159	98	257	62	15
Finance & insurance	96	16	112	23	24
Government administration & defence	-	-	-	-	-
Manufacturing	144	229	373	148	(3)
Mining	9	13	22	6	2
Property	822	81	903	167	10
Property services & business services	235	113	348	94	17
Services[a]	124	98	222	70	9
Trade[b]	261	243	504	204	34
Transport & storage	190	78	268	73	4
Utilities[c]	9	8	17	3	1
Retail lending	6,275	805	7,080	729	316
Other	21	24	45	37	(1)
Total	**8,800**	**1,955**	**10,755**	**1,729**	**430**

a. Includes education, health & community services, cultural & recreational services and personal & other services.
b. Includes wholesale trade and retail trade.
c. Includes electricity, gas & water, and communication services.

40 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK EXPOSURE

31 March 2024

$m	Non Performing Exposures - Not Impaired	Non Performing Exposures - Impaired	Total Non Performing Exposures	Specific provisions for Non Performing Exposures	Actual Losses for the 6 months ended
Accommodation, cafes & restaurants	212	38	250	74	2
Agriculture, forestry & fishing	389	62	451	81	(16)
Construction	171	80	251	60	8
Finance & insurance	87	22	109	22	20
Government administration & defence	-	-	-	-	-
Manufacturing	178	144	322	130	5
Mining	11	9	20	5	1
Property	863	57	920	189	5
Property services & business services	223	107	330	81	7
Services[a]	173	95	268	79	2
Trade[b]	275	204	479	187	17
Transport & storage	104	26	130	25	1
Utilities[c]	9	5	14	3	1
Retail lending	5,999	626	6,625	733	135
Other	23	25	48	27	(1)
Total	**8,717**	**1,500**	**10,217**	**1,696**	**187**

a. Includes education, health & community services, cultural & recreational services and personal & other services.
b. Includes wholesale trade and retail trade.
c. Includes electricity, gas & water, and communication services.

30 September 2023

$m	Non Performing Exposures - Not Impaired	Non Performing Exposures - Impaired	Total Non Performing Exposures	Specific provisions for Non Performing Exposures	Actual Losses for the 12 months ended
Accommodation, cafes & restaurants	148	40	188	48	10
Agriculture, forestry & fishing	347	43	390	73	(30)
Construction	194	75	269	63	9
Finance & insurance	76	28	104	28	10
Government administration & defence	-	-	-	-	-
Manufacturing	183	104	287	109	51
Mining	11	7	18	3	1
Property	864	66	930	184	13
Property services & business services	212	102	314	87	21
Services[a]	152	82	234	66	11
Trade[b]	222	125	347	91	29
Transport & storage	56	22	78	15	4
Utilities[c]	7	4	11	2	-
Retail lending	4,898	540	5,438	604	275
Other	37	64	101	43	6
Total	**7,407**	**1,302**	**8,709**	**1,416**	**410**

a. Includes education, health & community services, cultural & recreational services and personal & other services.
b. Includes wholesale trade and retail trade.
c. Includes electricity, gas & water, and communication services.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 41

Non-performing and past due loans by geography[1]

30 September 2024

$m	Non Performing Exposures - Not Impaired	Non Performing Exposures - Impaired	Total Non Performing Exposures	Specific provisions for Non Performing Exposures	Actual Losses for the 12 months ended
Australia	8,033	1,690	9,723	1,542	362
New Zealand	735	212	947	142	29
Americas	-	-	-	-	-
Asia	-	-	-	-	31
Europe	-	-	-	-	-
Pacific	32	53	85	45	8
Total	**8,800**	**1,955**	**10,755**	**1,729**	**430**

31 March 2024

$m	Non Performing Exposures - Not Impaired	Non Performing Exposures - Impaired	Total Non Performing Exposures	Specific provisions for Non Performing Exposures	Actual Losses for the 6 months ended
Australia	7,964	1,271	9,235	1,473	144
New Zealand	719	156	875	157	10
Americas	-	-	-	-	-
Asia	-	3	3	-	31
Europe	-	-	-	-	-
Pacific	34	70	104	66	2
Total	**8,717**	**1,500**	**10,217**	**1,696**	**187**

30 September 2023

$m	Non Performing Exposures - Not Impaired	Non Performing Exposures - Impaired	Total Non Performing Exposures	Specific provisions for Non Performing Exposures	Actual Losses for the 12 months ended
Australia	6,705	1,111	7,816	1,221	379
New Zealand	661	79	740	120	27
Americas	-	-	-	-	-
Asia	-	34	34	32	-
Europe	-	-	-	-	-
Pacific	41	78	119	43	4
Total	**7,407**	**1,302**	**8,709**	**1,416**	**410**

1. Geographic segmentation of exposures is based on the location of the office in which these items were booked.

42 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK EXPOSURE

Portfolios subject to IRB approaches (AIRB)

In the tables below Westpac's transaction-managed exposures are classified by reference to the external credit rating. Each external credit rating aligns to one or more internally assigned credit risk grades, as outlined in the 'Credit Risk Management' section of this report. Westpac's internal rating scale has more risk grades than the external rating scale, and as a result, average PD can vary from portfolio to portfolio for the same external grade. Westpac's program-managed exposures are classified by PD band and the average PD within a band can, likewise, vary from portfolio to portfolio.

For both non-defaulted and defaulted exposures, regulatory expected loss is determined at the facility level. For non-defaulted exposures, regulatory expected loss is the product of PD, LGD and EAD while for defaulted exposures, the best estimates of loss is applied. Total regulatory expected loss as shown in the table below is the sum of both non-defaulted and defaulted regulatory expected loss and given the difference in methodology, regulatory expected loss reported is not equal to the product of the corresponding reported average PD, average LGD and aggregate EAD.

Corporate portfolio by external credit rating

$m	Outstandings[a]	Committed Undrawn[b]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
30 September 2024								
AAA	-	-	-	-	-	-	-	-
AA	762	753	1,091	0.05%	50%	-	184	17%
A	3,300	2,740	4,512	0.07%	39%	1	1,163	26%
BBB	14,711	8,916	18,989	0.28%	36%	20	8,508	45%
BB	12,920	7,449	17,277	1.16%	36%	72	13,754	80%
B	108	106	167	4.78%	41%	3	234	140%
Other	652	285	858	18.32%	40%	63	1,851	216%
Subtotal	**32,453**	**20,249**	**42,894**	**0.99%**	**37%**	**159**	**25,694**	**60%**
Default	355	58	611	100%	42%	401	282	46%
Total	**32,808**	**20,307**	**43,505**	**2.38%**	**37%**	**560**	**25,976**	**60%**
31 March 2024								
AAA	-	-	-	-	-	-	-	-
AA	1,174	1,016	1,675	0.05%	50%	-	290	17%
A	4,393	2,722	5,611	0.07%	42%	2	1,316	23%
BBB	13,271	7,676	17,019	0.27%	37%	17	7,447	44%
BB	12,779	7,314	17,152	1.18%	37%	73	14,001	82%
B	135	124	207	4.78%	42%	4	304	147%
Other	473	492	781	18.13%	40%	55	1,593	204%
Subtotal	**32,225**	**19,344**	**42,445**	**0.95%**	**38%**	**151**	**24,951**	**59%**
Default	241	39	491	100%	54%	396	318	65%
Total	**32,466**	**19,383**	**42,936**	**2.09%**	**38%**	**547**	**25,269**	**59%**
30 September 2023								
AAA	108	103	150	0.05%	50%	-	23	15%
AA	1,495	1,275	2,159	0.05%	50%	1	406	19%
A	4,416	2,672	5,570	0.07%	41%	2	1,315	24%
BBB	11,652	7,095	15,401	0.27%	38%	16	7,179	47%
BB	12,005	6,441	15,852	1.22%	38%	71	13,596	86%
B	194	94	248	4.78%	45%	5	394	159%
Other	479	542	805	17.58%	44%	56	1,713	213%
Subtotal	**30,349**	**18,222**	**40,185**	**0.98%**	**39%**	**151**	**24,626**	**61%**
Default	127	30	360	100%	49%	326	192	53%
Total	**30,476**	**18,252**	**40,545**	**1.86%**	**39%**	**477**	**24,818**	**61%**

a. Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
b. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 43

Business Lending portfolio by external credit ratings

$m	Outstandings[a]	Committed Undrawn[b]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
30 September 2024								
AAA	13	100	53	0.05%	30%	-	4	8%
AA	205	346	373	0.05%	47%	-	60	16%
A	1	18	9	0.08%	27%	-	1	12%
BBB	3,989	2,874	5,342	0.39%	27%	6	1,615	30%
BB	32,513	9,479	37,129	1.35%	26%	132	19,022	51%
B	986	131	1,063	4.81%	29%	15	874	82%
Other	1,747	297	1,905	21.88%	29%	120	2,705	142%
Subtotal	**39,454**	**13,245**	**45,874**	**2.16%**	**27%**	**273**	**24,281**	**53%**
Default	972	127	1,010	100%	31%	367	752	74%
Total	**40,426**	**13,372**	**46,884**	**4.27%**	**27%**	**640**	**25,033**	**53%**
31 March 2024								
AAA	131	101	171	0.05%	50%	-	32	19%
AA	121	426	400	0.05%	50%	-	55	14%
A	2	24	16	0.07%	37%	-	2	10%
BBB	3,908	2,753	5,213	0.35%	28%	5	1,569	30%
BB	30,270	9,010	34,661	1.34%	28%	128	18,346	53%
B	789	102	848	4.79%	29%	12	677	80%
Other	1,329	244	1,464	21.86%	30%	95	2,248	154%
Subtotal	**36,550**	**12,660**	**42,773**	**1.97%**	**28%**	**240**	**22,929**	**54%**
Default	1,007	115	1,042	100%	26%	314	497	48%
Total	**37,557**	**12,775**	**43,815**	**4.30%**	**28%**	**554**	**23,426**	**53%**
30 September 2023								
AAA	-	-	-	-	-	-	-	-
AA	-	-	-	-	-	-	-	-
A	-	20	8	0.08%	27%	-	1	11%
BBB	3,674	2,705	4,951	0.45%	29%	7	1,684	34%
BB	29,764	9,315	34,280	1.36%	28%	130	18,895	55%
B	714	114	778	4.81%	29%	11	635	82%
Other	1,233	214	1,356	23.19%	30%	96	2,082	153%
Subtotal	**35,385**	**12,368**	**41,373**	**2.03%**	**28%**	**244**	**23,297**	**56%**
Default	953	107	954	100%	27%	285	563	59%
Total	**36,338**	**12,475**	**42,327**	**4.24%**	**28%**	**529**	**23,860**	**56%**

a. Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

b. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

44 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK EXPOSURE

Property Finance portfolio by external credit ratings

Property finance (income-producing real estate under APS 113) represents exposures where repayments depend primarily on the cash flows generated by the asset or other real estate assets owned by the borrower.

$m	Outstandings[a]	Committed Undrawn[b]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
30 September 2024								
AAA	-	-	-	-	-	-	-	-
AA	-	-	-	-	-	-	-	-
A	1,373	476	1,564	0.08%	31%	-	451	29%
BBB	12,814	2,633	14,125	0.25%	18%	6	4,366	31%
BB	36,222	7,329	41,205	1.19%	21%	105	24,152	59%
B	787	49	818	4.78%	23%	9	794	97%
Other	1,107	120	1,197	20.30%	23%	60	2,087	174%
Subtotal	**52,303**	**10,607**	**58,909**	**1.37%**	**20%**	**180**	**31,850**	**54%**
Default	710	85	725	100%	20%	142	346	48%
Total	**53,013**	**10,692**	**59,634**	**2.57%**	**20%**	**322**	**32,196**	**54%**
31 March 2024								
AAA	-	-	-	-	-	-	-	-
AA	-	-	-	-	-	-	-	-
A	1,497	648	1,759	0.09%	35%	1	571	32%
BBB	11,948	1,942	12,870	0.25%	18%	5	3,972	31%
BB	34,272	6,036	38,127	1.24%	21%	102	22,803	60%
B	1,018	49	1,043	4.79%	22%	11	1,023	98%
Other	910	93	982	22.56%	23%	54	1,798	183%
Subtotal	**49,645**	**8,768**	**54,781**	**1.42%**	**21%**	**173**	**30,167**	**55%**
Default	707	58	722	100%	19%	155	219	30%
Total	**50,352**	**8,826**	**55,503**	**2.70%**	**21%**	**328**	**30,386**	**55%**
30 September 2023								
AAA	-	-	-	-	-	-	-	-
AA	-	-	-	-	-	-	-	-
A	1,455	591	1,695	0.09%	43%	1	741	44%
BBB	11,538	2,676	13,064	0.24%	17%	5	3,642	28%
BB	33,741	5,636	37,489	1.27%	22%	105	23,533	63%
B	864	40	885	4.78%	22%	10	852	96%
Other	816	69	858	20.84%	23%	41	1,475	172%
Subtotal	**48,414**	**9,012**	**53,991**	**1.36%**	**21%**	**162**	**30,243**	**56%**
Default	745	49	745	100%	19%	158	173	23%
Total	**49,159**	**9,061**	**54,736**	**2.70%**	**21%**	**320**	**30,416**	**56%**

a. Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

b. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 45

Residential Mortgages portfolio by PD band[1]

$m	Outstandings[a]	Committed Undrawn[b]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
30 September 2024								
0.0 to 0.10	83,167	42,412	124,282	0.06%	13%	9	7,029	6%
0.10 to 0.25	109,398	14,735	122,778	0.16%	14%	27	9,975	8%
0.25 to 1.0	226,437	7,928	233,586	0.45%	15%	164	43,329	19%
1.0 to 2.5	29,751	695	30,344	1.19%	16%	59	11,489	38%
2.5 to 10.0	22,037	1,211	22,645	7.79%	15%	269	23,795	105%
10.0 to 99.99	8,227	25	8,253	23.73%	16%	312	11,289	137%
Subtotal	**479,017**	**67,006**	**541,888**	**1.00%**	**15%**	**840**	**106,906**	**20%**
Default	5,816	29	5,816	100%	20%	498	9,322	160%
Total	**484,833**	**67,035**	**547,704**	**2.05%**	**15%**	**1,338**	**116,228**	**21%**
31 March 2024								
0.0 to 0.10	77,673	42,278	118,626	0.06%	13%	9	6,697	6%
0.10 to 0.25	107,689	14,715	121,145	0.16%	14%	27	9,884	8%
0.25 to 1.0	223,902	9,378	232,584	0.45%	15%	163	42,995	18%
1.0 to 2.5	30,113	694	30,715	1.20%	16%	60	11,666	38%
2.5 to 10.0	22,847	1,165	23,446	7.81%	15%	281	24,795	106%
10.0 to 99.99	8,212	21	8,234	23.64%	16%	311	11,280	137%
Subtotal	**470,436**	**68,251**	**534,750**	**1.02%**	**15%**	**851**	**107,317**	**20%**
Default	5,439	28	5,439	100%	20%	476	8,601	158%
Total	**475,875**	**68,279**	**540,189**	**2.02%**	**15%**	**1,327**	**115,918**	**21%**
30 September 2023								
0.0 to 0.10	72,233	41,325	112,350	0.06%	13%	8	6,368	6%
0.10 to 0.25	106,671	14,695	120,152	0.16%	14%	27	10,067	8%
0.25 to 1.0	221,712	11,338	232,352	0.45%	16%	163	43,357	19%
1.0 to 2.5	29,636	672	30,214	1.20%	16%	59	11,510	38%
2.5 to 10.0	22,472	1,149	23,055	7.78%	15%	280	24,663	107%
10.0 to 99.99	7,220	24	7,245	21.54%	16%	251	9,963	138%
Subtotal	**459,944**	**69,203**	**525,368**	**0.95%**	**15%**	**788**	**105,928**	**20%**
Default	4,372	28	4,372	100%	20%	378	7,020	161%
Total	**464,316**	**69,231**	**529,740**	**1.77%**	**15%**	**1,166**	**112,948**	**21%**

a. Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
b. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

1. As at 30 September 2024 Residential Mortgages risk weighted assets under the IRB approach totalled $131,989 million. The standardised approach equivalent was $214,081 million.

46 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK EXPOSURE

Australian Credit Cards portfolio by PD band

$m	Outstandings[a]	Committed Undrawn[b]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
30 September 2024								
0.0 to 0.10	1,297	5,959	4,356	0.08%	81%	3	184	4%
0.10 to 0.25	1,518	4,520	3,999	0.17%	84%	6	341	9%
0.25 to 1.0	1,375	2,016	2,519	0.55%	85%	12	560	22%
1.0 to 2.5	833	535	1,155	1.64%	85%	16	597	52%
2.5 to 10.0	696	375	897	3.60%	84%	27	795	89%
10.0 to 99.99	314	150	384	17.24%	81%	53	836	218%
Subtotal	**6,033**	**13,555**	**13,310**	**1.06%**	**83%**	**117**	**3,313**	**25%**
Default	72	20	72	100%	75%	35	252	348%
Total	**6,105**	**13,575**	**13,382**	**1.59%**	**83%**	**152**	**3,565**	**27%**
31 March 2024								
0.0 to 0.10	1,241	5,774	4,200	0.08%	81%	3	177	4%
0.10 to 0.25	1,526	4,527	4,014	0.17%	84%	6	342	9%
0.25 to 1.0	1,422	2,107	2,614	0.55%	85%	12	581	22%
1.0 to 2.5	892	572	1,238	1.64%	85%	17	640	52%
2.5 to 10.0	771	402	988	3.60%	84%	30	878	89%
10.0 to 99.99	360	161	435	17.28%	81%	60	953	219%
Subtotal	**6,212**	**13,543**	**13,489**	**1.15%**	**83%**	**128**	**3,571**	**26%**
Default	72	21	72	100%	75%	38	218	305%
Total	**6,284**	**13,564**	**13,561**	**1.67%**	**83%**	**166**	**3,789**	**28%**
30 September 2023								
0.0 to 0.10	1,245	5,913	4,267	0.08%	81%	3	182	4%
0.10 to 0.25	1,512	4,603	4,047	0.17%	84%	6	345	9%
0.25 to 1.0	1,400	2,155	2,621	0.55%	85%	12	582	22%
1.0 to 2.5	871	581	1,223	1.64%	85%	17	632	52%
2.5 to 10.0	737	405	954	3.58%	84%	29	844	88%
10.0 to 99.99	342	160	415	17.36%	80%	57	901	217%
Subtotal	**6,107**	**13,817**	**13,527**	**1.11%**	**83%**	**124**	**3,486**	**26%**
Default	63	21	63	100%	75%	31	226	358%
Total	**6,170**	**13,838**	**13,590**	**1.57%**	**83%**	**155**	**3,712**	**27%**

a. Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
b. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 47

Small Business portfolio by PD band

$m	Outstandings[a]	Committed Undrawn[b]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
30 September 2024								
0.0 to 0.10	-	-	-	-	-	-	-	-
0.10 to 0.25	-	-	-	-	-	-	-	-
0.25 to 1.0	1,374	2,598	4,010	0.59%	38%	9	1,323	33%
1.0 to 2.5	13,242	3,901	17,158	1.48%	35%	89	8,145	47%
2.5 to 10.0	3,853	538	4,394	4.68%	35%	72	2,978	68%
10.0 to 99.99	1,338	237	1,579	26.72%	36%	159	1,728	109%
Subtotal	**19,807**	**7,274**	**27,141**	**3.33%**	**36%**	**329**	**14,174**	**52%**
Default	907	101	928	100%	40%	175	2,949	318%
Total	**20,714**	**7,375**	**28,069**	**6.53%**	**36%**	**504**	**17,123**	**61%**
31 March 2024								
0.0 to 0.10	-	-	-	-	-	-	-	-
0.10 to 0.25	-	-	-	-	-	-	-	-
0.25 to 1.0	1,357	2,578	3,971	0.58%	38%	9	1,306	33%
1.0 to 2.5	13,231	3,839	17,082	1.48%	35%	89	8,133	48%
2.5 to 10.0	3,811	504	4,317	4.77%	35%	72	2,971	69%
10.0 to 99.99	1,473	228	1,704	27.51%	35%	171	1,858	109%
Subtotal	**19,872**	**7,149**	**27,074**	**3.51%**	**35%**	**341**	**14,268**	**53%**
Default	896	105	928	100%	41%	169	3,110	335%
Total	**20,768**	**7,254**	**28,002**	**6.71%**	**36%**	**510**	**17,378**	**62%**
30 September 2023								
0.0 to 0.10	-	-	-	-	-	-	-	-
0.10 to 0.25	-	-	-	-	-	-	-	-
0.25 to 1.0	1,339	2,455	3,822	0.58%	37%	8	1,235	32%
1.0 to 2.5	13,684	3,802	17,482	1.48%	35%	92	8,334	48%
2.5 to 10.0	3,861	508	4,369	4.86%	35%	73	3,018	69%
10.0 to 99.99	1,465	240	1,707	28.16%	35%	173	1,850	108%
Subtotal	**20,349**	**7,005**	**27,380**	**3.56%**	**35%**	**346**	**14,437**	**53%**
Default	851	94	852	100%	39%	163	2,603	306%
Total	**21,200**	**7,099**	**28,232**	**6.47%**	**35%**	**509**	**17,040**	**60%**

a. Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

b. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

48 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK EXPOSURE

Other Retail portfolio by PD band

$m	Outstandings[a]	Committed Undrawn[b]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
30 September 2024								
0.0 to 0.10	1	3	2	0.08%	84%	-	-	17%
0.10 to 0.25	45	121	163	0.22%	72%	-	57	35%
0.25 to 1.0	799	393	1,194	0.60%	65%	5	660	55%
1.0 to 2.5	846	267	1,113	1.57%	77%	13	1,108	100%
2.5 to 10.0	906	55	973	4.97%	79%	38	1,241	128%
10.0 to 99.99	279	12	297	30.28%	76%	70	572	192%
Subtotal	**2,876**	**851**	**3,742**	**4.37%**	**73%**	**126**	**3,638**	**97%**
Default	109	3	109	100%	75%	56	357	326%
Total	**2,985**	**854**	**3,851**	**7.08%**	**73%**	**182**	**3,995**	**104%**
31 March 2024								
0.0 to 0.10	1	3	2	0.07%	78%	-	-	16%
0.10 to 0.25	57	120	174	0.22%	72%	-	59	34%
0.25 to 1.0	1,045	397	1,443	0.61%	63%	5	781	54%
1.0 to 2.5	899	273	1,171	1.57%	76%	14	1,160	99%
2.5 to 10.0	977	56	1,043	4.89%	78%	40	1,315	126%
10.0 to 99.99	305	12	323	29.98%	73%	73	596	185%
Subtotal	**3,284**	**861**	**4,156**	**4.22%**	**72%**	**132**	**3,911**	**94%**
Default	115	3	115	100%	73%	59	348	302%
Total	**3,399**	**864**	**4,271**	**6.81%**	**72%**	**191**	**4,259**	**100%**
30 September 2023								
0.0 to 0.10	1	4	2	0.07%	79%	-	-	17%
0.10 to 0.25	67	135	199	0.22%	71%	-	67	34%
0.25 to 1.0	1,356	454	1,811	0.62%	62%	7	967	53%
1.0 to 2.5	987	303	1,291	1.57%	76%	15	1,263	98%
2.5 to 10.0	1,019	58	1,087	4.79%	77%	41	1,347	124%
10.0 to 99.99	321	12	339	28.73%	71%	70	598	176%
Subtotal	**3,751**	**966**	**4,729**	**3.84%**	**70%**	**133**	**4,242**	**90%**
Default	120	4	119	100%	72%	60	365	305%
Total	**3,871**	**970**	**4,848**	**6.21%**	**70%**	**193**	**4,607**	**95%**

a. Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
b. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 49

Portfolios subject to supervisory risk-weights in the IRB approach

Exposures subject to supervisory risk-weights in the IRB approach include assets categorised as specialised lending, where a regulatory capital 'slotting' approach applies. Specialised lending relates to Project Finance and Object Finance. The 'Credit Risk Management' section of this report describes the alignment of Westpac risk grades to both external rating equivalents and regulatory capital 'slots'.

$m	Risk Weight	Exposure at Default	Regulatory Expected Loss	Risk Weighted Assets
30 September 2024				
Strong	70%	3,630	15	2,541
Good	90%	1,050	8	945
Satisfactory	115%	182	5	209
Weak	250%	-	-	-
Default	N/A	-	-	-
Total		**4,862**	**28**	**3,695**
31 March 2024				
Strong	70%	2,976	12	2,083
Good	90%	888	7	799
Satisfactory	115%	175	5	202
Weak	250%	77	6	192
Default	N/A	-	-	-
Total		**4,116**	**30**	**3,276**
30 September 2023				
Strong	70%	2,909	11	2,036
Good	90%	817	7	736
Satisfactory	115%	255	7	293
Weak	250%	-	-	-
Default	N/A	-	-	-
Total		**3,981**	**25**	**3,065**

50 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK EXPOSURE

Portfolios subject to FIRB

This table sets out portfolios subject to FIRB. Under FIRB, an ADI must provide its own estimates of PD and maturity and rely on supervisory estimates of LGD and EAD. This includes all Sovereign, Financial Institutions and Large Corporate exposures.

Sovereign exposures by external credit rating

$m	Outstandings[a]	Committed Undrawn[b]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
30 September 2024								
AAA	94,702	2	94,702	0.01%	6%	1	892	1%
AA	55,951	377	56,135	0.02%	5%	1	1,019	2%
A	389	106	434	0.05%	29%	-	61	14%
BBB	127	2	128	0.20%	48%	-	60	47%
BB	18	9	27	0.81%	42%	-	10	37%
B	2	-	2	4.21%	44%	-	3	150%
Other	-	3	2	18.23%	19%	-	2	100%
Subtotal	**151,189**	**499**	**151,430**	**0.01%**	**6%**	**2**	**2,047**	**1%**
Default	-	-	-	-	-	-	-	-
Total	**151,189**	**499**	**151,430**	**0.01%**	**6%**	**2**	**2,047**	**1%**
31 March 2024								
AAA	90,233	8	90,237	0.01%	6%	-	532	1%
AA	77,415	284	77,554	0.02%	5%	1	1,179	2%
A	591	134	651	0.05%	32%	-	86	13%
BBB	127	2	127	0.22%	48%	-	55	43%
BB	30	5	34	0.48%	51%	-	13	38%
B	20	31	32	4.78%	51%	1	52	163%
Other	-	3	2	23.74%	20%	-	2	100%
Subtotal	**168,416**	**467**	**168,637**	**0.02%**	**6%**	**2**	**1,919**	**1%**
Default	-	-	-	-	-	-	-	-
Total	**168,416**	**467**	**168,637**	**0.02%**	**6%**	**2**	**1,919**	**1%**
30 September 2023								
AAA	110,926	6	110,928	0.01%	7%	1	782	1%
AA	63,146	213	63,328	0.02%	5%	1	1,038	2%
A	778	145	844	0.04%	47%	-	158	19%
BBB	222	61	246	0.19%	50%	-	116	47%
BB	4	3	7	1.51%	54%	-	8	114%
B	4	46	22	4.78%	51%	1	36	164%
Other	-	3	2	23.74%	39%	-	5	250%
Subtotal	**175,080**	**477**	**175,377**	**0.01%**	**7%**	**3**	**2,143**	**1%**
Default	-	-	-	-	-	-	-	-
Total	**175,080**	**477**	**175,377**	**0.01%**	**7%**	**3**	**2,143**	**1%**

a. Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
b. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 51

Financial Institution exposures by external credit rating

$m	Outstandings[a]	Committed Undrawn[b]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
30 September 2024								
AAA	2,353	91	2,393	0.05%	50%	1	487	20%
AA	7,537	466	7,814	0.05%	50%	2	1,805	23%
A	19,098	6,877	22,625	0.06%	51%	7	5,929	26%
BBB	3,954	3,306	5,471	0.19%	52%	6	3,084	56%
BB	2,055	821	2,541	1.18%	34%	9	2,195	86%
B	29	4	32	4.64%	30%	-	36	113%
Other	89	153	164	7.82%	47%	5	158	96%
Subtotal	**35,115**	**11,718**	**41,040**	**0.18%**	**50%**	**30**	**13,694**	**33%**
Default	72	3	72	100%	40%	29	-	-
Total	**35,187**	**11,721**	**41,112**	**0.35%**	**50%**	**59**	**13,694**	**33%**
31 March 2024								
AAA	2,383	38	2,398	0.05%	50%	1	597	25%
AA	8,697	448	8,936	0.05%	50%	2	2,291	26%
A	16,573	5,439	19,452	0.06%	51%	6	5,028	26%
BBB	3,178	4,071	5,318	0.19%	52%	5	3,034	57%
BB	1,814	635	2,176	1.15%	38%	8	1,962	90%
B	12	4	14	4.50%	38%	-	19	136%
Other	53	11	58	26.67%	40%	6	157	271%
Subtotal	**32,710**	**10,646**	**38,352**	**0.18%**	**50%**	**28**	**13,088**	**34%**
Default	76	1	76	100%	42%	32	-	-
Total	**32,786**	**10,647**	**38,428**	**0.37%**	**50%**	**60**	**13,088**	**34%**
30 September 2023								
AAA	2,428	-	2,428	0.05%	50%	1	716	29%
AA	10,141	442	10,383	0.05%	50%	3	2,529	24%
A	16,560	3,559	18,486	0.06%	50%	6	4,648	25%
BBB	2,461	3,466	4,416	0.20%	51%	4	2,598	59%
BB	2,128	673	2,521	1.08%	44%	10	2,752	109%
B	23	18	38	4.73%	39%	1	66	174%
Other	53	28	68	22.46%	37%	5	148	218%
Subtotal	**33,794**	**8,186**	**38,340**	**0.18%**	**50%**	**30**	**13,457**	**35%**
Default	86	3	86	100%	42%	36	-	-
Total	**33,880**	**8,189**	**38,426**	**0.41%**	**50%**	**66**	**13,457**	**35%**

a. Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

b. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

52 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK EXPOSURE

Large Corporate exposures by external credit rating

$m	Outstandings[a]	Committed Undrawn[b]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
30 September 2024								
AAA	-	-	-	-	-	-	-	-
AA	1,518	422	1,721	0.05%	31%	-	274	16%
A	8,429	7,982	11,883	0.07%	48%	4	3,226	27%
BBB	15,716	19,949	24,754	0.21%	47%	25	12,352	50%
BB	2,785	2,443	4,013	0.93%	44%	17	3,816	95%
B	14	42	53	3.52%	44%	1	68	128%
Other	217	544	509	27.61%	46%	64	1,299	255%
Subtotal	**28,679**	**31,382**	**42,933**	**0.56%**	**46%**	**111**	**21,035**	**49%**
Default	3	3	4	100%	38%	2	-	-
Total	**28,682**	**31,385**	**42,937**	**0.57%**	**46%**	**113**	**21,035**	**49%**
31 March 2024								
AAA	-	-	-	0.05%	-	-	-	-
AA	351	1,075	783	0.05%	38%	-	151	19%
A	8,551	8,563	12,428	0.07%	50%	4	3,619	29%
BBB	13,912	19,163	22,564	0.21%	49%	23	11,698	52%
BB	2,695	2,260	3,823	0.98%	46%	17	3,701	97%
B	16	63	65	3.69%	43%	1	83	128%
Other	58	961	540	14.60%	49%	40	1,306	242%
Subtotal	**25,583**	**32,085**	**40,203**	**0.44%**	**49%**	**85**	**20,558**	**51%**
Default	2	-	2	100%	24%	-	-	-
Total	**25,585**	**32,085**	**40,205**	**0.44%**	**49%**	**85**	**20,558**	**51%**
30 September 2023								
AAA	-	-	-	0.05%	-	-	-	-
AA	1,286	292	1,405	0.05%	33%	-	244	17%
A	9,270	7,392	12,767	0.07%	50%	5	3,785	30%
BBB	14,201	17,966	22,460	0.21%	50%	25	11,499	51%
BB	2,620	3,077	4,236	0.94%	46%	19	3,892	92%
B	31	25	52	4.78%	53%	1	91	175%
Other	233	329	407	16.76%	50%	34	1,059	260%
Subtotal	**27,641**	**29,081**	**41,327**	**0.41%**	**49%**	**84**	**20,570**	**50%**
Default	1	-	1	100%	28%	-	-	-
Total	**27,642**	**29,081**	**41,328**	**0.41%**	**49%**	**84**	**20,570**	**50%**

a. Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

b. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 53

Portfolios subject to the standardised approach

The table below presents exposures subject to the standardised approach for the calculation of RWA. This includes certain mortgages that are prescribed a standardised risk weight including interest-only mortgages greater than five years and mortgages held by self-managed super funds. Other exposures subject to the standardised approach include Westpac Pacific, Asian retail exposures, margin lending and some other small portfolios. Credit valuation adjustment and qualifying central clearing counterparties exposure is also included in the standardised approach.

Risk Weight %	Total Exposure at Default $m	Risk Weighted Assets $m
30 September 2024		
0%	-	-
2%	4,614	92
4%	-	-
20%	1,714	343
35%	-	-
50%	346	173
65%	199	129
75%	160	120
85%	290	247
90%	451	406
100%	17,456	17,456
120%	10	11
150%	368	552
1250%	-	-
Default fund contributions[a]	102	90
Credit valuation adjustment	-	5,795
Total	**25,710**	**25,414**
31 March 2024		
0%	-	-
2%	4,899	98
4%	-	-
20%	1,768	354
35%	-	-
50%	372	186
65%	205	133
75%	158	118
85%	274	233
90%	432	389
100%	18,638	18,637
120%	12	15
150%	428	642
1250%	-	-
Default fund contributions[a]	225	116
Credit valuation adjustment	-	5,747
Total	**27,411**	**26,668**

a. Portfolios subject to the standardised approach include exposures to qualifying central clearing counterparties used to clear derivative transactions. Derivative counterparty exposure and initial margin are risk weighted at 2%. Default fund contributions to qualifying central clearing counterparties are shown separately and are subject to higher risk weights.

54 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK EXPOSURE

30 September 2023 Risk Weight %	Total Exposure at Default $m	Risk Weighted Assets $m
0%	-	-
2%	2,983	60
4%	1,739	70
20%	1,811	362
35%	-	-
50%	393	196
65%	210	137
75%	155	116
85%	269	229
90%	437	393
100%	20,828	20,828
120%	11	13
150%	388	584
1250%	-	-
Default fund contributions[a]	169	73
Credit valuation adjustment	-	5,752
Total	**29,393**	**28,813**

a. Portfolios subject to the standardised approach include exposures to qualifying central clearing counterparties used to clear derivative transactions. Derivative counterparty exposure and initial margin are risk weighted at 2%. Default fund contributions to qualifying central clearing counterparties are shown separately and are subject to higher risk weights.

New Zealand portfolio

This table presents a summary of New Zealand asset classes. When an overseas banking subsidiary is regulated by the RBNZ, RWA and Expected Losses (EL) are calculated using the RBNZ rules[1]. The table below summarises Westpac's New Zealand regulated RWA credit exposures (including securitisations) using RBNZ asset classes used to determine RWA.

$m	Total Exposure at Default	Total Risk Weighted Assets	Regulatory Expected Loss
30 September 2024			
Residential Mortgages	70,840	18,942	182
Other Retail	2,498	1,200	39
Small Business	1,838	656	13
Corporate/Business Lending	40,086	25,005	352
Standardised	18,199	2,339	-
Total	**133,461**	**48,142**	**586**
31 March 2024			
Residential Mortgages	70,172	17,828	196
Other Retail	2,524	1,201	41
Small Business	1,895	659	11
Corporate/Business Lending	40,096	24,496	335
Standardised	18,201	2,306	-
Total	**132,888**	**46,490**	**583**
30 September 2023			
Residential Mortgages	69,751	17,353	176
Other Retail	2,572	1,223	41
Small Business	1,977	688	11
Corporate/Business Lending	41,130	25,085	323
Standardised	18,314	2,299	-
Total	**133,744**	**46,648**	**551**

1. The scaling factor and floor applied to New Zealand exposures is calculated using APRA requirements rather than the RBNZ requirements.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 55

Credit Quality

Actual losses

For the Year ended 30 September 2024

$m	Write-offs direct	Legal and recovery costs	Write-offs from provisions[a]	Recoveries	Actual Losses for the 12 months ended
Corporate	1	-	38	(30)	9
Business Lending	14	-	11	(6)	19
Property Finance	9	-	-	(4)	5
Large Corporate	-	-	-	-	-
Sovereign	-	-	-	-	-
Financial Institutions	-	-	2	-	2
Residential Mortgages	15	5	32	(9)	43
Australian Credit Cards	191	-	-	(53)	138
Other Retail	185	2	-	(75)	112
Small Business	39	1	32	(7)	65
Specialised Lending	-	-	-	-	-
Securitisation	-	-	-	-	-
Standardised	-	-	8	-	8
New Zealand	24	-	11	(6)	29
Total	**478**	**8**	**134**	**(190)**	**430**

a. Write-offs from individually assessed provisions.

For the Half year ended 31 March 2024

$m	Write-offs direct	Legal and recovery costs	Write-offs from provisions[a]	Recoveries	Actual Losses for the 6 months ended
Corporate	-	-	33	(19)	14
Business Lending	6	-	2	(2)	6
Property Finance	4	-	-	(1)	3
Large Corporate	-	-	-	-	-
Sovereign	-	-	-	-	-
Financial Institutions	-	-	-	-	-
Residential Mortgages	5	3	16	(4)	20
Australian Credit Cards	81	-	-	(25)	56
Other Retail	84	1	-	(35)	50
Small Business	15	-	13	(2)	26
Specialised Lending	-	-	-	-	-
Securitisation	-	-	-	-	-
Standardised	-	-	2	-	2
New Zealand	12	-	-	(2)	10
Total	**207**	**4**	**66**	**(90)**	**187**

a. Write-offs from individually assessed provisions.

56 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK EXPOSURE

For the Year ended 30 September 2023

$m	Write-offs direct	Legal and recovery costs	Write-offs from provisions[a]	Recoveries	Actual Losses for the 12 months ended
Corporate	4	-	53	(41)	16
Business Lending	13	-	29	(3)	39
Property Finance	6	-	-	(2)	4
Large Corporate	-	-	-	-	-
Sovereign	-	-	-	-	-
Financial Institutions	1	-	8	-	9
Residential Mortgages	6	5	33	(12)	32
Australian Credit Cards	160	-	-	(61)	99
Other Retail	177	4	-	(59)	122
Small Business	40	-	24	(7)	57
Specialised Lending	-	-	-	-	-
Securitisation	-	-	-	-	-
Standardised	2	-	3	-	5
New Zealand	22	-	11	(6)	27
Total	**431**	**9**	**161**	**(191)**	**410**

a. Write-offs from individually assessed provisions.

Regulatory loss estimates and actual losses

The table below compares regulatory credit risk estimates used in the calculation of risk weighted assets to the average of actual outcomes observed since the establishment of Advanced IRB accreditation for each portfolio.

Predicted parameters represent average internally predicted long-run probabilities of default for non-defaulted obligors at the start of each year, as well as downturn estimates of loss (or the regulatory minimum where required). They are averaged using data from the financial years beginning at the time of Advanced IRB accreditation (2008 for most portfolios) and compared to observed outcomes over the same period.

Predicted parameters are reviewed annually utilising observed outcomes from prior periods as a key input.

Historical information from the period of previous capital framework (Basel II) has been mapped to the most comparable Basel III asset classes.

Default rates

At the start of each year, a predicted default probability is assigned to all non-defaulted obligors. This is averaged over the portfolio for the period since IRB accreditation and reported as the predicted default rate. The actual default rate reflects the fraction of obligors who start the year not in default but default during the one-year period. The observed annual default rates are averaged over the period since IRB accreditation.

Loss Given Default (LGD)

LGD estimates are based on an economic loss calculation and include workout costs and discounting of future cash flows to the date of default. LGD analysis excludes recent defaults in order to allow sufficient time for the full workout of the facility and hence an accurate LGD to be determined. The workout period varies by portfolio: a two-year workout period is assumed for transaction-managed and residential mortgage lending; and a one year period for other program-managed portfolios.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 57

Exposure at Default (EAD)

The EAD variance compares the observed EAD to the predicted EAD up to one year prior to default. For transaction-managed portfolios, predicted EAD is currently mandated to be 100% of committed exposures. The observed EAD is averaged for all obligors that defaulted over the observation period.

$m	Regulatory Expected Loss[a]	Default rate Predicted	Default rate Observed	Loss Given Default Predicted	Loss Given Default Observed	Observed EAD variance to Predicted[b]
30 September 2024						
Corporate	560	2.26%	0.91%	41%	21%	(22%)
Business Lending	640	2.26%	1.65%	33%	12%	(13%)
Property Finance[c]	322	N/A	N/A	N/A	N/A	N/A
Large Corporate[c]	113	N/A	N/A	N/A	N/A	N/A
Sovereign	2	0.26%	-	-	-	-
Financial Institutions[c]	59	0.73%	0.49%	-	-	-
Residential Mortgages	1,338	0.77%	0.61%	20%	1%	-
Australian Credit Cards	152	1.55%	1.43%	75%	58%	(3%)
Other Retail	182	4.59%	3.47%	69%	41%	(7%)
Small Business	504	3.89%	2.88%	37%	6%	(15%)
Specialised Lending[d]	28	N/A	2.22%	N/A	11%	(12%)
Securitisation[d]	-	N/A	N/A	N/A	N/A	N/A
New Zealand[e]	586	N/A	N/A	N/A	N/A	N/A
Standardised[d]	-	N/A	N/A	N/A	N/A	N/A
Total	**4,486**					
31 March 2024						
Corporate	547	2.25%	0.91%	41%	21%	(22%)
Business Lending	554	2.26%	1.65%	33%	12%	(13%)
Property Finance[c]	328	N/A	N/A	N/A	N/A	N/A
Large Corporate[c]	85	N/A	N/A	N/A	N/A	N/A
Sovereign	2	0.26%	-	-	-	-
Financial Institutions[c]	60	0.43%	0.10%	-	-	-
Residential Mortgages	1,327	0.77%	0.60%	20%	1%	-
Australian Credit Cards	166	1.56%	1.45%	75%	58%	(3%)
Other Retail	191	4.60%	3.45%	69%	40%	(7%)
Small Business	510	3.91%	2.91%	37%	6%	(12%)
Specialised lending[d]	30	N/A	2.25%	N/A	11%	(12%)
Securitisation[d]	-	N/A	N/A	N/A	N/A	N/A
New Zealand[e]	583	N/A	N/A	N/A	N/A	N/A
Standardised[d]	-	N/A	N/A	N/A	N/A	N/A
Total	**4,383**					

a. Includes regulatory expected losses for defaulted and non-defaulted exposures.

b. A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

c. These are new asset classes under the capital framework. 'Financial Institutions' includes exposures subject to 'Bank' under the previous framework. Performance information of exposures reported under Large Corporate and Property Finance requires sufficient passage of time to be observed and thus is currently shown as N/A.

d. Predicted parameters are not available for specialised lending, securitisation or standardised exposures as risk weights for these portfolios do not rely on credit estimates and are shown as N/A in the tables above.

e. Historical Default Rate, Loss Given Default and Observed-to-Predicted EAD are included in the asset classes above, consistent with the historical classification of New Zealand exposures.

58 **WESTPAC GROUP** SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK EXPOSURE

30 September 2023	Regulatory					Observed EAD
	Expected	Default rate		Loss Given Default		variance to
$m	Loss[a]	Predicted	Observed	Predicted	Observed	Predicted[b]
Corporate	477	2.27%	0.90%	42%	23%	(22%)
Business Lending	529	2.26%	1.65%	35%	14%	(13%)
Property Finance[c]	320	N/A	N/A	N/A	N/A	N/A
Large Corporate[c]	84	N/A	N/A	N/A	N/A	N/A
Sovereign	3	0.25%	-	-	-	-
Financial Institutions[c]	66	0.43%	0.10%	-	-	-
Residential Mortgages	1,166	0.77%	0.60%	20%	1%	(1%)
Australian Credit Cards	155	1.58%	1.47%	75%	57%	(2%)
Other Retail	193	4.62%	3.46%	69%	40%	(7%)
Small Business	509	3.93%	2.93%	37%	6%	(10%)
Specialised Lending[d]	25	N/A	2.22%	N/A	14%	(11%)
Securitisation[d]	-	N/A	N/A	N/A	N/A	N/A
New Zealand[e]	551	N/A	N/A	N/A	N/A	N/A
Standardised[d]	-	N/A	N/A	N/A	N/A	N/A
Total	**4,078**					

a. Includes regulatory expected losses for defaulted and non-defaulted exposures.

b. A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

c. These are new asset classes under the capital framework. 'Financial Institutions' includes exposures subject to 'Bank' under the previous framework. Performance information of exposures reported under Large Corporate and Property Finance requires sufficient passage of time to be observed and thus is currently shown as N/A.

d. Predicted parameters are not available for specialised lending, securitisation or standardised exposures as risk weights for these portfolios do not rely on credit estimates and are shown as N/A in the tables above.

e. Historical Default Rate, Loss Given Default and Observed-to-Predicted EAD are included in the asset classes above, consistent with the historical classification of New Zealand exposures.

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 59 CREDIT RISK MITIGATION This section describes the way in which Westpac reduces its credit risk by using financial collateral, guarantees or credit derivatives for the Corporate, Sovereign and Financial Institutions asset classes. Approach Westpac recognises credit risk mitigation only when formal legal documentation is held that establishes Westpac’s direct, irrevocable and unconditional recourse to the collateral or to an unrelated credit risk mitigation provider. Minimum standards for recognising credit risk mitigation are set out in Westpac’s credit rules and policies. All proposals for recognising risk mitigation require approval by an authorised credit officer. Authorised credit officer approval is also required for existing risk mitigation to be discontinued or withdrawn. The amount of credit risk mitigation recognised is the face value of the mitigation instrument, adjusted by the application of discounts for any maturity and/or currency mismatch with the underlying obligation, so that a discounted amount is recognised when calculating the residual exposure after mitigation. For regulatory capital purposes: • exposures secured by eligible financial collateral, either cash or certain government or semi-government securities, or where protection is bought via credit linked notes, provided proceeds are invested in eligible financial collateral, are included at the gross value, with risk weighted assets for the portion thus secured calculated by applying a 5% LGD1 ; • exposures mitigated by eligible guarantees, standby letters of credit or similar instruments, where Westpac has direct recourse to an unrelated third party, or credit protection bought via credit default swaps where Westpac is entitled to recover either full principal or credit losses on occurrence of defined credit events, are treated under double default rules where the protection provider is rated A-/A3 or better. The Group Chief Credit Officer has the authority to approve exceptions to the A-/A3 minimum; and • exposures mitigated by guarantees, letters of credit, credit default swaps or similar instruments, which are not eligible for double default treatment are treated under the substitution approach. When Westpac uses credit risk mitigation to reduce counterparty exposure, limits are applied to both gross (i.e. pre-mitigation) and net exposure. Furthermore, exposure is recorded against the provider of any credit risk mitigation and a limit framework prevents excessive concentration to such counterparties. Netting Risk reduction by way of current account set-offs is recognised for exposures to creditworthy customers domiciled in Australia and New Zealand only. Customers are required to enter into formal agreements giving Westpac the unfettered right to set-off gross credit and debit balances in their nominated accounts to determine Westpac’s net exposure within each of these two jurisdictions. Cross-border set-offs are not permitted. Close-out netting is undertaken for off-balance sheet financial market transactions with counterparties with whom Westpac has entered into master netting agreements which allow such netting in specified jurisdictions. Close-out netting effectively aggregates pre-settlement risk exposure at time of default, thus reducing overall exposure. Collateral valuation and management Westpac revalues financial markets and associated collateral positions on a daily basis to monitor the net risk position, and has formal processes in place so that calls for collateral top-up or exposure reduction are made promptly. An independent operational unit has responsibility for monitoring these positions. The collateralisation arrangements are documented in accordance with the Credit Support Annex of the International Swaps and Derivatives Association master agreement for derivatives transactions and Global Master Repurchase Agreement for repurchase transactions and Clearing Agreements for cleared trades. 1. Excludes collateralised derivative transactions.

60 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

CREDIT RISK MITIGATION

Total exposure covered by collateral, credit derivatives and guarantee

					Credit Risk Mitigants		
$m	Total before mitigation	Impact of credit mitigation[a]	Total after mitigation	Total exposure for which some credit risk is mitigated	Eligible Financial Collateral	Covered by Guarantees	Covered by Credit Derivatives
30 September 2024							
Corporate	43,527	(22)	43,505	364	22	-	-
Large Corporate	42,950	(13)	42,937	2,723	1,534	-	-
Sovereign	152,125	(695)	151,430	1,840	730	361	-
Financial Institutions	43,330	(2,218)	41,112	9,363	3,766	886	-
Standardised	25,711	(1)	25,710	1	1	-	-
Total	**307,643**	**(2,949)**	**304,694**	**14,291**	**6,053**	**1,247**	**-**
31 March 2024							
Corporate	42,947	(11)	42,936	738	11	87	-
Large Corporate	40,205	-	40,205	2,116	1,254	-	-
Sovereign	169,164	(527)	168,637	1,109	528	214	-
Financial Institutions	39,897	(1,469)	38,428	5,796	2,471	425	-
Standardised	27,412	(1)	27,411	1	1	-	-
Total	**319,625**	**(2,008)**	**317,617**	**9,760**	**4,265**	**726**	**-**
30 September 2023							
Corporate	40,642	(97)	40,545	617	97	90	-
Large Corporate	41,339	(11)	41,328	2,686	1,419	-	-
Sovereign	175,870	(493)	175,377	1,005	493	240	-
Financial Institutions	40,954	(2,528)	38,426	7,362	3,375	402	-
Standardised	29,393	-	29,393	-	-	-	-
Total	**328,198**	**(3,129)**	**325,069**	**11,670**	**5,384**	**732**	**-**

a. Impact of credit mitigation under the substitution approach.

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 61 COUNTERPARTY CREDIT RISK Approach Westpac’s process for managing counterparty credit risk is based on its assessment of the potential future credit risk Westpac is exposed to when dealing in derivatives products and securities financing transactions. Westpac quantifies this risk through a daily simulation of future market price and rate shocks and converts the effect of these shocks on the mark-to-market value of Westpac’s positions to a credit exposure using Westpac’s Derivative Risk Equivalent (DRE) methodology. Exposures are loaded into Westpac’s credit limit management system where they are checked against pre-settlement risk limits that are set at the counterparty level. Limit excesses are reported to credit managers and actioned within strict timeframes. Structure and organisation Financial Markets (First Line of Defence) and Westpac Institutional Bank Credit (WIB Credit, Second Line of Defence) work collaboratively, providing insight, oversight and challenge of Financial Market’s credit exposure. WIB Credit sets counterparty credit risk appetite, internal ratings, and credit limits for the counterparties with which Financial Markets transacts. Transactions generating credit exposure outside of pre-defined credit appetite and limits require approval by WIB Credit. Market related credit risk There are two components to the regulatory capital requirements for credit risk arising from derivative products: • capital to absorb losses arising from the default of derivative counterparties; and • capital to absorb losses arising from mark-to-market valuation movements resulting from changes in the credit quality of derivative counterparties. These valuation movements are referred to as credit valuation adjustments (CVA) and this risk is sometimes labelled as CVA risk. Risk mitigation Mitigation is achieved in a number of ways: • the limit system monitors for excesses of the pre-defined limits, with any excesses being notified to Authorised Credit Officers; • Westpac has netting agreements with counterparties to allow the exposure across a portfolio of trades with the same counterparty to be netted; • Westpac has collateral agreements with its largest counterparties. The market value of the counterparty’s portfolio is used to recalculate the credit position at each end of day, with collateral being called for when certain pre-set limits are met or exceeded. Westpac exchanges Initial Margin with eligible counterparties for eligible products as protection against potential future exposure to changes in market value; • Westpac has initial margin agreements with qualifying counterparties subject to relevant international regulations. The exchange of initial margin for eligible products covers the potential future exposure that could arise from changes in the market value of derivative transactions over the close-out period in the event of a counterparty default; • credit derivatives are used to mitigate credit exposure against certain counterparties; and • regular marking to market and settling of the foreign exchange components of foreign exchange reset contracts. Counterparty derivative exposures and limits The risk management methodology for counterparty derivatives exposures is similar to the credit methodology for transaction-managed loans. The main difference is in the estimation of the exposure for derivatives which is based on the DRE methodology. DRE is a credit exposure measure for derivative trades which is calibrated to a ‘loan-equivalent’ exposure. Counterparty credit limits are approved on an uncommitted and unadvised basis by Authorised Credit Officers. This follows an evaluation of each counterparty’s credit worthiness and establishing an agreed credit risk appetite for the nature and extent of prospective business.

62 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

COUNTERPARTY CREDIT RISK

Wrong-way risk exposures

Westpac defines wrong-way risk as exposure to a counterparty which is adversely correlated with the credit quality of that counterparty. With respect to credit derivatives, wrong-way risk refers to credit protection purchased from a counterparty highly correlated to the reference obligation.

Wrong-way risk exposures using credit derivatives are controlled by only buying protection from highly rated counterparties. These transactions are assessed by an Authorised Credit officer who has the right to decline any transaction where they feel there is an unacceptably high correlation between the ability to perform under the trade and the performance of the underlying counterparty.

Consequences of a downgrade in Westpac's credit rating

A downgrade in Westpac's credit rating can have an impact on Westpac's collateral agreements. Where an outright threshold and minimum transfer amount are agreed, there will not be any impact on the amount of collateral posted by Westpac in the event of a credit rating downgrade. Where the threshold and minimum transfer amount are tiered according to credit rating, the impact of Westpac being downgraded below its current credit rating would be: for a one notch and two notch downgrade, it would require an additional collateral of $4 million[1].

Counterparty credit risk summary

The counterparty credit risk exposures below exclude New Zealand exposures. These exposures are separately included in the New Zealand credit exposure line item.

$m	30 September 2024	31 March 2024	30 September 2023
Gross positive fair value	23,924	15,776	21,461
Netting and collateral benefits[a]	(19,447)	(11,044)	(14,599)
Replacement cost	**4,477**	**4,732**	**6,862**
Potential future exposure	13,724	13,212	11,938
Impact of scaling factor of 1.4 and incurred credit value adjustment	7,181	7,075	7,381
Net derivatives credit exposure under standardised approach to counterparty credit risk	**25,382**	**25,019**	**26,181**
Exposure type			
Interest rate contracts	6,610	5,924	4,736
Foreign exchange contracts	17,956	18,282	20,746
Equity contracts	-	-	-
Credit derivatives	83	64	14
Commodity contracts	733	749	685
Other	-	-	-
Total	**25,382**	**25,019**	**26,181**

a. Includes cash collateral posted of $2,893 million as at 30 September 2024 (31 March 2024 included cash collateral posted: $2,210 million, 30 September 2023 included cash collateral held: $1,235 million).

Credit derivative transactions that create exposures to counterparty credit risk

30 September 2024	Westpac Portfolio		Intermediation activities	
Notional value by product type ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	2,309	-	-	-
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	**2,309**	**-**	**-**	**-**

1. Credit rating downgrade postings are cumulative.

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 63 31 March 2024 Westpac Portfolio Intermediation activities Notional value by product type ($m) Bought Sold Bought Sold Credit Default Swaps 2,271 - - - Total Return Swaps - - - - Credit options - - - - Credit linked notes - - - - Collateralised Loan Obligations - - - - Other - - - - Total 2,271 - - - 30 September 2023 Westpac Portfolio Intermediation activities Notional value by product type ($m) Bought Sold Bought Sold Credit Default Swaps 2,027 65 - - Total Return Swaps - - - - Credit options - - - - Credit linked notes - - - - Collateralised Loan Obligations - - - - Other - - - - Total 2,027 65 - -

64 **WESTPAC GROUP** SEPTEMBER 2024 PILLAR 3 REPORT

SECURITISATION

A securitisation is a financial structure where the cash flow from a pool of assets is used to service obligations to at least two different tranches or classes of creditors (typically holders of debt securities), with each class or tranche reflecting a different degree of credit risk (i.e. one class of creditors is entitled to receive payments from the pool before another class of creditors).

Securitisation transactions are generally grouped into two broad categories:

- traditional or true sale securitisations, which involve the transfer of ownership of the underlying asset pool to a third party; and
- synthetic transactions, where the ownership of the underlying asset pool remains with the originator and only the credit risk of the pool is transferred to a third party, using credit derivatives or guarantees.

Covered bond transactions, in which bonds issued by Westpac are guaranteed by assets held in a special purpose vehicle, are not considered to be securitisation transactions.

Approach

Westpac's involvement in securitisation activities ranges from a seller of its own assets to an investor in third-party transactions and includes the arranging of transactions, the provision of securitisation services and the provision of funding for clients, including clients requiring access to capital markets. All securitisation activity must follow Westpac's credit policies and approval processes.

Securitisation of Westpac originated assets - Securitisation is used by Westpac to manage funding and liquidity and may also be used for capital management. It allows Westpac the ability to use a pool of assets to increase Westpac's wholesale funding capacity. Westpac may provide arm's length facilities and services to the securitisation vehicles. These typically include the provision of financing, redraw facilities and derivative contracts.

Westpac has entered into self securitisation transactions for funding and liquidity purposes. These are the same as traditional securitisations, except that Westpac is the holder of all classes of notes issued (other than where senior notes have been pledged as eligible collateral with the RBA). The senior notes qualify as eligible collateral with the RBA, and are pledged against the Term Funding Facility provided by the RBA and used to meet APRA's contingent liquidity requirements[1].

These 'self securitisations' do not change risk weighted assets[2]. No securitisation transactions for Westpac originated assets are classified as re-securitisation exposures which are deemed to mean a securitisation exposure in which at least one of the underlying exposures in the pool is a securitisation exposure.

Securitisation in the management of Westpac's credit portfolio - Westpac does not use securitisation to manage its corporate and institutional loan and counterparty credit risk portfolios. Single name credit default swaps are not treated as securitisations but as credit risk mitigation facilities.

Provision of securitisation services, including funding and arranging asset backed bond issues - Westpac provides services to clients wishing to access asset-backed financing through securitisation. Those services include the provision of warehouse[3] and term funding of securitised assets; and arranging and/or lead managing asset backed bond issues. Westpac may also invest in securitised bond issues and will receive an interest margin for securities held.

Securitisation facilities provided by Westpac may include re-securitisation exposures. Westpac also buys and sells securitisation exposures in the secondary market to facilitate portfolio management activity by its institutional customers who hold asset backed bonds.

Westpac's role in the securitisation process

Securitisation activity	Role played by Westpac	
Securitisation of Westpac originated assets	• Arranger • Asset originator • Bond distributor • Facility provider	• Note holder • Trust manager • Swap provider • Servicer
Provision of securitisation services including funding and arranging asset backed bond issues	• Arranger • Bond distributor • Warehouse financing • Investor - purchaser of securitisation exposures	• Liquidity facility provider • Swap provider • Market maker and broker for distributed bonds

1. APS 210 updated contingent liquidity guidance requires from 1 March 2022, self securitisations to cover 30% of AUD net cash outflows.
2. The credit exposures of the underlying loans are measured in accordance with APS 112 and APS 113.
3. Lending facilities provided to securitisation vehicles which enable accumulation of originator assets until a sufficiently large pool is available for issuance of securities in a term securitisation.

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 65 Key Objectives Securitisation of Westpac originated assets - The securitisation of Westpac’s own assets provides funding diversity and liquidity management. Provision of securitisation services including funding and arranging asset backed bond issues - Westpac receives market-based fees in return for its services as servicer, swap provider, arranger, facility provider and distribution fees for issuance of asset backed bonds associated with the provision of warehouse and term funding facilities. Westpac also purchases securities in order to earn income. Westpac facilitates portfolio management activity by its institutional customers by buying and selling securitisation exposures in the secondary market and is compensated through an interest margin including a bid-offer spread on the transactions. Structure and organisation Securitisation of Westpac originated assets - Treasury is responsible for all Westpac originated securitisation activity including funding and liquidity management. Provision of securitisation services including funding and arranging asset backed bond issues - These services are provided by Westpac Institutional Bank and include the provision of securitisation services including arranger, bond distributor, warehouse financing, liquidity facility provider, swap provider, market-making and broking of asset-backed bonds. Risk reporting Credit exposure - Funding, liquidity, credit enhancement and redraw facilities, swap arrangements and counterparty exposures are captured and monitored in key source systems along with other facilities/derivatives entered into by Westpac. Operational risk exposure - The operational risk review process for Westpac includes the identification of risks, controls and key performance indicators in relation to all securitisation activity and services provided by Westpac or any of its subsidiaries. Market risk exposure - Exposures arising from transactions with counterparties are captured as part of Westpac’s traded and non-traded market risk reporting and limit management framework. Liquidity risk exposure - Exposure to, and the impact of, securitisation transactions are managed under the Liquidity Risk Management Framework and are integrated into routine reporting for capital and liquidity positions, net interest margin analysis, balance sheet forecasting and funding scenario testing. The annual funding plan incorporates consideration of overall liquidity risk limits and the securitisation of Westpac originated assets. Risk mitigation Securitisation of Westpac originated assets - The interest rate and basis risks generated by Westpac’s hedging arrangements to each securitisation trust are captured and managed within Westpac’s asset and liability management framework. The liquidity risk generated by Westpac’s liquidity and redraw facilities to each securitisation trust is captured and managed in accordance with Westpac’s liquidity management policies along with all other contingent liquidity facilities. Provision of securitisation services including funding and arranging asset backed bond issues - All securitisation transactions are approved within the context of a securitisation credit policy that sets detailed transaction-specific guidelines that regulate servicer counterparty risk appetite, transaction tenor, asset class, third party credit support and portfolio quality. This policy is applied in conjunction with other credit and market risk policies that governs the provision of derivative and other services that support securitisation transactions. In particular, credit hedging transactions are subject to Westpac’s credit risk mitigation approach (see pages 59 and 60). Any interest rate or currency hedging is subject to counterparty credit risk management (see pages 61 to 63) and market risk management (see pages 74 to 78) policies and processes).

66 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT SECURITISATION Regulatory capital approaches The regulatory capital treatment of all securitisation exposures is measured in accordance with APS 120 other than the securitisation exposures of an overseas banking subsidiary that is prudentially regulated by a prescribed authority. Outside of Australia, Westpac has securitisation exposures in Westpac New Zealand Limited. For these exposures, Westpac calculates risk-weighted assets using the Reserve Bank of New Zealand’s prudential rules. These exposures are separately included in the New Zealand credit exposure line item. Westpac must still make deductions from CET1 capital that are required under APS 120. APS 120 also specifies that securitisation exposures held in the trading book are subject to the requirements of Prudential Standard APS 116 Capital Adequacy: Market Risk. Under APS 120 the approaches employed include the External Rating Based Approach (ERBA) and the Supervisory Formula Approach (SFA). Under the ERBA, APRA provides risk-weights that are matched to external credit ratings and takes into account tranche maturity and tranche thickness. The SFA applicable to unrated exposures dynamically looks at the type and performance of underlying asset pools funded by the securitisation exposure as well as the structural features of the transaction to determine capital requirements. The Internal Assessment Approach is not permitted under APS 120. Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust are excluded from Westpac’s calculation of credit risk weighted assets if capital relief is sought and the requirements of APS 120 are satisfied1 .. In instances where insufficient risk transfer is achieved by the transaction for regulatory purposes, the capital calculation is performed on the underlying asset pool while the facilities provided to such securitisation vehicles do not attract regulatory capital charges. Provision of securitisation services including funding - Westpac uses the ERBA and the SFA methodology when determining regulatory capital requirements for warehouse and term funding client facilities. The External Credit Assessment Institutions (ECAI) that can be used by Westpac for securitisations are S&P Global Ratings, Moody's Ratings and Fitch Ratings. Westpac’s accounting policies for securitisation activities Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust remain on Westpac’s balance sheet for accounting purposes. Provision of securitisation services including funding and arranging asset backed bond issues - Fee income from these services is recognised on an accrual basis. Liquidity and funding facilities are treated as commitments to provide finance, with fee and margin income recognised on an accrual basis. Warehouse and term funding facilities are treated as loans. For investment in securitisation exposures, if the instrument has been designated on initial recognition at fair value (including instruments containing a credit default swap), the exposure will be measured at fair value through the Income Statement. All other investments in securitisation exposures will be classified and measured at fair value through Other Comprehensive Income (FVOCI) (within the debt securities at FVOCI reserve). 1. Including the requirements to achieve capital relief.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 67

Banking book summary of assets securitised by Westpac[1]

The table below shows outstanding banking book securitisation assets and assets intended to be securitised for Westpac originated assets by underlying asset type. It includes the amount of impaired and past due assets, along with any losses recognised by Westpac during the current period.

Securitised assets are held in securitisation trusts. Trusts which meet requirements to achieve capital relief do not form part of the Level 2 consolidated group. Self securitisation trusts remain consolidated at Level 2 and the assets transferred to these trusts are risk weighted in accordance with APS 112 and APS 113.

	Total outstanding securitised by ADI							
$m	Traditional Securitisation[a]	Synthetic Securitisation	Assets Intended to be securitised	Non performing Exposures - Not Impaired	Non performing Exposures - Impaired	Total Non performing Exposures	Past due assets	Westpac recognised losses
30 September 2024								
Residential mortgages	112,960	-	-	1,201	55	1,256	1,144	-
Credit cards	-	-	-	-	-	-	-	-
Auto and equipment finance	-	-	-	-	-	-	-	-
Business lending	-	-	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Total	**112,960**	**-**	**-**	**1,201**	**55**	**1,256**	**1,144**	**-**
31 March 2024								
Residential mortgages	121,138	-	-	1,199	61	1,260	1,129	-
Credit cards	-	-	-	-	-	-	-	-
Auto and equipment finance	-	-	-	-	-	-	-	-
Business lending	-	-	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Total	**121,138**	**-**	**-**	**1,199**	**61**	**1,260**	**1,129**	**-**
30 September 2023								
Residential mortgages	132,630	-	-	1,009	56	1,065	949	-
Credit cards	-	-	-	-	-	-	-	-
Auto and equipment finance	-	-	-	-	-	-	-	-
Business lending	-	-	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Total	**132,630**	**-**	**-**	**1,009**	**56**	**1,065**	**949**	**-**

a. Includes self-securitisation assets of $106,891 million as at 30 September 2024 ($114,287 million as at 31 March 2024 and $127,884 million as at 30 September 2023).

1. Represents securitisation activity from the end of the reporting period to the disclosure date of this report.

68 **WESTPAC GROUP** SEPTEMBER 2024 PILLAR 3 REPORT

SECURITISATION

Banking book summary of total Westpac sponsored third party assets securitised[1]

The table below represents banking book third party assets where Westpac acts as a sponsor. Westpac would be considered as a sponsor as it manages or advises the securitisation program, places securities into the market or provides liquidity and/or credit enhancement.

$m	30 September 2024	31 March 2024	30 September 2023
Residential mortgages	123	123	149
Total	**123**	**123**	**149**

Banking book summary of securitisation activity by asset type

This table shows assets transferred into securitisation schemes by underlying asset type (ADI originated) for the relevant period.

For the 12 months ended 30 September 2024 $m	Amount securitised	Recognised gain or loss on sale
Residential mortgages	12,207	-
Total	**12,207**	**-**

For the 6 months ended 31 March 2024 $m	Amount securitised	Recognised gain or loss on sale
Residential mortgages	4,714	-
Total	**4,714**	**-**

For the 12 months ended 30 September 2023 $m	Amount securitised	Recognised gain or loss on sale
Residential mortgages	26,201	-
Total	**26,201**	**-**

1. Excludes New Zealand exposures. Under the capital framework these exposures are separately included in the New Zealand credit exposure line item.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 69

Banking book summary of on and off-balance sheet securitisation by exposure type[1]

The table below shows non-Westpac originated banking book securitisation exposures by exposure type for the relevant period.

	On balance sheet			Total
$m	Securitisation retained	Securitisation purchased	Off-balance sheet	Exposure at Default
30 September 2024				
Securities	-	9,161	-	9,161
Liquidity facilities	-	-	451	451
Funding facilities	6,497	-	664	7,161
Underwriting facilities	-	-	-	-
Lending facilities	1,184	-	88	1,272
Warehouse facilities	16,033	-	5,467	21,500
Total	**23,714**	**9,161**	**6,670**	**39,545**
31 March 2024				
Securities	-	7,942	-	7,942
Liquidity facilities	-	-	378	378
Funding facilities	6,988	-	720	7,708
Underwriting facilities	-	-	-	-
Lending facilities	1,831	-	159	1,990
Warehouse facilities	14,210	-	5,781	19,991
Total	**23,029**	**7,942**	**7,038**	**38,009**
30 September 2023				
Securities	-	7,520	-	7,520
Liquidity facilities	-	-	329	329
Funding facilities	6,800	-	767	7,567
Underwriting facilities	-	-	-	-
Lending facilities	1,870	-	220	2,090
Warehouse facilities	13,632	-	6,462	20,094
Total	**22,302**	**7,520**	**7,778**	**37,600**

1. Excludes New Zealand exposures. Under the capital framework these exposures are separately included in the New Zealand credit exposure line item.

70 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

SECURITISATION

Banking book securitisation exposure at default by risk weight band

	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
30 September 2024						
Less than or equal to 10%	-	-	-	-	-	-
Greater than 10 - 20%	31,959	-	31,959	5,578	-	5,578
Greater than 20 - 30%	6,733	-	6,733	1,651	-	1,651
Greater than 30 - 50%	311	-	311	109	-	109
Greater than 50 - 75%	377	-	377	225	-	225
Greater than 75 - 100%	102	-	102	95	-	95
Greater than 100 - 250%	23	-	23	24	-	24
Greater than 250 - 425%	40	-	40	139	-	139
Greater than 425 - 650%	-	-	-	-	-	-
Other	-	-	-	-	-	-
Deductions	-	-	-	-	-	-
Total	**39,545**	**-**	**39,545**	**7,821**	**-**	**7,821**
31 March 2024						
Less than or equal to 10%	-	-	-	-	-	-
Greater than 10 - 20%	33,154	-	33,154	5,778	-	5,778
Greater than 20 - 30%	4,182	-	4,182	1,047	-	1,047
Greater than 30 - 50%	186	-	186	76	-	76
Greater than 50 - 75%	411	-	411	248	-	248
Greater than 75 - 100%	10	-	10	9	-	9
Greater than 100 - 250%	31	-	31	39	-	39
Greater than 250 - 425%	35	-	35	120	-	120
Greater than 425 - 650%	-	-	-	-	-	-
Other	-	-	-	-	-	-
Deductions	-	-	-	-	-	-
Total	38,009	-	38,009	7,317	-	7,317
30 September 2023						
Less than or equal to 10%	-	-	-	-	-	-
Greater than 10 - 20%	31,440	-	31,440	5,530	-	5,530
Greater than 20 - 30%	3,213	-	3,213	746	-	746
Greater than 30 - 50%	2,540	-	2,540	1,123	-	1,123
Greater than 50 - 75%	356	-	356	217	-	217
Greater than 75 - 100%	38	-	38	35	-	35
Greater than 100 - 250%	9	-	9	10	-	10
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	-	-	-	-	-	-
Other	-	-	-	-	-	-
Deductions	4	-	4	-	-	-
Total	**37,600**	**-**	**37,600**	**7,661**	**-**	**7,661**

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 71 Banking book securitisation exposure deducted from capital As at 30 September 2024, securitisation exposure deducted from capital was $10 million (31 March 2024: $16 million) all of which related to the securitisation of Westpac originated assets. Banking book securitisation subject to early amortisation treatment There is no securitisation exposure in the banking book that is subject to early amortisation treatment as at 30 September 2024(31 March 2024: nil). Banking book re-securitisation exposure subject to credit risk mitigation (CRM) As at 30 September 2024, re-securitisation exposures subject to CRM was nil (31 March 2024: nil). Banking book re-securitisation exposure to guarantors Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments as at 30 September 2024 (31 March 2024: nil).

72 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

SECURITISATION

Trading book summary of on and off-balance sheet securitisation by exposure type[1]

$m	On balance sheet Securitisation retained	On balance sheet Securitisation purchased	Off-balance sheet	Total Exposure at Default
30 September 2024				
Securities	-	774	-	774
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	214	214
Other derivatives	-	-	1	1
Total	**-**	**774**	**215**	**989**
31 March 2024				
Securities	-	610	-	610
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	130	130
Other derivatives	-	-	1	1
Total	**-**	**610**	**131**	**741**
30 September 2023				
Securities	-	447	-	447
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	49	49
Other derivatives	-	-	5	5
Total	**-**	**447**	**54**	**501**

1. EAD associated with trading book securitisation is not included in the EAD by major type on page 31. Trading book securitisation exposure is captured and risk weighted under APS 116.

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 73 Trading book securitisation exposure deducted from capital There is no trading book capital deduction for 30 September 2024 (31 March 2024: nil). Trading book summary of assets securitised by Westpac As at 30 September 2024, there was $20 million in outstanding securitisation exposures for Westpac originated assets held in the trading book (31 March 2024: $120 million). Trading book summary of total Westpac sponsored third party assets securitised There are no third party assets held in the trading book where Westpac is responsible for the establishment of the securitisation program and subsequent management as at 30 September 2024 (31 March 2024: nil). Trading book summary of securitisation activity by asset type There was $20 million of Westpac originated residential mortgage exposures in the trading book as at 30 September 2024 (31 March 2024: $120 million). Trading book aggregated amount of exposure securitised by Westpac and subject to APS 116 Capital Adequacy: Market Risk As at 30 September 2024, there was $20 million of Westpac originated securitisation exposure held in the trading book subject to APS 116 Capital Adequacy: Market Risk (31 March 2024: $120 million). Trading book securitisation exposure subject to internal models approach (IMA) for specific risk There is no trading book securitisation exposure subject to IMA for specific risk for 30 September 2024 (31 March 2024: nil). Trading book securitisation exposure subject to APS 120 Securitisation specific risk by risk weight band There is no trading book securitisation exposure subject to APS 120 specific risk for 30 September 2024 (31 March 2024: nil). Trading book capital requirements for securitisation exposures subject to IMA for specific risk by risk classification There is no trading book capital requirement for securitisation subject to IMA for specific risk for 30 September 2024(31 March 2024: nil). Trading book capital requirements for securitisation regulatory capital approaches by risk weight band There is no trading book capital requirement for securitisation subject to regulatory capital approaches for 31 March 2024 (31 March 2024: nil). Trading book securitisation subject to early amortisation treatment There is no securitisation exposure in the trading book that is subject to early amortisation treatment for 30 September 2024 (31 March 2024: nil). Trading book re-securitisation exposure subject to CRM Westpac has no re-securitisation exposure subject to CRM at 30 September 2024 (31 March 2024: nil). Trading book re-securitisation by guarantor creditworthiness Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments for 30 September 2024 (31 March 2024: nil).

74 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT MARKET RISK Westpac’s exposure to traded market risk arises out of Financial Markets and Treasury trading activities. This is quantified for regulatory capital purposes using both the internal model approach and the standard method, details of which are provided below. Approach Financial Markets in WIB supports customers through activities including market making and distribution of capital markets products. The types of market risk arising from these activities include interest rate, foreign exchange, commodity, equity price, credit spread and volatility risk. Treasury’s trading activity includes the management of interest rate, foreign exchange and credit spread risks associated with the wholesale funding book, liquid asset portfolios and foreign exchange repatriations. Treasury also manages interest rate risk in the banking book which is discussed in the IRRBB section. Trading activities are managed within a BRiskC approved market risk framework that incorporates BRiskC approved value at risk (VaR) and stressed value at risk (SVaR) limits. Market risk is managed using VaR, SVaR and structural risk limits (including volume limits and basis point value limits) in conjunction with scenario analysis and stress testing. Market risk limits are allocated to business management based upon Westpac’s risk appetite and business strategies, in addition to the consideration of market liquidity and concentration risk. Trades are fair valued daily using rates that have been captured from an independent market data source that has been approved by the Revaluation Committee (RC). Where there is no source of independent rates, data will either be derived using a methodology approved by the RC or sourced from dealer contributions. Rates that are dealer-sourced or have limited independent sources are reviewed at least on a monthly basis. The RC meets monthly to review the results of independent price verification performed by the Finance valuation function. In addition, valuation adjustments may be made as deductions from CET1 Capital for exposures which are not captured through the fair valuation framework. VaR and SVaR limits Market risk arising from trading book activities is primarily measured using VaR based on an historical simulation methodology. Westpac estimates VaR as the potential loss in earnings from adverse market movements and is calculated to a 99% confidence level using the most recent 12 months of historical market data. SVaR is an additional VaR measure which uses 12 months of historical market data that includes a period of significant financial stress. VaR and SVaR take account of all known material market variables that may cause a change in the value of the trading portfolio, including interest rates, foreign exchange rates, price changes, volatility, and the correlation between these variables. The BRiskC approved market risk VaR and SVaR limits for trading activities include separate VaR and SVaR sub-limits for the trading activities of Financial Markets and Treasury. Back-testing Daily back-testing of VaR results is performed to ensure that model integrity is maintained. A review of both the actual and potential profit and loss outcomes is also undertaken to monitor any skew created by the historical data. Stress testing Daily stress testing against pre-determined scenarios is carried out to analyse potential losses beyond the 99% confidence level. A stress test escalation framework is approved by the Head of Market Risk, Liquidity and Capital Risk. Profit and loss notification framework The BRiskC has approved a profit and loss notification framework. Included in this framework are levels of escalation in accordance with the size of the profit or loss. Triggers are applied to both a 1-day and a rolling 20-day cumulative total.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 75

Risk reporting

Daily monitoring of current exposure and limit utilisation is conducted independently by the Market Risk and Treasury Risk (Second Line of Defence) teams, that monitor market risk exposures against VaR, SVaR and structural limits. Daily VaR and SVaR position reports are produced by risk type, by product lines and by geographic region. These are supplemented by structural risk reporting, advice of profit and loss trigger levels and stress test escalation trigger points. Model accreditation has been granted by APRA for the use of an internal model for the determination of regulatory capital for the key classes of interest rate (general market), foreign exchange, commodity and equity risks (including equity specific risk). Under the model, regulatory capital is derived from both the current VaR window and a SVaR window, where these VaR measures are calculated over a 10-day time horizon to a 99th percentile, one-tailed confidence interval. Specific risk refers to the variations in individual security prices that cannot be explained by general market movements, and event and default risk. Interest rate specific risk capital (specific issuer risk) is calculated using the Standard method and is added to the VaR regulatory capital measure. Westpac currently holds an industry-wide capital overlay which was introduced from 31 December 2021 and relates to APRA's revised risks-not-in-VaR framework. This overlay will be applied until the Group's revised framework is approved by APRA.

Structural foreign exchange rate risk

Structural foreign exchange rate risk results from the generation of foreign currency denominated earnings and from Westpac's capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. The Australian dollar equivalent of offshore earnings and capital is subject to change as exchange rates fluctuate, which could introduce significant variability to Westpac's reported financial results. ALCO provides oversight of the appropriateness of foreign exchange hedges on earnings and capital.

Risk mitigation

Market risk positions are managed by the trading desks consistent with delegated trading and product authorities. Risk management is carried out by qualified personnel with varying levels of seniority commensurate with the nature and scale of market risks under management.

The following controls allow monitoring by management:

- trading authorities and responsibilities are clearly delineated at all levels;
- a structured system of limits and reporting of risk exposures, including stress testing;
- surveillance of dealing room conduct;
- all new products and significant product variations undergo a rigorous approval process to identify business risks prior to launch;
- models that are used to determine risk or profit and loss for Westpac's accounts are independently reviewed;
- duties are segregated so that employees involved in the origination, processing and valuation of transactions operate under separate reporting lines, minimising the opportunity for collusion; and
- legal personnel review documentation for compliance with relevant laws and regulations.

In addition, Group Audit provides independent assurance of the governance, risk management and internal controls.

Market risk regulatory capital and risk weighted assets

The Internal model approach uses VaR and SVaR, while the Standard approach is used for interest rate specific risk.

	Capital required			Risk weighted assets		
$m	30 September 2024	31 March 2024	30 September 2023	30 September 2024	31 March 2024	30 September 2023
Internal model approach	637	765	808	7,969	9,563	10,094
Standard approach	127	135	115	1,586	1,688	1,444
Total	**764**	**900**	**923**	**9,555**	**11,251**	**11,538**

76 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT MARKET RISK VaR by risk type For the 6 months ended $m High Low Average Period end 30 September 2024 Interest rate risk 12.8 5.4 7.7 6.2 Foreign exchange risk 5.9 1.1 2.1 3.0 Equity risk - - - - Commodity risk 1.4 0.6 0.9 0.9 Other market risks 3.7 1.9 2.8 3.0 Diversification benefit N/A N/A (4.5) (4.7) Net market riska 14.5 6.8 9.1 8.3 31 March 2024 Interest rate risk 21.2 7.6 13.9 7.6 Foreign exchange risk 7.3 0.9 2.7 1.6 Equity risk - - - - Commodity risk 1.7 0.9 1.5 1.1 Other market risks 10.1 2.6 8.0 2.7 Diversification benefit N/A N/A (9.2) (3.8) Net market riska 23.4 8.8 16.8 9.2 30 September 2023 Interest rate risk 21.8 7.8 12.8 11.3 Foreign exchange risk 3.8 1.1 2.3 3.0 Equity risk 0.1 - - - Commodity risk 1.8 0.9 1.5 1.5 Other market risks 9.4 6.8 8.0 7.9 Diversification benefit N/A N/A (7.1) (6.5) Net market riska 31.8 10.4 17.4 17.2 a. VaR and SVaR measures shown here use a 1 day time horizon. The net market risk measure reflects the aggregate diversified risk position for the period. Therefore, individual risk factors will not sum to this total.

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 77 Stressed VaR by risk type For the 6 months ended $m High Low Average Period end 30 September 2024 Interest rate risk 95.4 32.5 62.4 38.2 Foreign exchange risk 10.8 1.5 3.5 6.0 Equity risk - - - - Commodity risk 2.1 0.8 1.2 1.2 Other market risks 18.6 13.9 16.0 16.5 Diversification benefit N/A N/A (20.7) (19.8) Net market riska 93.3 32.7 62.4 42.1 31 March 2024 Interest rate risk 83.6 43.3 61.4 60.8 Foreign exchange risk 16.6 1.7 4.3 2.5 Equity risk - - - - Commodity risk 2.6 1.3 1.8 1.5 Other market risks 18.8 15.1 17.3 17.2 Diversification benefit N/A N/A (18.9) (17.0) Net market riska 87.3 50.7 65.9 65.0 30 September 2023 Interest rate risk 152.8 48.4 79.0 60.1 Foreign exchange risk 10.2 1.0 3.8 3.9 Equity risk 0.2 - - - Commodity risk 3.6 1.2 1.8 1.9 Other market risks 18.0 12.7 15.7 16.7 Diversification benefit N/A N/A (15.8) (28.8) Net market riska 157.8 53.8 84.4 53.8 a. The net market risk measure reflects the aggregate diversified risk position for the period. Therefore, individual risk factors will not sum to this total.

78 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

MARKET RISK

Back-testing results

The following graph gives a comparison of actual profit and loss to VaR over the six months ended 30 September 2024.


Traded Risk: Actual Profit and Loss vs. Var
01-Apr-2024 to 30-Sep-2024
Actual Profit and Loss ($m)
30
20
10
-
(10)
(20)
(30)
-
10
20
30
Daily Value at Risk ($m)

Each point on the graph represents 1 day's trading profit or loss. This result is placed on the graph relative to the associated VaR utilisation. The downward sloping line represents the point where a loss is equal to VaR utilisation.

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 79 INTEREST RATE RISK IN THE BANK BOOK (IRRBB) Introduction The Group manages interest rate risk to achieve reasonable earnings stability over time. IRRBB arises from changes in market interest rates that impact the Group’s earnings (net interest income (NII)) or the economic value of the balance sheet. The banking book activities that give rise to this risk include customer lending and deposit taking, balance sheet funding and liquidity management and capital management. Management IRRBB is managed and governed under the Group’s Market Risk Management Framework which is approved by the BRiskC. This framework is supported by a comprehensive IRRBB measurement system that quantifies these risks and the potential impact from changes in market interest rates. Key aspects of this framework include: • risk appetite metrics set by the Board which incorporate limits for changes in NII, embedded losses and economic value at risk; • centralisation of the management of the Group’s interest rate risk profile into Treasury via the Funds Transfer Pricing policy process, and systems; • day to day management of these risks by Treasury in line with approved limits. This includes the development and execution of the interest rate risk strategy for the Group’s choice of its investment term of capital and the repricing profile for non-rate sensitive deposits; • policies and procedures that support the proactive risk management of IRRBB exposures and the management and performance of models used to capture and measure IRRBB risk; • regular reporting of IRRBB metrics to senior management and the Board; and • independent oversight from the Market Risk and Model Risk functions in line with the Group’s Three Lines of Defence framework. Measurement Westpac has received approval from APRA to use its internal model for the calculation of regulatory capital for IRRBB, under APS 117 Capital Adequacy: Interest Rate Risk in the Banking Book. Westpac measures and monitors IRRBB outcomes using the following principal metrics: • Value at Risk (VaR) – potential loss in economic value from adverse market rate movements while maintaining the portfolio for a defined period. Westpac calculates VaR for both internal monitoring and regulatory capital purposes. The regulatory capital VaR measure uses 6 years of historical data with a scaled 1 year holding period and 99% confidence interval and internal VaR, 1 year of historical data is used with a 1 day holding period and 99% confidence interval. Limits are in place to manage potential losses in the economic value of the banking book; • Single currency basis and credit spread sensitivities – the estimate of a change in economic value of the banking book due to a 1 basis point move in single currency basis and credit spreads. Structural risk limits are in place to manage these sensitivities; • Embedded Gains or Losses (EGL) – EGL is included in the IRRBB capital requirement and is the economic gain or loss implied by a static balance sheet, being the difference between the book value and current economic value of banking book items accounted for on an accrual basis. Sensitivity metrics are in place to monitor the potential risk of loss in economic value from embedded losses; • NII-at-risk (NaR) – NaR is measured using a net interest income sensitivity model. The NaR model combines the underlying statement of financial position data with assumptions about runoff and new business and expected repricing behaviour. This simulates a series of potential NII outcomes over a one year time horizon subject to 100 and 200 basis point shifts up and down from the current market interest rates in Australia and New Zealand. A NaR limit is in place to monitor this exposure; and • Scenario analysis and Stress Testing – the potential loss in earnings and economic value from large parallel and non-parallel yield curve shocks. Behavioural models are incorporated in the measurement of IRRBB to derive behavioural assumptions where appropriate, such as for products that do not have a contractually defined repricing date (e.g. non-maturity deposits) or where there is potential for variation between contractual and actual repricing dates (e.g. prepayments). Risk reporting The IRRBB measurement comprises the systems, data and models used to measure IRRBB and forms part of the Group’s IRRBB management framework. It includes the capture of retail and other business transactions through the transfer pricing system and the relevant balance sheet management activities of Treasury. The IRRBB measurement system provides regular reporting of the key IRRBB metrics described above, with Market Risk Oversight performing independent monitoring daily of market risk exposures against VaR, structural risk limits and stress testing. Regulatory capital, NaR and EGL sensitivity are monitored on a monthly basis with IRRBB management reports produced for the senior management forums of ALCO, MARCO, RISKCO and BRiskC to provide transparency of compliance with risk appetite, limits and interest rate risk strategy outcomes.

80 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

INTEREST RATE RISK IN THE BANK BOOK (IRRBB)

Risk mitigation

Market risk arising in the banking book stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management. Hedging Westpac's exposure to interest rate risk is undertaken using derivatives.

The hedging strategy adopted utilises a combination of the cash flow and fair value hedge approaches. Some derivatives held for economic hedging purposes do not meet the criteria for hedge accounting as defined under AASB 139 Financial Instruments: Recognition and Measurement are therefore accounted for in the same way as derivatives held for trading.

Change in economic value of a sudden upward and downward movement in interest rates[1]

The table below represents the change in economic value of a sudden upward or downward movement in interest rates based on a 200 basis point parallel shift. The 200bps interest rate shock results include earnings offset:

	Sep-24		Mar-24		Sep-23	
$m	200bp Parallel Increase	200bp Parallel Decrease	200bp Parallel Increase	200bp Parallel Decrease	200bp Parallel Increase	200bp Parallel Decrease
AUD	(899)	934	(978)	1,014	(851)	907
NZD	95	(99)	96	(98)	82	(84)
USD	6	(7)	(3)	4	(2)	3
Other	**11**	**(11)**	**15**	**(15)**	**16**	(15)
Total	**(787)**	**817**	**(870)**	**905**	**(755)**	**811**

IRRBB regulatory capital and RWA

This table presents IRRBB regulatory capital and RWA. IRRBB RWA decreased $5.6 billion in the half year ended September 2024 mainly due to

- A $8.8 billion decrease in the embedded loss due to lower interest rates and a revised IRRBB model, resulting in an embedded gain of $1.3 billion for 30 Septemer 2024 compared to a $7.5 billion loss in 31 March 2024; and
- A $3.2 billion increase in repricing and yield curve, basis and optionality risk in line with underlying banking book positions

$m	30 September 2024	31 March 2024	30 September 2023
Total capital required	2,236	2,688	3,211
Risk weighted assets	27,955	33,599	40,138

1. Measures have been updated to align with existing regulatory rate shock parameters and in preparation for the new APS 330 requirements. These shocks are consistent with the impact on economic value calculated in the IRRBB regulatory capital methodology. Comparatives have been revised to conform with current period presentation.

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 81 OPERATIONAL RISK Operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. Approach Westpac is subject to APS 115 Capital Adequacy: Standardised Measurement Approach to Operational Risk. Westpac’s Operational Risk Management Framework describes the Group’s approach to managing operational risk. Westpac’s Operational Risk Management Framework This Framework implements the nine components in Westpac’s Risk Management Framework. These components are listed below: Business Strategy - Operational Risk Management is an integral part of the Group’s business strategy, planning and management. Risk Identification – Operational risk is identified as part of managing business, considering emerging risks, and in response to changes in the business, business strategy and in the external environment. The Group monitors various internal and external data sources for complete, accurate and timely identification of operational risks. Once identified, the Risk and Control Assessment (RCA) process provides a structured and consistent approach for the assessment of non-financial risks and management of controls for risk profiles across the Group. Risk Appetite – Our operational risk qualitative statements of risk appetite, risk appetite measures and thresholds are contained in our Board Risk Appetite Statement. Operational risk appetite measures and thresholds are contained in Divisional and Lines of Business risk appetite statements to support risk-informed decision making within the bounds of the Board Risk Appetite Statement. We use risk appetite dashboards to report performance against risk appetite to support the management of operational risk. Operational risks outside of approved risk appetite thresholds are subject to heightened monitoring, remediation and reporting to the relevant Board and management committees. Stress and Scenario Analysis – We use stress testing and scenario analysis to assess the potential impacts that changes to existing and emerging operational risks may have on our business. Understanding these impacts enables better decision making to deliver fair customer outcomes. They also help us to assess if the group holds capital commensurate with its risk profile and can remain solvent under the stress test. People and Infrastructure – The Group aims to have sufficient people in defined roles and responsibilities with appropriate expertise to exercise those responsibilities for the management of operational risk. Control Definition and Effectiveness – The Group defines, manages, and continually enhances its control environment to mitigate operational risks. Frameworks and policies are used to mitigate risks and manage within acceptable levels. Monitoring and Reporting – Operational risk monitoring and reporting provides comprehensive and timely information to Board, Risk Committees and Senior Management to support the effective management of operational risk. There is a consistent and periodic reporting process in place. Operational Risk Measurement plays a key role in active risk management. This includes measurement of loss data, forward looking scenarios, and Group’s operational risk capital adequacy. Actions and Response – Action plans are designed and implemented to manage operational risk to ensure we remain within our approved risk appetite and/ or to improve our risk profile. Where action plans are established, they are well defined with clear milestones and delivery dates and accountabilities. Governance and Management Control – The Board Risk Committee, Group Executive Risk Committee, Operational Risk, Compliance and Resilience Committee, Divisional Risk and Compliance Committees support the management and oversight of operational risk for the Group.

82 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

OPERATIONAL RISK

SMA capital overview

Westpac applies the SMA to operational risk capital as required by Prudential Standard APS 115 Capital Adequacy: Standardised Measurement Approach to Operational Risk. Westpac is required to calculate operational risk capital annually based on annual audited financial statements. The SMA based operational risk calculation was updated as part of the 31 December 2023 Pillar 3 report.

On 19 Jul 2024, APRA announced the reduction of Westpac's operational risk capital add-on by $500 million in response to the bank's progress in improving its risk governance, culture and risk management. APRA imposed a $500 million capital add-on on Westpac in July 2019 to reflect the higher operational risk identified in the bank's Risk Governance Self-Assessment. An additional $500 million capital add-on was imposed in December 2019 to reflect the heightened operational risk profile of the bank, primarily due to risk governance concerns.

Westpac then entered a Court Enforceable Undertaking (CEU) with APRA in December 2020 where it committed to remediating weaknesses in its culture, governance and accountability, and address the root causes of these issues. In response, Westpac established the Customer Outcomes and Risk Excellence (CORE) Program and appointed an independent reviewer.

In recognition of the progress and improvements in risk management under CORE, APRA has reduced the add-on to its operational risk capital requirement by $500 million. The remaining $500 million capital add-on will remain in place until Westpac completes its transition work and APRA determines it appropriate to reduce.

Operational risk regulatory capital and risk weighted assets

$m	30 September 2024	31 March 2024	30 September 2023
Model based capital	3,356	3,395	3,414
Operational risk capital overlays	500	1,000	1,000
Total capital required	**3,856**	**4,395**	**4,414**
Risk weighted assets	**48,196**	**54,934**	**55,175**

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 83

EQUITY RISK

Equity risk is defined as the potential for financial loss arising from movements in equity values. The disclosures in this section exclude investments in equities made by Westpac subsidiaries outside the regulatory Level 2 group.

Structure and organisation

Portfolio and transactional limits for Westpac's direct equity investments are governed by various supporting policies and delegated approval limits. Where appropriate, the BRiskC (under delegation from the Westpac Board) will consider and approve risks beyond Management's approval authority.

Approach

Westpac has established a comprehensive set of policies defining the management of equity risk. These policies are reviewed and approved periodically as required (in most cases annually).

Risk mitigation

Westpac does not use financial instruments to mitigate its exposure to equities in the banking book.

Banking book positions

Hybrid equity underwriting and equity warehousing risk – As a financial intermediary, Westpac underwrites listed and unlisted hybrid equity securities.

Investment securities – Westpac undertakes, as part of the ordinary course of business, certain investments in strategic equity holdings and over time the nature of underlying investments will vary.

Measurement of equity securities – Equity securities are generally carried at their fair value. Fair value for equities that have a quoted market price (in an active market) is determined based upon current bid prices. If a market for a financial asset is not active, fair value is determined based upon a valuation technique such as the use of recent arms-length transactions, discounted cash flow analysis, option pricing models or other valuation techniques commonly used by market participants to price similar instruments.

Where an investment is held for long term strategic purposes, it is accounted for at fair value through profit and loss, unless the Group makes an irrevocable election to measure them at fair value through other comprehensive income. Where the Group has significant influence, but not control, over the financial and operating policy decisions of the investee, the investment is equity accounted for and recognised as a share in associates.

Risk reporting

Westpac manages equity risk in two ways, VaR limits and investment limits:

- A VaR limit (in conjunction with structural limits) is used to manage traded equity. This limit is a sub-limit of the overall VaR limit for Financial Markets trading activities. Equity trading activity is overseen by the independent Market Risk function applying the same controls used for monitoring other trading book activities in Financial Markets and Treasury; and
- Investment exposures are measured and reported annually to MARCO.

Gains/losses

$m	30 September 2024	31 March 2024	30 September 2023
Cumulative realised gains (losses)	-	-	3
Total unrealised gains (losses) through profit & loss	(8)	(5)	(2)
Total unrealised gains (losses) through equity	-	-	-
Total latent revaluation gains (losses)	-	-	-

Book value of equity exposures

$m	30 September 2024	31 March 2024	30 September 2023
Listed equity exposures (publicly traded)	2	3	-
Unlisted equity exposures (privately traded)	233	231	228
Total book value of equity exposures	**235**	**234**	**228**

84 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT FUNDING AND LIQUIDITY RISK MANAGEMENT Funding and liquidity risk is the risk that Westpac cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support its assets. Approach Funding and liquidity risk is measured and managed in accordance with the policies and processes defined in the Board-approved Liquidity Risk Management Framework which is part of the Westpac Board-approved Risk Management Strategy. Responsibility for managing Westpac’s liquidity and funding positions in accordance with the Liquidity Risk Management Framework is delegated to Treasury, under the oversight of the ALCO and Liquidity Risk. Liquidity Risk Management Framework The Liquidity Risk Management Framework sets out Westpac’s funding and liquidity risk appetite, roles and responsibilities of key people managing funding and liquidity risk within Westpac, risk reporting and control processes and limits and targets used to manage Westpac’s balance sheet. Key components of Westpac’s approach to liquidity risk management are listed below. Liquidity reporting Westpac has monitoring and reporting processes in place to ensure it remains within its Board Risk Appetite tolerance and in compliance with its regulatory requirements. Funding strategy Treasury undertakes an annual funding review that outlines Westpac’s funding strategy over a three-year period which is approved by the BRiskC. This review encompasses trends in global markets, peer analysis, wholesale funding capacity, expected funding requirements and a funding risk analysis. This strategy is continuously reviewed to take account of changing market conditions, investor sentiment, estimations of asset and liability growth rates, capacity analysis and results from stress testing. Westpac monitors the composition and stability of its funding so that it remains within its funding risk appetite. This includes compliance with both the LCR and NSFR. Liquid asset holdings Westpac holds a portfolio of liquid assets for several purposes, including as a buffer against unforeseen funding requirements. The level of liquid assets held considers the liquidity requirements of Westpac’s balance sheet under normal, and stressed conditions. Liquidity modelling To support the management of liquidity, Westpac utilises balance sheet forecasts and the maturity profile of Westpac’s wholesale funding portfolio to forecast the Groups liquidity outcomes and metrics. In addition, Westpac conducts weekly liquidity stress testing to assess its ability to meet cash flow obligations under a range of market conditions and scenarios. The Liquidity stress test is also used to inform the Group’s liquidity risk tolerance. Liquidity transfer pricing Westpac’s Liquidity Transfer Pricing framework allocates the costs and benefits of liquidity to lines of business in accordance with the underlying liquidity characteristics of its balance sheet assets and liabilities. Contingency planning Westpac’s Liquidity Crisis Management Policy provides guidance on the courses of action to be taken in the event of an emerging liquidity crisis. A liquidity crisis may result from any event that may impact Westpac’s ability to fund assets and meet refinancing obligations as they become due. Supporting action plans in the Liquidity Crisis Management Policy include the Treasury Contingent Funding plan. The Treasury Contingent Funding plan is approved by the Board annually. Sources of funding Sources of funding include, but are not limited to, customer deposits, short-term and long-term wholesale funding, securitisation, and capital instruments. The Group monitors the composition and stability of its funding so that it remains within the Group's funding risk appetite including compliance with LCR and NSFR.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 85

LIQUIDITY COVERAGE RATIO

Liquidity Coverage Ratio

The Liquidity Coverage Ratio (LCR) measures a bank's ability to meet its liquidity needs under an acute liquidity stress scenario (prescribed by APRA), measured over a 30-day time frame. LCR is calculated as High-Quality Liquid Assets (HQLA) as a percentage of Net Cash Outflows (NCO).

Westpac's average LCR[1] for the quarter was 133% (30 June 2024: 130%) and continues to be above the regulatory minimum of 100%.

The increase in average LCR for the quarter ended 30 September 2024 reflects a decrease in average NCOs driven by lower long-term wholesale funding maturities and no further outflows from the Term Funding Facility (TFF) with the final tranche having matured in June 2024. Average liquids assets held flat to the prior quarter.

HQLA averaged $168.7 billion over the quarter (30 June 2024: $167.5 billion), comprising of cash and balances with central banks, Australian government and semi-government bonds. Westpac also holds other HQLA, mainly qualifying RBNZ securities.

Funding is sourced from retail, small business, corporate and institutional customer deposits and wholesale funding. Westpac seeks to minimise the outflows associated with this funding by targeting customer deposits with lower LCR outflow rates and actively manages the maturity profile of its wholesale funding portfolio.

Westpac maintains a buffer over the regulatory minimum of 100% in line with its liquidity risk tolerance.

		30 September 2024		30 June 2024	
$m		Total unweighted value (average)	Total weighted value (average)	Total unweighted value (average)	Total weighted value (average)
Liquid assets, of which:					
1	High-quality liquid assets (HQLA)		168,684		167,467
2	Alternative liquid assets (ALA)		-		-
3	Reserve Bank of New Zealand (RBNZ) securities		4,038		5,103
Cash Outflows					
4	**Retail deposits and deposits from small business customers, of which:**	**352,605**	**31,457**	**344,130**	**30,643**
5	Stable deposits	168,836	8,442	165,424	8,271
6	Less stable deposits	183,769	23,015	178,706	22,372
7	**Unsecured wholesale funding, of which:**	**165,983**	**72,391**	**164,497**	**74,059**
8	Operational deposits (all counterparties) and deposits in networks for cooperative banks	77,841	19,392	73,227	18,240
9	Non-operational deposits (all counterparties)	79,427	44,284	81,023	45,572
10	Unsecured debt	8,715	8,715	10,247	10,247
11	**Secured wholesale funding**		**305**		**2,269**
12	**Additional requirements, of which:**	**198,728**	**33,772**	**199,498**	**31,664**
13	Outflows related to derivatives exposures and other collateral requirements	16,234	16,234	13,641	13,641
14	Outflows related to loss of funding on debt products	182	182	661	661
15	Credit and liquidity facilities	182,312	17,356	185,196	17,362
16	**Other contractual funding obligations**	**9,260**	**6,853**	**9,825**	**6,910**
17	**Other contingent funding obligations**	**69,183**	**5,339**	**66,482**	**5,178**
18	**Total cash outflows**		**150,117**		**150,723**
Cash inflows					
19	Secured lending (e.g. reverse repos)	17,310	-	13,453	-
20	Inflows from fully performing exposures	10,866	5,914	10,716	5,790
21	Other cash inflows	14,288	14,288	11,743	11,743
22	**Total cash inflows**	**42,464**	**20,202**	**35,912**	**17,533**
23	**Total liquid assets**		**172,722**		**172,570**
24	**Total net cash outflows**		**129,915**		**133,190**
25	**Liquidity Coverage Ratio (%)**		**133%**		**130%**
	Number of data points used		66		63

1. Average LCR is calculated as a simple average of the daily observations over the quarter. Number of data points used is reported in the table.

86 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

NET STABLE FUNDING RATIO

Net Stable Funding Ratio (NSFR)

The NSFR requires that a bank has sufficient Available Stable Funding (ASF) to cover its Required Stable Funding (RSF) over a one-year horizon. The NSFR requires banks to hold sufficient stable funding to cover long term assets with a duration of greater than one year.

Westpac's NSFR for the quarter was 112%[1] (30 June 2024: 113%) and continues to be above the regulatory minimum of 100%. The decrease in NSFR for the quarter reflects an increase in RSF of 1% ($4 billion) due to growth in lending and TFF maturities, as mortgages backing those facilities are no longer used as collateral for the TFF and require more stable funding.

30 September 2024			Unweighted value by residual maturity			
$m		No maturity	< 6 months	6 months to < 1yr	> 1 year	Weighted value
Available Stable Funding (ASF) Item						
1	**Capital**	**70,232**	**-**	**1,690**	**36,059**	**107,982**
2	Regulatory capital	70,232	-	1,690	36,059	107,982
3	Other capital instruments	-	-	-	-	-
4	**Retail deposits and deposits from small business customers**	**343,130**	**94,790**	**584**	**245**	**404,593**
5	Stable deposits	167,280	26,612	4	4	184,205
6	Less stable deposits	175,850	68,178	580	241	220,388
7	**Wholesale funding**	**135,097**	**186,737**	**42,066**	**114,299**	**223,273**
8	Operational deposits	73,214	-	-	-	36,607
9	Other wholesale funding	61,883	186,737	42,066	114,299	186,666
10	**Liabilities with matching interdependent assets**	**-**	**-**	**-**	**-**	**-**
11	**Other liabilities**	**-**	**26,846**	**-**	**354**	**354**
12	NSFR derivative liabilities		8,695	-	-	-
13	All other liabilities and equity not included in the above categories		18,151	-	354	354
14	**Total ASF**					**736,202**
Required Stable Funding (RSF) Item						
15 a)	**Total NSFR (High quality liquid assets - HQLA)**					**5,114**
15 b)	**Alternative Liquid Assets (ALA)**					**-**
15 c)	**Reserve Bank of New Zealand (RBNZ) securities**					**342**
16	**Deposits held at other financial institutions for operational purposes**	**-**	**-**	**-**	**-**	**-**
17	**Performing loans and securities**	**1,064**	**62,154**	**46,839**	**719,320**	**599,568**
18	Performing loans to financial institutions secured by Level 1 HQLA	1,020	18,876	-	-	2,908
19	Performing loans to financial institutions secured by non-Level 1 HQLA and unsecured performing loans to financial institutions	44	3,530	6,815	25,743	29,724
20	Performing loans to nonfinancial corporate clients, loans to retail and small business customers, and loans to sovereigns, central banks and public sector entities (PSEs)	-	32,899	31,127	155,706	161,933
21	of which: With a risk weight of less than or equal to 35% under APS 112	-	982	1,405	12,150	9,192
22	Performing residential property loans	-	5,685	5,574	518,097	385,952
23	of which: are standard loans to individuals with a LVR of 80 per cent or below	-	-	-	357,489	232,368
24	Securities that are not in default and do not qualify as HQLA, including exchange-traded equities	-	1,164	3,323	19,774	19,051
25	Assets with matching interdependent liabilities	-	-	-	-	-
26	**Other assets:**	**8,745**	**23,518**	**256**	**26,012**	**40,319**
27	Physical traded commodities, including gold	285	-	-	-	285
28	Assets posted as initial margin for derivative contracts and contributions to default funds of central counterparties (CCPs)	-	2,502	-	-	2,127
29	NSFR derivative assets	-	4,593	-	-	-
30	NSFR derivative liabilities before deduction of variation margin posted	-	14,409	-	-	2,882
31	All other assets not included in the above categories	8,460	2,013	256	26,012	35,025
32	**Off-balance sheet items**		**198,948**			**9,456**
33	**Total RSF**					**654,798**
34	**Net Stable Funding Ratio (%)**					**112%**

1. Calculated as total ASF divided by total RSF as at end of the quarter.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 87

30 June 2024		Unweighted value by residual maturity				
$m		No maturity	< 6 months	6 months to < 1yr	> 1 year	Weighted value
Available Stable Funding (ASF) Item						
1	**Capital**	**69,381**	**621**	**-**	**36,933**	**106,935**
2	Regulatory capital	69,381	621	-	36,933	106,935
3	Other capital instruments	-	-	-	-	-
4	**Retail deposits and deposits from small business customers**	**333,695**	**94,039**	**604**	**243**	**395,298**
5	Stable deposits	164,094	26,918	4	4	181,468
6	Less stable deposits	169,601	67,121	600	239	213,830
7	**Wholesale funding**	**145,332**	**169,058**	**56,303**	**114,116**	**233,885**
8	Operational deposits	80,026	-	-	-	40,013
9	Other wholesale funding	65,306	169,058	56,303	114,116	193,872
10	**Liabilities with matching interdependent assets**	**-**	**-**	**-**	**-**	**-**
11	**Other liabilities**	**-**	**27,169**	**-**	**44**	**44**
12	NSFR derivative liabilities		4,684	-	-	-
13	All other liabilities and equity not included in the above categories		22,485	-	44	44
14	**Total ASF**					**736,162**
Required Stable Funding (RSF) Item						
15 a)	**Total NSFR (High quality liquid assets - HQLA)**					**4,492**
15 b)	**Alternative Liquid Assets (ALA)**					**-**
15 c)	**Reserve Bank of New Zealand (RBNZ) securities**					**570**
16	**Deposits held at other financial institutions for operational purposes**	**-**	**-**	**-**	**-**	**-**
17	**Performing loans and securities**	**2,036**	**67,852**	**41,451**	**715,504**	**597,588**
18	Performing loans to financial institutions secured by Level 1 HQLA	1,981	22,936	-	-	4,274
19	Performing loans to financial institutions secured by non-Level 1 HQLA and unsecured performing loans to financial institutions	55	2,794	5,380	26,904	30,068
20	Performing loans to nonfinancial corporate clients, loans to retail and small business customers, and loans to sovereigns, central banks and public sector entities (PSEs)	-	35,229	27,919	152,195	158,211
21	of which: With a risk weight of less than or equal to 35% under APS 112	-	1,140	1,097	13,646	10,151
22	Performing residential property loans	-	5,644	5,598	517,522	387,083
23	of which: are standard loans to individuals with a LVR of 80 per cent or below				350,808	228,025
24	Securities that are not in default and do not qualify as HQLA, including exchange-traded equities	-	1,250	2,554	18,882	17,951
25	**Assets with matching interdependent liabilities**					
26	**Other assets:**	**8,653**	**21,332**	**221**	**25,460**	**39,108**
27	Physical traded commodities, including gold	210				210
28	Assets posted as initial margin for derivative contracts and contributions to default funds of central counterparties (CCPs)		2,554			2,171
29	NSFR derivative assets		3,504			-
30	NSFR derivative liabilities before deduction of variation margin posted		11,022			2,204
31	All other assets not included in the above categories	8,443	4,253	221	25,460	34,523
32	**Off-balance sheet items**		**195,843**			**9,349**
33	**Total RSF**					**651,107**
34	**Net Stable Funding Ratio (%)**					**113%**

88 **WESTPAC GROUP** SEPTEMBER 2024 PILLAR 3 REPORT

REMUNERATION

Employees subject to the remuneration disclosure requirements under APRA Prudential Standard APS 330 *Public Disclosure* Attachment G are:

- *Senior managers*: There are 23 employees identified by the Westpac Group Fit & Proper Policy as responsible persons. These employees include the most senior executives of Westpac and other senior employees with particular management responsibilities as set out under paragraph 25 of APRA Prudential Standard CPS 520 *Fit and Proper*; and
- *Material risk takers*: In addition to the senior managers, there are 27 employees who have been assessed as performing activities that have a material potential impact on the entity's risk profile, performance and long-term soundness.

Qualitative disclosures

Westpac Group Remuneration Policy

The Group Remuneration Policy sets out information in relation to remuneration design, arrangements and outcomes across Westpac.

The policy is supported by an established governance structure, plans and frameworks. The policy supports our compliance with legal and regulatory requirements.

The policy applies to all legal entities, business units, employees and contractors of Westpac and its related bodies corporate and connected entities.

The Board Remuneration Committee reviews the policy on a regular basis and their review for 2024 was completed in September 2023. The Committee made changes to the policy to update variable reward arrangements that commenced from 1 October 2023 in respect of APRA Prudential Standard CPS 511 *Remuneration* (CPS 511).

Reward strategy and 2024 framework

Our remuneration strategy is designed to attract and retain talented employees. We reward them for achieving high performance and delivering superior long term results for our customers and shareholders.

Senior managers and material risk takers are rewarded based on a total reward framework which is designed to:

- Promote our purpose, values and behaviours;
- Align with our strategy and create sustainable shareholder value;
- Offer market competitive and equitable pay;
- Reward financial and non-financial performance, including customer outcomes and risk excellence; and
- Reinforce our risk and conduct expectations.

For senior managers and material risk takers at or above the General Manager level, the total reward framework has three components: fixed remuneration, Short Term Variable Reward (STVR) and Long Term Variable Reward (LTVR) as outlined in the table below. The total reward framework is benchmarked against the financial services industry and large corporates in Australia as appropriate.

		Variable reward	
	Fixed Remuneration	STVR	LTVR
Purpose	Provide market competitive remuneration reflecting role scope and accountabilities.	Reward for delivering financial and non-financial annual objectives.	Reward for creating shareholder value over the long term.
Delivery	Cash salary and superannuation	STVR is awarded in cash and restricted shares[a] based on an assessment of performance over the preceding year. Performance is assessed using a scorecard comprising: • a values and behaviours assessment against Westpac's values; • financial and non-financial measures that support the effective execution of Westpac's strategy; and • a modifier to allow adjustment upwards or downwards (including to zero), for risk and reputation and people management considerations and any other matters as determined by the Board. Restricted shares vest subject to service conditions and adjustment. Vesting timeframes reflect the scope and nature of an individual's role and responsibility. The maximum STVR opportunity for these employees is capped.	LTVR comprises: • for the CEO and Group Executives, restricted rights subject to a pre-grant and pre-vest assessment of risk culture and performance rights subject to an assessment of relative total shareholder return (TSR). • for General Managers, restricted shares or share rights without performance conditions which remain subject to service conditions. Refer to the 'Deferral' section below for an overview of deferral arrangements.

a. Deferred STVR is awarded in unhurdled share rights to some employees outside Australia.

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 89 Eligible employees may receive an annual award of Westpac ordinary shares up to the value of $1,000 under the Employee Share Plan. Employees who received an equity award during the year, for example, as deferred STVR or LTVR, are not eligible to receive an Employee Share Plan award for that year. Fixed remuneration Fixed remuneration is set with reference to market benchmarks in the financial services industry and large corporates in Australia as appropriate. It takes into account the size, responsibilities and complexity of the role, as well as the skills and experience of the employee. Variable reward The target mix of fixed and variable reward varies across employees. Factors that can influence the mix include the role type, regulatory requirement of the role, level of responsibility of the individual, market benchmarks and performance. Variable reward is discretionary and no employee has a contractual right to receive variable reward. Our variable reward incorporates effective management of financial and non-financial risks, may be subject to deferral and allows for adjustment downward if appropriate for adverse risk, compliance and conduct outcomes or upward to recognise exceptional outcomes. Performance related variable reward must give material weight to non-financial measures. The size of the award is set considering a range of factors including market competitiveness and the nature of the role. Short Term Variable Reward • Performance is assessed against financial and non-financial measures that support the effective execution of Westpac’s strategy. • STVR is awarded in cash and, if STVR is above a deferral threshold, or by design for the CEO, Group Executives and General Managers, a portion of the STVR is allocated as restricted shares or unhurdled share rights. Information on deferral arrangements is set out in the table below. • Employees are required to meet minimum behaviour and risk and compliance gate openers. Long Term Variable Reward • The CEO and Group Executives receive annual LTVR awards in the form of restricted rights and performance rights which vest after deferral periods subject to the achievement of performance conditions and service conditions. The awards are also subject to remuneration adjustments. • The CEO and Group Executives only receive value from their LTVR awards where vesting occurs. • Senior managers and material risk takers at the General Manager level receive annual LTVR awards in the form of restricted shares or share rights without performance conditions which remain subject to service conditions. Deferral Deferral of variable reward supports alignment with shareholder interests and acts as a retention mechanism. All variable reward is subject to remuneration adjustments for risk, compliance and conduct matters. Deferral arrangements are informed by our risk profile, market practice and regulatory and/or legislative requirements. The table below sets out the variable reward deferral arrangements for performance periods commencing on or after 1 October 2023. All employees who receive an STVR award above a threshold will have a portion of the award deferred. The STVR deferral period for employees in Westpac Institutional Bank and Treasury is longer than the rest of the Group given the risk profile of those businesses and to align to market practice. STVR is deferred into equity in the form of restricted Westpac ordinary shares (for most employees) or Westpac share rights (for some employees outside Australia).

90 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

REMUNERATION

Role Type	STVR	LTVR
CEO and Group Executives	• 50% deferral applies to the full award, vesting equally after 1 and 2 years.	*CEO:* • 100% deferral applies to the full award, vesting after 4 years (25%), 5 years (25%) and 6 years (50%). *Group Executives:* • 100% deferral applies to the full award, vesting equally after 4 and 5 years.
General Managers	*General Managers (standard arrangement):* • 40% deferral applies to the full award, vesting equally after 1 and 2 years. *Group Treasurer and General Manager, Financial Markets.* Deferral applies to the full award, calculated as: • 40% of the portion up to AUD $500,000. • 50% of the portion in excess of AUD $500,000. • Vests in full after 4 years. *Other CPS 511 Senior Managers:* • As above per the standard arrangement for General Managers.	*General Managers (and the Group Treasurer and General Manager, Financial Markets):* • 100% deferral applies to the full award, vesting in full after 4 years. *Other CPS 511 Senior Managers:* • 100% deferral applies to the full award, vesting equally after 4 and 5 years.
Below General Managers	*Standard below General Manager arrangement:* Deferral applies to the full award if STVR meets or exceeds the Deferral Threshold. Deferral amount is calculated as: • 25% of the portion up to Tier 1. • 50% of the portion over Tier 1 and up to Tier 2. • 70% of the portion over Tier 2. • Vests equally after 1 and 2 years. – Deferral threshold AUD $150,000 Tier 1 AUD $500,000 Tier 2 AUD $2,000,000 *Westpac Institutional Bank and Treasury:* • Deferral amount calculated as per the standard below General Manager arrangement. • Vests equally after 1, 2 and 3 years. *CPS 511 Senior Managers:* • As per the standard below General Manager arrangement. • Additional deferral applies if required to meet regulatory and/or legislative requirements.	*Below General Manager employees (standard arrangement), Westpac Institutional Bank and Treasury:* • Not typically awarded. *CPS 511 Senior Managers:* • If awarded, 100% deferral applies to the full award, vesting equally after 4 and 5 years.

Remuneration governance

Board

The Board has overall accountability for the remuneration framework and its application. As set out in the Board Charter (and as supported by the Board Remuneration Committee Charter), without limiting its role, the Board approves (following recommendation from the Board Remuneration Committee):

- the Group remuneration policy;
- the size of the annual Group variable reward pool;
- performance objectives and remuneration outcomes for the CEO;
- remuneration arrangements and outcomes for accountable persons, specified roles (includes Senior managers and Material risk takers) and any other person the Board determines; and
- equity-based plans.

The Board has the discretion to defer, adjust or withdraw aggregate and individual variable reward.

Further detail is contained in the Board and Committee Charters which are available on Westpac's website:

https://www.westpac.com.au/about-westpac/westpac-group/corporate-governance/constitution-board/

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 91 Board Remuneration Committee The Board Remuneration Committee assists the Board to discharge its responsibility by overseeing the design, operation and monitoring of the remuneration framework. Members of the Board Remuneration Committee are independent Non-executive Directors. The Board and the Board Remuneration Committee have free and unfettered access to internal and external personnel in carrying out their respective duties. There were eight Board Remuneration Committee meetings held during the financial year ended 30 September 2024. The 2024 Board Remuneration Committee Chair fee exclusive of superannuation is $59,000. The fee exclusive of superannuation for Board Remuneration Committee members is $28,000. Further detail is contained in the Board Remuneration Committee Charter which is available on Westpac’s website: https://www.westpac.com.au/about-westpac/westpac-group/corporate-governance/constitution-board/ Other Board Committees The Board Remuneration Committee seeks feedback from and considers matters raised by other Board Committees (as appropriate) with respect to remuneration outcomes, adjustments to remuneration in light of relevant matters and alignment of remuneration with the risk management framework. Cross membership of the Board Remuneration Committee and the Board Risk Committee also supports alignment between risk management and remuneration. Independent input is received from the Chief Risk Officer on risk, compliance and conduct matters that may need to be considered in remuneration outcomes. Management remuneration oversight The Board and the Board Remuneration Committee receive support from, but not limited to, the Group Remuneration Oversight Committee and business-specific remuneration oversight committees. Remuneration consultants The Board or the Board Remuneration Committee may engage an independent remuneration consultant to directly provide specialist information on remuneration for key management personnel. The Chair of the Board Remuneration Committee oversees the engagement and associated costs. Use of remuneration consultants: In 2024, the Board engaged Ernst & Young to provide market benchmarking information on Non-executive Director and Group Executive remuneration. Ernst & Young did not provide any remuneration recommendations as prescribed under the Corporations Act 2001 (Cth) (Corporations Act) in 2024. Independence of risk and financial control employees The remuneration arrangements for risk and financial control employees reflect the independence and the purpose of their functions. The remuneration mix for risk and financial control employees generally consists of a higher proportion of fixed pay to variable reward. Performance objectives are not primarily based on financial performance and remuneration is determined independently, or with independent input, of the division they oversee or control. Remuneration adjustments The Board has discretion to adjust variable reward (including current year STVR) downwards, including to zero, in specified circumstances including serious misconduct, if serious circumstances or new information come to light which mean that in the Board’s view all or part of the award was not appropriate, or where required by law or prudential standards. The Board will typically apply the adjustment to unvested deferred STVR where an adjustment to current year STVR is considered insufficient or unavailable, followed by an adjustment to unvested LTVR where an adjustment to current and deferred STVR is considered insufficient or unavailable. Clawback may also apply to vested variable reward, to the extent legally permissible and practicable. Variable reward pool The Board determines the size of the variable reward pool each year. The variable reward pool methodology takes into consideration total variable reward opportunity across the eligible employee population, Group performance as assessed by the CEO against set criteria and a discretionary risk based overlay. Non-financial measures are reflected in both the set performance criteria and the risk overlay.

92 **WESTPAC GROUP** SEPTEMBER 2024 PILLAR 3 REPORT

REMUNERATION

STVR Scorecards

STVR awards are determined with reference to an assessment of performance objectives. For 2024, the performance of the CEO, Group Executives and General Managers was assessed against a scorecard comprised of three components:

- Values and behaviours assessment: demonstration of behaviours in line with Westpac's values of 'Helpful, Ethical, Leading Change, Performing and Simple'.
- Focus areas: performance is assessed against a balance of financial and non-financial measures that support the effective execution of Westpac's strategy.
- Modifier: allows adjustment upwards or downwards (including to zero), for risk and reputation, people management considerations and any other matters as determined by the Board.

The Group's priorities are set out in the Group STVR scorecard, which translates into the CEO's scorecard. Common elements appear in senior manager and material risk taker scorecards together with divisional and/or individual objectives. Objectives and measures will vary by individual.

Key priority	Weighting	Examples of measures
Financial performance	45%	• Deliver current year financial performance relative to plan (net profit after tax, pre-provision profit and return on tangible equity on an excluding notable items basis)
Risk management	20%	• Deliver our Customer Outcomes and Risk Excellence (CORE) program and embed and sustain improvements in risk management, capability and culture
Strategic execution	15%	• Deliver the significant change initiatives to transform the bank • Deliver the climate transition plan
Serving customers	10%	• Improve customer advocacy of Westpac Group • Grow market share in key segments compared to system growth
People	10%	• Improve organisational health as measured through the Organisational Health Index

For 2024, given the progress on the Customer Outcomes and Risk Excellence program, we reviewed the Group STVR Scorecard weightings and decided to reduce the weighting to Risk management by 10% and increase the weighting to Financial performance and Strategic execution by 5% each. The impact of these changes on remuneration outcomes was informed by Group and individual performance in these areas.

Quantitative Disclosures

The tables below provide information in line with the quantitative requirements of APRA Prudential Standard APS 330 *Public Disclosure* Attachment G including Table 22A.

- 23 of 23 senior managers and 22 of 27 material risk takers received variable reward in respect of 2024. 22 of 22 senior managers and 18 of 18 material risk takers received variable reward in respect of 2023.
- For 2024, three senior managers and one material risk taker received payments totalling $343,186 reflecting annual incentives foregone from their previous employers on appointment to Westpac.
- For 2024, one senior manager and four material risk takers received payments totalling $2,036,839 on their termination from Westpac representing contractual requirements.
- No guaranteed bonuses were awarded to senior managers or material risk takers in 2024.

Deferred remuneration

	30 Sept 2024				30 Sept 2023			
$'000	Total amount outstanding[a]	Paid out in financial year	Explicit reductions[b]	Implicit reductions[c]	Total amount outstanding[a]	Paid out in financial year	Explicit reductions[d]	Implicit reductions[c]
Senior managers	144,509	7,729	(5,729)	-	82,881	4,204	(5,150)	-
Material risk takers	34,588	7,125	-	-	18,455	5,542	-	-

a. Value of unvested holdings at 30 September. All outstanding deferred remuneration is subject to either explicit or implicit adjustments.

b. The 2024 explicit adjustment reflects testing of the TSR hurdle on 1 October 2023. Explicit adjustments may also include malus, clawback or similar reversals or downward revaluations of awards.

c. Implicit adjustments include reductions in the value of shares or performance units during the year.

d. The 2023 explicit adjustment reflects testing of the Return on Equity (ROE) and TSR hurdles on 1 October 2022, noting that the ROE hurdle reached the end of its performance period on 30 September 2021 and was subject to an additional one year holding lock through to 30 September 2022. Explicit adjustments may also include malus, clawback or similar reversals or downward revaluations of awards.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 93

Total value of remuneration awards for senior managers and material risk takers[1]

	30 Sept 2024				30 Sept 2023			
	Senior Managers		Material risk takers		Senior Managers		Material risk takers	
$'000	Unrestricted	Deferred	Unrestricted	Deferred	Unrestricted	Deferred	Unrestricted	Deferred
Fixed remuneration								
Cash based[a]	22,904	-	10,573	-	21,678	-	11,478	-
Shares and share-linked instruments	-	-	-	-	-	-	-	-
Other[b]	874	-	912	-	810	-	782	-
Variable remuneration								
Cash based[c]	8,496	-	10,582	-	7,794	-	9,953	-
Shares and share-linked instruments[d]	-	21,108	-	10,734	-	17,354	-	9,049
Other	-	-	-	-	-	-	-	-

a. Cash based fixed remuneration is the total cost of salary, salary sacrificed benefits (including motor vehicles, parking, etc. and any associated fringe benefits tax) and an accrual for annual leave entitlements.

b. Other fixed remuneration relates to post-employment benefits. Senior managers and material risk takers are provided with Group life and salary continuance insurance cover provided at no cost to the individual. Superannuation benefits have been calculated consistent with accounting standard AASB 119 *Employee Benefits*.

c. Cash based variable reward reflects annual cash performance awards accrued but not yet paid in respect of the year ended 30 September.

d. The value of restricted shares (or share rights where relevant) is amortised over the performance year the award was earned and the applicable vesting period. The amount shown is the amortisation relating to 2024 and 2023 comparison.

1. Prepared in accordance with APRA Prudential Standard APS 330 *Public Disclosure* Attachment G Table 22A and accounting standard AASB 2 *Share-based Payment*, consistent with the process for the Annual Report.

94 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT APPENDICES APPENDIX I – REGULATORY CAPITAL RECONCILIATION APPENDIX II – ENTITIES INCLUDED IN REGULATORY CONSOLIDATION APPENDIX III – LEVEL 3 ENTITIES’ ASSETS AND LIABILITIES APPENDIX IV – REGULATORY EXPECTED LOSS APPENDIX V – APS 330 QUANTITATIVE REQUIREMENTS APPENDIX VI – EXCHANGE RATES

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 95

APPENDIX I – REGULATORY CAPITAL RECONCILIATION

Balance Sheet Reconciliation

30 Sept 2024 $m	Group Balance Sheet	Adjustment	Level 2 Regulatory Balance Sheet	Reconciliation Table Capital Disclosure Template
Assets				
Cash and balances with central banks	65,667	(6)	65,661	
Collateral paid	6,269	-	6,269	
Due from subsidiaries	-	44	44	
Trading securities and financial assets measured at fair value through income statement (FVIS)	49,228	(32)	49,196	
Derivative financial instruments	24,109	-	24,109	
Investment securities	103,885	(240)	103,645	
Loans	806,767	-	806,767	
Other financial assets	5,456	(308)	5,148	
Property and equipment	2,251	-	2,251	
Tax assets	2,160	230	2,390	
Intangible assets	10,746	(7)	10,739	Table b
Investments in life & general insurance, funds management & securitisation entities	-	154	154	Table c
Other assets	1,006	(18)	988	
Total assets	**1,077,544**	**(183)**	**1,077,361**	
Liabilities				
Collateral received	3,078	-	3,078	
Due to subsidiaries	-	467	467	
Deposits and other borrowings	720,489	-	720,489	
Other financial liabilities	38,077	(33)	38,044	
Derivative financial instruments	30,974	-	30,974	
Debt issues	169,284	-	169,284	
Tax liabilities	569	(2)	567	
Provisions	2,505	(7)	2,498	
Loan capital	37,883	-	37,883	Table d and e
Other liabilities	2,633	-	2,633	
Total liabilities	**1,005,492**	**425**	**1,005,917**	
Equity				
Ordinary share capital	37,958	-	37,958	Row 1
Treasury shares and RSP treasury shares	(758)	(57)	(815)	Table f
Reserves	1,732	(194)	1,538	Table g
Retained Profits	32,773	(357)	32,416	Row 2
Non-controlling interests	347	-	347	Table h
Total equity	**72,052**	**(608)**	**71,444**

96 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

APPENDIX I – REGULATORY CAPITAL RECONCILIATION

$m	30 Sept 2024	Capital Disclosure Template Reference
Table a		
Deferred Tax Assets		
Total Deferred Tax Assets per Group Balance Sheet	2,147	
Add: Net Deferred Tax Assets included in other regulatory adjustments or associated with reserves ineligible for inclusion in regulatory capital	230	
Total Deferred Tax Assets per level 2 Regulatory Balance Sheet	2,377	
Deferred tax asset adjustment before applying prescribed thresholds	2,377	Row 26e
Less: Amounts below prescribed threshold - risk weighted	(2,377)	Row 75
Total per Capital Disclosure Template - Deferred Tax Asset	**-**	**Row 21 / 25**
Table b		
Goodwill and other intangible assets		
Total Goodwill and Intangibles Assets per level 2 Regulatory Balance Sheet	10,739	
Less: Capitalised Software Disclosed Under Intangibles	(2,668)	Row 9
Total per Capital Disclosure Template - Goodwill	**8,071**	**Row 8**
Table c		
Equity Investments		
Equity Investments in non-consolidated subsidiaries	154	
Total Significant Investment in financial entities	154	Row 73
Non-significant Investment in financial entities	172	Row 72
Total Investments in financial institutions	326	Row 26d
Investment in commercial entities	63	Row 26g
Total Equity Investments before applying prescribed threshold	389	
Less: Amounts below prescribed threshold	(389)	
Total per Capital Disclosure Template - Equity Investments	**-**	**Row 18/ 19/ 23**
Table d		
Additional Tier 1 Capital		
Total Loan Capital per Level 2 Regulatory Balance Sheet	37,883	
Less: Tier 2 Capital Instruments Reported Below	(27,779)	
Add: Capitalised Issue Costs for Additional Tier 1 Capital Instruments[a]	51	
Less: Fair Value Adjustment[b]	70	
Total per Capital Disclosure Template - Tier 1 Capital	**10,225**	**Row 36**
Additional Tier 1 Capital included in Regulatory Capital		
USD AT1 securities	1,803	
Westpac Capital Notes 5	1,690	
Westpac Capital Notes 7	1,723	
Westpac Capital Notes 8	1,750	
Westpac Capital Notes 9	1,509	
Westpac Capital Notes 10	1,750	
Total Basel III complying instruments	10,225	Row 30
Total Basel III non complying instruments	-	Row 33
Total per Capital Disclosure Template - Additional Tier 1 Capital Instruments	**10,225**	**Row 36**
Table e		
Tier 2 Capital		
Total Tier 2 Capital per Level 2 Regulatory Balance Sheet	27,779	
Add: Capitalised Issue Costs for Tier 2 Capital Instruments[a]	44	
Less: Fair Value Adjustment[b]	1,810	
Less: Cumulative amortisation of Tier 2 Capital Instruments[c]	(245)	
Less: Loan capital not recognised for APRA purposes	(1,095)	
Less: Basel III transitional adjustment	-	Row 56c
Provisions	770	Row 50 / 76 / 78
Total per Capital Disclosure Template - Tier 2	**29,063**	**Row 51**

a. Unamortised issue costs relating to capital instruments are netted off against each instrument in the Balance Sheet. For regulatory capital purposes, these capital instruments are shown gross of unamortised issue costs. The unamortised issue costs are deducted from CET1 as part of capitalised expenses in Row 26f in the capital disclosure template.

b. For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

c. APRA requires these instruments to be amortised by 20% of the original amount during each of the last five years to maturity.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 97

$m	30 Sept 2024	Capital Disclosure Template Reference
Tier 2 Capital included in Regulatory Capital		
USD100 million Westpac Subordinated Notes	144	
JPY20,000 million Westpac Subordinated Notes	81	
JPY10,200 million Westpac Subordinated Notes	41	
JPY10,000 million Westpac Subordinated Notes	41	
AUD1,500 million Westpac Subordinated Notes	1,498	
USD1,500 million Westpac Subordinated Notes	2,162	
AUD1,000 million Westpac Subordinated Notes	998	
AUD185 million Westpac Subordinated Notes	184	
AUD130 million Westpac Subordinated Notes	130	
AUD300 million Westpac Subordinated Notes	300	
AUD1,100 million Westpac Subordinated Notes	1,097	
USD1,000 million Westpac Subordinated Notes	1,436	
USD1,250 million Westpac Subordinated Notes	1,800	
USD1,000 million Westpac Subordinated Notes	1,435	
USD1,500 million Westpac Subordinated Notes	2,164	
USD1,000 million Westpac Subordinated Notes	1,435	
USD1,500 million Westpac Subordinated Notes	2,159	
AUD1,250 million Westpac Subordinated Notes	1,250	
EUR1,000 million Westpac Subordinated Notes	1,609	
USD1,000 million Westpac Subordinated Notes	1,438	
USD1,250 million Westpac Subordinated Notes	1,799	
JPY26,000 million Westpac Subordinated Notes	264	
SGD450 million Westpac Subordinated Notes	507	
AUD1,500 million Westpac Subordinated Notes	1,496	
USD750 million Westpac Subordinated Notes	1,078	
AUD650 million Westpac Subordinated Notes	649	
AUD600 million Westpac Subordinated Notes	599	
AUD500 million Westpac Subordinated Notes	499	
Total Basel III complying instruments	**28,293**	**Row 46**
Total Basel III non complying instruments	-	
Less: Basel III transitional adjustment	-	**Row 85**
Total Basel III non complying instruments after transitional adjustment	-	**Row 47**
Provisions	**770**	**Row 50 / 76 / 78**
Total per Capital Disclosure Template - Tier 2 Capital Instruments	**29,063**	**Row 51**

Table f

Treasury Shares and RSP Treasury Shares		
Total Treasury shares per Level 2 Regulatory Balance Sheet	(815)	
Less: Treasury Shares not included for Level 2 Regulatory Capital	-	
Total per Capital Disclosure Template - Treasury Shares	**(815)**	**Row 26a**

Table g

Accumulated Other Comprehensive Income (and other reserves)		
Total reserves per Level 2 Regulatory Balance Sheet	1,538	
Less: Share Based Payment Reserve not included within capital	(50)	
Total per Capital Disclosure Template - Accumulated Other Comprehensive Income (and other reserves)	**1,488**	**Row 3**

Table h

Non-controlling interests		
Non-controlling interests per Level 2 Regulatory Balance Sheet	**347**	
Less: Ineligible Non-controlling interests	**(339)**	
Less: Surplus capital attributable to minority shareholders	-	
Total per Capital Disclosure Template - Ordinary share capital issued by subsidiaries and held by third parties (amount allowed in group CET1)	**8**	**Row 5**

98 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

APPENDIX I – REGULATORY CAPITAL RECONCILIATION

The capital disclosure template below represents the post 1 January 2018 Basel III template.

$m	30 Sept 2024	Table Reference
Common Equity Tier 1 capital: instruments and reserves		
1 Directly issued qualifying ordinary shares (and equivalent for mutually-owned entities) capital	37,958	
2 Retained earnings	32,416	
3 Accumulated other comprehensive income (and other reserves)	1,488	Table g
4 Directly issued capital subject to phase out from CET1 (only applicable to mutually-owned companies)	-	
5 Ordinary share capital issued by subsidiaries and held by third parties (amount allowed in group CET1)	8	Table h
6 Common Equity Tier 1 capital before regulatory adjustments	**71,870**	
Common Equity Tier 1 capital: regulatory adjustments		
7 Prudential valuation adjustments	-	
8 Goodwill (net of related tax liability)	(8,071)	Table b
9 Other intangibles other than mortgage servicing rights (net of related tax liability)	(2,668)	Table b
10 Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related tax liability)	-	
11 Cash-flow hedge reserve	(548)	
12 Shortfall of provisions to expected losses	-	
13 Securitisation gain on sale (as set out in paragraph 562 of Basel II framework)	-	
14 Gains and losses due to changes in own credit risk on fair valued liabilities	(131)	
15 Defined benefit superannuation fund net assets	(215)	
16 Investments in own shares (if not already netted off paid-in capital on reported balance sheet)	-	
17 Reciprocal cross-holdings in common equity	-	
18 Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	Table c
19 Significant investments in the ordinary shares of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions (amount above 10% threshold)	-	Table c
20 Mortgage service rights (amount above 10% threshold)	-	
21 Deferred tax assets arising from temporary differences (amount above 10% threshold, net of related tax liability)	-	Table a
22 Amount exceeding the 15% threshold	-	
23 of which: significant investments in the ordinary shares of financial entities	-	Table c
24 of which: mortgage servicing rights	-	
25 of which: deferred tax assets arising from temporary differences	-	Table a
26 National specific regulatory adjustments (sum of rows 26a, 26b, 26c, 26d, 26e, 26f, 26g, 26h, 26i and 26j)	(5,589)	
26a of which: treasury shares	(815)	Table f
26b of which: offset to dividends declared under a dividend reinvestment plan (DRP), to the extent that the dividends are used to purchase new ordinary shares issued by the ADI	-	
26c of which: deferred fee income	350	
26d of which: equity investments in financial institutions not reported in rows 18, 19 and 23	(326)	Table c
26e of which: deferred tax assets not reported in rows 10, 21 and 25	(2,377)	Table a
26f of which: capitalised expenses	(2,349)	
26g of which: investments in commercial (non-financial) entities that are deducted under APRA prudential requirements	(63)	Table c
26h of which: covered bonds in excess of asset cover in pools	-	
26i of which: under capitalisation of a non-consolidated subsidiary	-	
26j of which: other national specific regulatory adjustments not reported in rows 26a to 26i	(9)	
27 Regulatory adjustments applied to Common Equity Tier 1 due to insufficient Additional Tier 1 and Tier 2 to cover deductions	-	
28 Total regulatory adjustments to Common Equity Tier 1	**(17,222)**	
29 Common Equity Tier 1 Capital (CET1)	**54,648**

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 99

$m	30 Sept 2024	Table Reference
Additional Tier 1 Capital: instruments		
30 Directly issued qualifying Additional Tier 1 instruments	10,225	Table d
31 of which: classified as equity under applicable accounting standards	-	
32 of which: classified as liabilities under applicable accounting standards	10,225	
33 Directly issued capital instruments subject to phase out from Additional Tier 1	-	Table d
34 Additional Tier 1 instruments (and CET1 instruments not included in row 5) issued by subsidiaries and held by third parties (amount allowed in group AT1)	-	
35 of which: instruments issued by subsidiaries subject to phase out	-	
36 Additional Tier 1 Capital before regulatory adjustments	**10,225**	Table d
Additional Tier 1 Capital: regulatory adjustments		
37 Investments in own Additional Tier 1 instruments	(25)	
38 Reciprocal cross-holdings in Additional Tier 1 instruments	-	
39 Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	
40 Significant investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation (net of eligible short positions)	-	
41 National specific regulatory adjustments (sum of rows 41a, 41b and 41c)	(5)	
41a of which: holdings of capital instruments in group members by other group members on behalf of third parties	-	
41b of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidations not reported in rows 39 and 40	(5)	
41c of which: other national specific regulatory adjustments not reported in rows 41a and 41b	-	
42 Regulatory adjustments applied to Additional Tier 1 due to insufficient Tier 2 to cover deductions	-	
43 Total regulatory adjustments to Additional Tier 1 capital	**(30)**	
44 Additional Tier 1 capital (AT1)	**10,195**	
45 Tier 1 Capital (T1=CET1+AT1)	**64,843**	
Tier 2 Capital: instruments and provisions		
46 Directly issued qualifying Tier 2 instruments	28,293	Table e
47 Directly issued capital instruments subject to phase out from Tier 2	-	Table e
48 Tier 2 instruments (and CET1 and AT1 instruments not included in rows 5 or 34) issued by subsidiaries and held by third parties (amount allowed in group T2)	-	
49 of which: instruments issued by subsidiaries subject to phase out	-	
50 Provisions	770	Table e
51 Tier 2 Capital before regulatory adjustments	**29,063**	Table e
Tier 2 Capital: regulatory adjustments		
52 Investments in own Tier 2 instruments	(100)	
53 Reciprocal cross-holdings in Tier 2 instruments	-	
54 Investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	
55 Significant investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	-	
56 National specific regulatory adjustments (sum of rows 56a, 56b and 56c)	(268)	
56a of which: holdings of capital instruments in group members by other group members on behalf of third parties	-	
56b of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidation not reported in rows 54 and 55	(268)	
56c of which: other national specific regulatory adjustments not reported in rows 56a and 56b	-	Table e
57 Total regulatory adjustments to Tier 2 capital	**(368)**	
58 Tier 2 capital (T2)	**28,695**	
59 Total capital (TC=T1+T2)	**93,538**	
60 Total risk-weighted assets based on APRA standards	**437,430**

100 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT

APPENDIX I – REGULATORY CAPITAL RECONCILIATION

$m	30 Sept 2024	Table Reference
Capital ratios and buffers		
61 Common Equity Tier 1 (as a percentage of risk-weighted assets)	12.49%	
62 Tier 1 (as a percentage of risk-weighted assets)	14.82%	
63 Total capital (as a percentage of risk-weighted assets)	21.38%	
64 Buffer requirement (minimum CET1 requirement of 4.5% plus capital conservation buffer of 3.75% plus any countercyclical buffer requirements expressed as a percentage of risk-weighted assets)[a]	10.09%	
65 of which: capital conservation buffer requirement	4.75%	
66 of which: ADI-specific countercyclical buffer requirements	0.84%	
67 of which: G-SIB buffer requirement (not applicable)	N/A	
68 Common Equity Tier 1 available to meet buffers (as a percentage of risk-weighted assets)	12.49%	
National minima (if different from Basel III)		
69 National Common Equity Tier 1 minimum ratio (if different from Basel III minimum)	N/A	
70 National Tier 1 minimum ratio (if different from Basel III minimum)	N/A	
71 National total capital minimum ratio (if different from Basel III minimum)	N/A	
Amount below thresholds for deductions (not risk-weighted)		
72 Non-significant investments in the capital of other financial entities	172	Table c
73 Significant investments in the ordinary shares of financial entities	154	Table c
74 Mortgage servicing rights (net of related tax liability)	-	
75 Deferred tax assets arising from temporary differences (net of related tax liability)	2,377	Table a
Applicable caps on the inclusion of provisions in Tier 2		
76 Provisions eligible for inclusion in Tier 2 in respect of exposures subject to standardised approach (prior to application of cap)	89	Table e
77 Cap on inclusion of provisions in Tier 2 under standardised approach	419	
78 Provisions eligible for inclusion in Tier 2 in respect of exposures subject to internal ratings-based approach (prior to application of cap)	681	Table e
79 Cap for inclusion of provisions in Tier 2 under internal ratings-based approach	1,862	
Capital instruments subject to phase-out arrangements (only applicable between 1 Jan 2018 and 1 Jan 2022)		
80 Current cap on CET1 instruments subject to phase out arrangements	N/A	
81 Amount excluded from CET1 due to cap (excess over cap after redemptions and maturities)	N/A	
82 Current cap on AT1 instruments subject to phase out arrangements	N/A	
83 Amount excluded from AT1 instruments due to cap (excess over cap after redemptions and maturities)	N/A	
84 Current cap on T2 instruments subject to phase out arrangements	N/A	
85 Amount excluded from T2 due to cap (excess over cap after redemptions and maturities)	N/A	Table e

a. Includes 1% Domestic Systemically Important Bank (D-SIB) requirement.

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 101

Capital Floor

APRA's capital framework incorporates a capital floor which limits the capital benefit available to advanced banks to no more than 72.5 per cent of the RWA outcomes available under the standardised approach. There was no capital floor adjustment as at 30 September 2024 as shown below.

$m	30 Sept 2024	31 March 2024
Risk-weighted assets under the Standardised Approach		
Credit risk	526,156	515,884
Market risk	9,555	11,251
Operational risk	48,196	54,934
Interest rate risk in the banking book	-	-
Other	5,760	4,892
Total	**589,667**	**586,961**

$m	30 Sept 2024	31 March 2024
Risk-weighted assets under the IRB Approach		
Credit risk	345,964	339,741
Market risk	9,555	11,251
Operational risk	48,196	54,934
Interest rate risk in the banking book	27,955	33,599
Other	5,760	4,892
Total	**437,430**	**444,417**
Capital floor at 72.5%	**427,509**	**425,547**
Capital floor adjustment	**-**	**-**

Countercyclical buffer (CCyB)

This table sets out the ADI specific countercyclical capital buffer. The countercyclical capital buffer is an additional amount of capital that APRA can require banks to hold or release at certain points in the economic and financial cycle. As part of the capital framework, APRA has set a 1.0% default countercyclical capital buffer. The following table provides a geographic breakdown of RWA associated with private sector credit exposures that are used to calculate the countercyclical capital buffer requirement.

30 Sept 2024	Jurisdictional buffer%	Risk Weighted Assets ($m)	ADI-specific buffer%
Australia	1.00%	285,246	0.8286%
United Kingdom	2.00%	947	0.0055%
Netherlands	2.00%	360	0.0021%
France	1.00%	259	0.0008%
Ireland	1.50%	187	0.0008%
South Korea	1.00%	125	0.0004%
Denmark	2.50%	97	0.0007%
Germany	0.75%	76	0.0002%
Hong Kong SAR	1.00%	73	0.0002%
Belgium	0.50%	68	0.0001%
Luxembourg	0.50%	33	0.0000%
Sweden	2.00%	25	0.0001%
Norway	2.50%	6	0.0000%
Other	N/A	56,746	0.0000%
Total		**344,248**	**0.8395%**

102 **WESTPAC GROUP** SEPTEMBER 2024 PILLAR 3 REPORT

APPENDIX II – ENTITIES INCLUDED IN REGULATORY CONSOLIDATION

This appendix lists all subsidiaries controlled by Westpac according to their level of regulatory consolidation.

Level 1 Entities

The following controlled entities have been approved by APRA for inclusion in the Westpac ADI's 'Extended Licensed Entity' (ELE) for the purposes of measuring capital adequacy at Level 1:

Westpac Banking Corporation
1925 (Commercial) Pty Limited
1925 (Industrial) Pty Limited
Bill Acceptance Corporation Pty Limited
Capital Finance Australia Limited
CBA Pty Limited
Challenge Pty Limited
Mortgage Management Pty Limited
Sallmoor Pty. Ltd.
Sixty Martin Place (Holdings) Pty Ltd
St.George Business Finance Pty. Limited
St.George Finance Holdings Limited
Value Nominees Pty. Limited
Westpac Administration 2 Pty Limited
Westpac Administration Pty. Limited
Westpac Properties Pty Limited
Westpac Securitisation Holdings Pty Limited

Level 2 Entities

The following controlled entities are included in the Level 2 consolidation (along with the ELE entities) for the purposes of measuring capital adequacy:

1925 Advances Pty Limited
Altitude Administration Pty Limited
Altitude Rewards Pty Limited
BT (Queensland) Pty. Limited
BT Financial Group (NZ) Limited
BT Financial Group Pty Limited
BT Securities Ltd
Crusade Trust No.2P of 2008
Danaby Pty. Limited
General Credits Pty Limited
Net Nominees Limited
Number 120 Limited
Qvalent Pty Ltd
RAMS Financial Group Pty Limited
RMS Warehouse Trust 2007-1
Series 2008-1M WST Trust
Series 2014-2 WST Trust
Series 2015-1 WST Trust
Series 2019-1 WST Trust
Series 2020-1 WST Trust
Series 2021-1 WST Trust
Series 2022-1P WST Trust
Series 2023-1P WST Trust
Series 2024-1 WST Trust
St.George Finance Limited
St.George Motor Finance Limited
The Home Mortgage Company Limited
Westpac (NZ) Investments Limited
Westpac Administration 3 Pty Limited
Westpac Administration 4 Pty. Limited
Westpac Altitude Rewards Trust
Westpac Americas Inc.
Westpac Bank - PNG - Limited
Westpac Capital - NZ - Limited
Westpac Capital Markets Holding Corp.
Westpac Capital Markets LLC
Westpac Cash PIE Fund
Westpac Covered Bond Trust
Westpac Equity Holdings Pty Ltd
Westpac Equity Investments NZ Limited
Westpac Europe GmbH
Westpac Financial Services Group Pty Limited
Westpac Financial Services Group-NZ-Limited
Westpac Group Investment-NZ-Limited
Westpac Holdings - NZ - Limited
Westpac Investment Capital Corporation
Westpac New Zealand Group Limited
Westpac New Zealand Limited
Westpac Notice Saver PIE Fund
Westpac NZ Covered Bond Holdings Limited
Westpac NZ Covered Bond Limited
Westpac NZ Operations Limited
Westpac NZ Securitisation Holdings Limited
Westpac NZ Securitisation Limited
Westpac Overseas Holdings No. 2 Pty Limited
Westpac Overseas Holdings Pty Ltd
Westpac Securities Limited
Westpac Securities NZ Limited
Westpac Securitisation Management NZ Limited
Westpac Securitisation Management Pty Limited
Westpac Term PIE Fund

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 103

Level 3 Entities

The following controlled entities are excluded from the Level 2 consolidation but form part of the conglomerate group at Level 3:

Asgard Capital Management Ltd
Asgard Wealth Solutions Pty Limited
BT Funds Management (NZ) Limited
BT Funds Management Limited
BT Funds Management No. 2 Limited
BT Portfolio Services Ltd
GIS Private Nominees Pty Limited
Healthpoint Claims Pty. Limited
Hyde Potts Insurance Services Pte. Limited

Magnitude Group Pty Ltd
Pendal Short Term Income Fund

Red Bird Ventures Limited
Reinventure Fund, I.L.P.
Reinventure Fund II I.L.P.
Reinventure Fund III I.L.P
Reinventure Special Purpose Investment Unit Trust
Securitor Financial Group Pty Limited
Waratah Receivables Corporation Pty Limited
Westpac Financial Services Limited
Westpac New Zealand Staff Superannuation Scheme Trustee Limited
Westpac RE Pty Limited
Westpac Securities Administration Limited

104 **WESTPAC GROUP** SEPTEMBER 2024 PILLAR 3 REPORT

APPENDIX III – LEVEL 3 ENTITIES' ASSETS AND LIABILITIES

The following legal entities are excluded from the regulatory scope of consolidation.

The total assets and liabilities should not be aggregated, as they are inclusive of inter-company balances and some of the entities are holding companies for other entities in the table shown below.

30 Sept 2024 $m	Principal activity	Total Assets	Liabilities (excluding equity)
Asgard Capital Management Limited	Funds administrator	40	7
Asgard Wealth Solutions Pty Limited	Dormant	-	-
BT Funds Management (NZ) Limited	Funds management	58	11
BT Funds Management Limited	Registrable Superannuation Entity Licensee and Trustee	244	191
BT Funds Management No.2 Limited	Responsible Entity	10	1
BT Portfolio Services Ltd	Funds administrator	94	30
GIS Private Nominees Pty Limited	Investment services	13	4
Healthpoint Claims Pty. Limited	Electronic health claims processing	42	2
Hyde Potts Insurance Services Pte. Limited	Insurance	68	7
Magnitude Group Pty Ltd	Dormant	4	-
Pendal Short Term Income Fund	Trust	183	183
Red Bird Ventures Limited	Venture capital investments	11	-
Reinventure Fund, I.L.P.	Venture capital investments	73	10
Reinventure Fund II I.L.P.	Venture capital investments	87	-
Reinventure Fund III I.L.P	Venture capital investments	61	-
Reinventure Special Purpose Investment Unit Trust	Venture capital investments	32	-
Securitor Financial Group Pty Limited	Dormant	3	-
Waratah Receivables Corporation Pty Limited	Dormant	-	-
Westpac Financial Services Limited	Responsible Entity	22	8
Westpac New Zealand Staff Superannuation Scheme Trustee Limited	Trustee	-	-
Westpac RE Pty Limited	Dormant	9	-
Westpac Securities Administration Limited	Dormant	7	1

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 105

APPENDIX IV – REGULATORY EXPECTED LOSS

Capital deduction for regulatory expected loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from capital. The following table shows how the deduction is calculated.

$m	30 September 2024	31 March 2024	30 September 2023
Provisions associated with eligible portfolios			
Total provisions for impairment charges	5,096	5,135	4,941
plus provisions associated with partial write-offs	290	288	292
less ineligible provisions[a]	(201)	(221)	(192)
Total eligible provisions	**5,185**	**5,202**	**5,041**
Regulatory expected downturn loss	**4,486**	**4,383**	**4,078**
Excess/(shortfall) in eligible provisions compared to regulatory expected downturn loss	**699**	**819**	**963**
Common equity Tier 1 capital deduction for regulatory expected downturn loss in excess of eligible provisions[b]	**-**	**-**	**-**

a. Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.

b. Regulatory expected loss is calculated for those portfolios subject to the IRB approach to credit risk. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures.

106 **WESTPAC GROUP** SEPTEMBER 2024 PILLAR 3 REPORT

APPENDIX V – APS 330 QUANTITATIVE REQUIREMENTS

The following table cross-references the quantitative disclosure requirements given by Attachments A, C, D and E of APS 330 to the quantitative disclosures made in this report. The continuous reporting requirements for capital instruments under Attachment B are satisfied separately and can be found on the regulatory disclosures section on the Westpac website[1].

In addition to this report, the regulatory disclosures section of the Westpac website contains the reporting requirements for:

- Capital instruments under Attachment B of APS 330; and
- The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS 330 (disclosed annually).

APS 330 reference		Westpac disclosure	Page
General requirements			
Paragraph 13	(a) (c) to (d)	Balance Sheet Reconciliation	95
Paragraph 13	(b)	Level 3 entities' assets and liabilities	104
Paragraph 51		Leverage ratio	20
Attachment A:			
Table 1: Capital disclosure template		Capital disclosure template	96
Attachment C:			
Table 3: Capital adequacy	(a) to (e)	Capital requirements	18
	(f)	Westpac's capital adequacy ratios	17
		Capital adequacy ratios of major subsidiary banks	17
Table 4: Credit risk	(a)	Exposure at Default by major type	31
	(b)	Non-performing and past due loans by portfolio	38
	(c)	Provisions held against performing exposures	28
Table 5: Securitisation exposures	(a)	Banking book summary of securitisation activity by asset type	68
	(b)	Banking book summary of on and off-balance sheet securitisation by exposure type	69
		Trading book summary of on and off-balance sheet securitisation by exposure type	72
Attachment D:			
Table 6: Capital adequacy	(b) to (f)	Capital requirements	18
	(g)	Westpac's capital adequacy ratios	17
		Capital adequacy ratios of major subsidiary banks	17
	(h)	Residential Mortgage capital requirements under IRB and Standardised approaches	45
	(i)	Capital floor	101
Table 7: Credit risk - general disclosures	(b)	Exposure at Default by major type	31
	(c)	Exposure at Default by geography	36
	(d)	Exposure at Default by industry classification	33
	(e)	Exposure at Default by residual contractual maturity	37
	(f)	Non-performing exposures by industry classification	39
	(g)	Non-performing exposures by geography	41
	(h)	Movement in provisions for impairment charges	29
	(h)	Loan impairment provisions	27
	(i)	Exposure at Default by measurement method	32
	(j)	Provisions held against performing exposures	28
Table 8: Credit risk - disclosures for portfolios subject to the standardised approach and supervisory risk-weights in the IRB approaches	(b)	Portfolios subject to the standardised approach	53
		Portfolios subject to supervisory risk weights	49

1. http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

PILLAR 3 REPORT | APPENDICES | DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS | GLOSSARY | 107

APS 330 reference		Westpac disclosure	Page
Table 9: Credit risk - disclosures for portfolios subject to IRB approaches	(d)	Corporate portfolio by external credit rating	42
		Business Lending portfolio by external credit rating	43
		Property Finance by external credit rating	44
		Residential Mortgages portfolio by PD band	45
		Australian Credit Cards portfolio by PD band	46
		Small Business portfolio by PD band	47
		Other Retail portfolio by PD band	48
		Sovereign exposures by external credit rating	50
		Financial Institution exposures by external credit rating	51
		Large Corporate exposures by external credit rating	52
	(e)	Actual losses	55
	(f)	Regulatory loss estimates and actual losses	56
Table 10: Credit risk mitigation disclosures	(b) to (c)	Total exposure covered by collateral, credit derivatives and guarantees	60
Table 11: General disclosure for exposures related to counterparty credit risk	(b)	Counterparty credit risk summary	62
	(c)	Credit derivative transactions that create exposures to counterparty credit risk	62
Table 12: Securitisation exposures		**Banking Book**	
	(g) part i and (h) to (i)	Summary of assets securitised by Westpac	67
	(g) part ii	Summary of total Westpac sponsored third party assets securitised	68
	(j)	Summary of securitisation activity by asset type	68
	(k)	Summary of on and off-balance sheet securitisation by exposure type	69
	(l) part i	Securitisation exposure by risk weight band	70
	(l) part ii	Securitisation exposures deducted from capital	71
	(m)	Securitisation subject to early amortisation treatment	71
	(n) part i	Resecuritisation exposure subject to credit risk mitigation	71
	(n) part ii	Resecuritisation exposure to guarantors	71
		Trading Book	
	(o) part i and (p)	Summary of assets securitised by Westpac	73
	(o) part ii	Summary of total Westpac sponsored third party assets securitised	73
	(q)	Summary of securitisation activity by asset type	73
	(r)	Aggregate amount of exposures securitised by Westpac and subject to APS 116 Capital Adequacy: Market Risk	73
	(s)	Summary of on and off-balance sheet securitisation by exposure type	72
	(t) part i	Securitisation exposure retained or purchase subject to specific risk	73
	(t) part ii	Securitisation exposure subject to APS 120 for Specific risk by risk weight band	73
	(u) part i	Capital requirements for securitisation exposure subject to internal models approach (IMA) by risk classification	73
	(u) part ii	Capital requirements for securitisation regulatory capital approaches by risk weight band	73
	(u) part iii	Securitisation exposures deducted from capital	73
	(v)	Securitisation subject to early amortisation treatment	73
	(w) part i	Aggregate resecuritisation exposures retain or purchased subject to credit risk mitigation	73
	(w) part ii	Resecuritisation exposure to guarantors creditworthiness	73

108 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT APPENDIX V – APS 330 QUANTITATIVE REQUIREMENTS APS 330 reference Westpac disclosure Page Table 13: Market risk - disclosures for ADIs using the standard method (b) Market Risk regulatory capital and risk weighted assets 75 Table 14: Market risk - disclosures for ADIs using the IMA for trading portfolios (f) VaR and Stressed VaR by risk type 76 Table 16: Equities - disclosures for banking book positions (b) to (c) Book value of listed equity exposures by industry classification / Book value of unlisted equity exposures by industry classification 83 (d) to (e) Gains/losses 83 (f) Capital requirementa N/A Table 17: Interest rate risk in the banking book (b) Change in economic value of sudden upward and downward movement in interest rates 80 (b) Capital requirement 80 Attachment E: Table 18: Leverage ratio disclosure template Leverage ratio disclosure 20 Table 19: Summary comparison of accounting assets vs leverage ratio exposure measure Summary comparison of accounting assets vs leverage ratio exposure measure 20 Attachment F: Table 20: Liquidity Coverage Ratio disclosure template Liquidity Coverage Ratio disclosure 85 Table 21: Net Stable Funding Ratio template Net Stable Funding Ratio disclosure 86 Attachment Gb : Table 22: Remuneration disclosure requirements (g) Governance Structure 90 (h) Quantitative Disclosures 92 (i) Deferred remuneration 92 (j) to (k) Total value of remuneration awards for the current financial year for senior managers and material risk takers 93 a. Equity exposures are not risk weighted at level 2. b. Remuneration disclosures are included in the 2024 Directors' Report as required under APS 330.

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 109 APPENDIX VI – EXCHANGE RATES Exchange rates against A$ 30 September 31 March 30 September Currency 2024 2024 2023 USD 0.6929 0.6528 0.6469 GBP 0.5176 0.5167 0.5285 NZD 1.0885 1.0892 1.0741 EUR 0.6207 0.6033 0.6110

110 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 111 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS The information contained in this report contains statements that constitute “forward-looking statements” within the meaning of section 21E of the U.S. Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts. Forward-looking statements appear in a number of places in this report and include statements regarding Westpac’s current intent, belief or expectations with respect to its business and operations, macro and micro economic and market conditions, results of operations and financial condition and performance, capital adequacy and liquidity and risk management, including, without limitation, future loan loss provisions and financial support to certain borrowers, forecasted economic indicators and performance metric outcomes, indicative drivers, climate- and other sustainability- related statements, commitments, targets, projections and metrics, and other estimated and proxy data. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘indicative’, ‘risk’, ‘aim’, ‘outlook’, ‘forecast’, ‘f’cast’, ‘f’, ‘assumption’, ‘projection’, ‘target,’ goal’, ‘guidance’, 'objective', ‘ambition’ or other similar words are used to identify forward-looking statements, or otherwise identify forward-looking statements. These forward-looking statements reflect Westpac’s current views on future events and are subject to change, certain known and unknown risks, uncertainties and assumptions and other factors which are, in many instances, beyond Westpac’s control (and the control of Westpac’s officers, employees, agents and advisors), and have been made based on management’s expectations or beliefs concerning future developments and their potential effect upon Westpac. Forward-looking statements may also be made, verbally or in writing, by members of Westpac’s management or Board in connection with this report. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this report. There can be no assurance that future developments or performance will align with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those Westpac expects or which are expressed or implied in forward-looking statements, depending on various factors including, but not limited to, those described in the risk factors in Westpac’s 2024 Risk Factors. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider such factors and other uncertainties and events. Except as required by law, Westpac assumes no obligation to revise or update any forward-looking statements in this report, whether from new information, future events, conditions or otherwise, after the date of this report.

112 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT GLOSSARY

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 113 GLOSSARY Capital Adequacy Description Additional Tier 1 capital (AT1) Comprises high quality components of capital that provide a permanent and unrestricted commitment of funds that are freely available to absorb losses but rank behind claims of depositors and other more senior creditors. They also provide for fully discretionary capital distributions. Common equity Tier 1 (CET1) capital The highest form of capital. The key components of common equity are shares, retained earnings and undistributed current year earnings. Internal Ratings-Based approach (IRB & Advanced IRB) These approaches allow banks to use internal estimates of the risks of their loans as inputs into the determination of the amount of credit risk capital needed to support the organisation. In the Advanced IRB approach, banks must supply their own estimates for all three credit parameters – Probability of Default, Loss Given Default and Exposure at Default. Risk weighted assets (RWA) Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default. In the case of non-asset backed risks (i.e. market, IRRBB and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5. Tier 2 capital Includes other capital elements, which, to varying degrees, fall short of the quality of Tier 1 capital but still contribute to the overall strength of an entity as a gone concern capital. Leverage Ratio Leverage ratio The leverage ratio is defined by APRA as Tier 1 capital divided by the “Exposure measure” and is expressed as a percentage. “Exposure measure” includes on-balance sheet exposures, derivatives exposures, securities financing transaction (SFT) exposures, and other off-balance sheet exposures. Potential future credit exposure (PFCE) The PFCE for each transaction is calculated by multiplying the effective notional principal amount by a credit conversion factor specified in APS 112. Securities financing transactions (SFT) APRA defines SFTs as “transactions such as repurchase agreements, reverse repurchase agreements, and security lending and borrowing, and margin lending transactions, where the value of the transactions depends on the market valuation of securities and the transactions are typically subject to margin agreements.” Liquidity Coverage Ratio Alternative Liquid Assets (ALA) Assets that qualify for inclusion in the numerator of the LCR in jurisdictions where there is insufficient supply of HQLA. High-quality liquid assets (HQLA) Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR. Liquidity coverage ratio (LCR) An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%. LCR is calculated as the percentage ratio of stock of HQLA, and qualifying RBNZ securities over the total net cash out-flows in a modelled 30 day defined stressed scenario. Maturity The maturity date used is drawn from the contractual maturity date of the customer loans. Net cash outflows Total expected cash outflows minus total expected cash inflows in the specified LCR stress scenario calculated in accordance with APRA’s liquidity standard. Net Stable Funding Ratio Net Stable Funding Ratio (NSFR) The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. ADI’s must maintain an NSFR of at least 100%.

114 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT GLOSSARY Credit Risk Description Actual losses Represent direct write-offs and write-offs from provisions after adjusting for recoveries. Collectively assessed provisions (CAPs) Collectively assessed provisions for expected credit loss under AASB 9 represent the Expected Credit Loss (ECL) which is collectively assessed in pools of similar assets with similar risk characteristics. This incorporates forward-looking information and does not require an actual loss event to have occurred for an impairment provision to be recognised. Credit valuation adjustment (CVA) risk The risk of mark-to-market losses related to deterioration in the credit quality of a derivative counterparty also referred to as credit valuation adjustment (CVA) risk. Default From 1 January 2023: Refer to Non-Performing Exposures definition. Defaulted but not impaired From 1 January 2023: Equivalent to Non-Performing Exposures that have not been impaired for accounting purposes. Double default rules Double default applies to exposures where a particular obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and loss will only occur if both obligor and counterparty default. In this instance, capital can be reduced. Expected credit loss (ECL) Expected credit losses are a probability-weighted estimate of the cash shortfalls expected to result from defaults over the relevant time frame. They are determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. Exposure at default (EAD) EAD is calculated at facility level and includes outstandings as well as the proportion of committed undrawn that is expected to be drawn in the event of a future default. Geography Geographic segmentation of exposures is based on the location of the office in which these items were booked. Impaired exposures Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held: • facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; • non-accrual facilities: exposures with individually assessed impairment provisions held against them, excluding restructured loans; • restructured facilities: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; • other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and • any other facilities where the full collection of interest and principal is in doubt. Individually assessed provisions (IAPs) Provisions raised for losses on loans that are known to be impaired and are assessed on an individual basis. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement. Industry Exposures to businesses, government and other financial institutions are classified into industry clusters based upon groups of related ANZSIC codes. Companies that operate in multiple industries are classified according to their primary industry. Consumer customers as classified as “retail” and not further broken down. Loss given default (LGD) The LGD represents an estimate of the expected severity of a loss to Westpac should a customer default occur during a severe economic downturn. Westpac assigns LGD to each credit facility, assuming an event of default has occurred and taking into account a conservative estimate of the net realisable value of assets to which Westpac has recourse and over which it has security. LGDs also reflect the seniority of exposure in the customer’s capital and debt structure. Non-Performing exposures Credit default exposures, the initial recognition of which under APS 220 occurs where either one, or both, of the following has happened: • Westpac considers that the borrower is unlikely to pay its credit obligations to Westpac in full, and without recourse to actions such as realising available security; • the borrower is 90 days or more past-due on a credit obligation to Westpac. Non-Performing Exposures – Impaired Exposures that meet the characteristics of Non-Performing exposures and Impaired exposures (see separate definitions). Probability of default (PD) Probability of default is a through-the-cycle assessment of the likelihood of a customer defaulting on its financial obligations within one year. Substitution approach Substitutions refers to the rules governing the circumstances when capital can be reduced because an obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and the counterparty’s PD is used in place of the obligors’ PD.

PILLAR 3 REPORT APPENDICES DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS GLOSSARY 115 Securitisation Description Assets intended to be securitised Represents securitisation activity from the end of the reporting period to the disclosure date of this report. Banking book The banking book includes all securities that are not actively traded by Westpac. External Credit Assessment Institution (ECAI) An entity that assigns credit ratings designed to measure the creditworthiness of a counterparty or certain types of debt obligations of a counterparty. Off-balance sheet exposure Credit exposures arising from facilities that are not recorded on Westpac's balance sheet (under accounting methodology). Undrawn commitments and the expected future exposure calculated for Westpac's derivative products are included in off-balance sheet exposure. On-balance sheet exposure Credit exposures arising from facilities that are recorded on Westpac's balance sheet (under accounting methodology). Resecuritisation exposure A securitisation exposure in which at least one of the underlying exposures in the pool is a securitisation exposure. In addition, an exposure to one or more re-securitisation exposures is a re-securitisation exposure. Securitisation purchased The purchase of third party securitisation exposure, for example residential mortgage backed securities. Securitisation retained Securitisation exposures arising through Westpac originated assets or generated by Westpac third party securitisation activity. Sponsor An ADI would generally be considered a sponsor if it, in fact or substance, manages or advises the securitisation program, places securities into the market, or provide liquidity and/or credit enhancements. Supervisory Formula Approach (SFA) The SFA applicable to unrated securitisation exposures dynamically looks at the type and performance of underlying asset pools funded by the securitisation exposure as well as the structural features of the transaction to determine capital requirements. Synthetic securitisation A securitisation whereby the credit risk, or part of the credit risk, of a pool is transferred to a third party which need not be an SPV. The transfer of credit risk can be undertaken through the use of funded (e.g. credit linked notes) or unfunded (e.g. credit default swaps) credit derivatives or guarantees. Trading book Trading book activity represents positions in financial instruments, including derivative products and other off balance sheet instruments, that are held either with trading intent or to hedge other elements of the trading book Market Risk Risks-not-in-VaR (RNIV) The RNIV framework is a component of APRA’s APS 116 internal model approach for market risk regulatory capital. Standard model The standard model for Market risk applies supervisory risk weights to trading positions. Stressed VaR (SVaR) Stressed VaR uses the approved VaR model but applies a period of significant market stress. Market risk capital is estimated by adding Stressed VaR to regular VaR. Value at risk (VaR) VaR is a measure of the potential loss in economic value arising from adverse market movements and is calculated over a defined time horizon (typically 1-day or 1-year) at a 99% confidence interval using a minimum of one year of historical data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio or the banking book including interest rates, foreign exchange rates, price changes, volatility, and the correlation among these variables. Interest rate risk in the banking book Interest rate risk in the banking book (IRRBB) The risk of loss in earnings or economic value in the banking book as a consequence of movements in interest rates. Net interest income at risk (NaR) The potential impact to NII over a one year time horizon from applying a parallel shock in interest rates.

116 WESTPAC GROUP SEPTEMBER 2024 PILLAR 3 REPORT GLOSSARY Other Description 2024 Directors' Report Directors' Report of 2024 Annual Report 2024 Financial Statements Financial Statements of 2024 Annual Report AAS Australian accounting standards. A set of Australian reporting standards and interpretations issued by the Australian Accounting Standards Board. ADI Authorised deposit-taking institutions are corporations that are authorised under the Banking Act 1959 to carry on banking business in Australia. AIRB Advanced Internal Rating Based Approach ALCO Group Asset & Liability Committee APRA Australian Prudential Regulation Authority APS Australian Prudential Standard ASF Available Stable Funding BAC Board Audit Committee BPS Basis Points BRemC Board Remuneration Committee BRiskC Board Risk Committee CCB Capital Conservation Buffer CCP Central counterparty CREDCO Westpac Group Credit Risk Committee CRG Customer Risk Grade CRM Credit risk mitigation DRE Derivative Risk Equivalent DRP Dividend reinvestment plan D-SIBs Domestic Systemically Important Banks EGL Embedded Gains or Losses ELE An extended licensed entity (ELE) comprises an ADI and any subsidiaries of the ADI that have been approved by APRA as being part of a single ‘stand-alone’ entity. ERBA External Rating Based Approach FIRB Foundation Internal-Ratings Based Approach FVOCI Fair value through other comprehensive income FX Foreign Exchange G-SIB Global Systemically Important Banks LTVR Long Term Variable Reward MARCO Westpac Group Market Risk Committee NII Net Interest Income RBA Reserve Bank of Australia RBNZ Reserve Bank of New Zealand RC Revaluation Committee RISKCO Westpac Group Executive Risk Committee ROE Return on average ordinary equity RSF Required Stable Funding S&P S&P Global Ratings SMA Standardised Measurement Approach STVR Short Term Variable Reward TSR Total shareholder return WNZL Westpac New Zealand Limited

WESTPAC.COM.AU